Filed pursuant to Rule 424(b)(2)
Registration No. 333-123101
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 18, 2005)
5,824,800 Shares
Nuveen Investments, Inc.
Class A Common Stock

        This prospectus supplement relates to an aggregate of up to 5,824,800 shares of our Class A common stock (the “Nuveen Class A common stock”) beneficially owned by The St. Paul Travelers Companies, Inc., whom we refer to in this document as the “Selling Stockholder.” In the aggregate, no more than 5,824,800 shares will be delivered pursuant to sales to which this prospectus relates.
      The Selling Stockholder has entered into a forward sale agreement with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of the stock offering, which we describe below. Pursuant to this forward sale agreement, the Selling Stockholder has agreed to sell, subject to the Selling Stockholder’s right to cash settle this forward sale agreement, 5,824,800 shares of Nuveen Class A common stock. In connection with this forward sale agreement, we understand that Merrill Lynch & Co., Inc. is issuing and selling, in a registered offering, $275,060,000 6.750% Mandatorily Exchangeable Securities due October 15, 2007, which we refer to as the 2007 Securities, that will be mandatorily exchangeable at maturity for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the maturity date for the 2007 Securities. Neither we nor the Selling Stockholder will have any obligation to deliver additional shares of Nuveen Class A common stock to Merrill Lynch & Co., Inc. or any obligation to deliver shares of Nuveen Class A common stock to any holder of the 2007 Securities. We will not receive any proceeds from the sale of Nuveen Class A common stock hereunder.
      The 2007 Securities are being sold in an offering described in a separate prospectus supplement and accompanying prospectus of Merrill Lynch & Co., Inc. This prospectus supplement and the accompanying prospectus relate only to the shares of Nuveen Class A Common Stock that may be delivered as described above. We take no responsibility for any information included in or omitted from the prospectus supplement and accompanying prospectus for the 2007 Securities. That prospectus supplement and the accompanying prospectus of Merrill Lynch & Co., Inc. do not constitute a part of and are not incorporated by reference into this prospectus supplement and the accompanying prospectus.
      In a concurrent offering, the Selling Stockholder is offering up to 43,240,071 shares of Nuveen Class A Common Stock through the underwriters named in the prospectus supplement relating to that offering, which we refer to herein as the stock offering.
      In another concurrent offering, we understand that Morgan Stanley is issuing and selling, in a registered offering, $275,060,000 5.875% Mandatorily Exchangeable Securities due October 15, 2008, which we refer to as the 2008 Securities, that will be mandatorily exchangeable at maturity for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the maturity date for the 2008 Securities. In connection with such offering, the Selling Stockholder has entered into a forward sale agreement relating to 6,067,500 shares of Nuveen Class A common stock with an affiliate of Morgan Stanley & Co. Incorporated, one of the underwriters of the stock offering.
      Also concurrently with the closing of this offering, we will purchase directly from the Selling Stockholder $200 million of our Class B common stock (the “Nuveen Class B common stock”) at a price per share equal to the net proceeds per share that the Selling Stockholder will receive from the underwriters in the stock offering. In addition, we have entered into a stock repurchase forward transaction with the Selling Stockholder in which we will repurchase directly from the Selling Stockholder $400 million of shares of Nuveen common stock at a price per share equal to the net proceeds per share that the Selling Stockholder will receive from the underwriters in the stock offering. Settlement of our stock repurchase forward transaction, which will be in physical form, will take place no later than December 23, 2005.
      Nuveen Class A common stock is listed on the New York Stock Exchange under the symbol “JNC.” On April 6, 2005, the last reported sale price of Nuveen Class A common stock was $34.01 per share.
       See “Risk Factors” beginning on page S-10 to read about factors you should consider in connection with purchasing Nuveen Class A common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

Prospectus Supplement dated April 6, 2005

      You should rely only on the information provided in this prospectus supplement and in the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. This prospectus supplement is an offer to sell only the shares of Nuveen Class A common stock offered hereby, but only under certain circumstances and not in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, or the accompanying prospectus, is accurate at any date other than the date indicated on the cover pages of these documents.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information from this prospectus supplement and may not contain all the information that may be important to you. To understand the terms of the securities being offered by this prospectus supplement, you should read this entire prospectus supplement, the accompanying prospectus and the documents identified in the prospectus under the caption “Where You Can Find More Information.” In this prospectus supplement, the terms “Nuveen,” the “Company,” “we” and “our” refer to Nuveen Investments, Inc. and its consolidated subsidiaries. In this prospectus supplement, references to the “Selling Stockholder” are to The St. Paul Travelers Companies, Inc. and, to the extent that the reference relates to the stock offering, its wholly owned subsidiary, St. Paul Fire and Marine Insurance Company.
Nuveen Investments, Inc.
Overview
      Nuveen Investments is a leading provider of investment management services. Our mission is to provide wealth preservation and accumulation solutions to affluent and institutional investors, and the financial consultants and advisors who serve them. Our specialized and distinctly branded investment teams adhere to an established set of investment principles that seek to balance the benefits of market returns with capital preservation. By focusing on these core principles, we believe that we have consistently produced strong investment performance over a range of market cycles, and achieved above-average operating and financial results, including one of the highest operating margins in the asset management industry. As of December 31, 2004, we had approximately $115 billion of assets under management across a broad set of asset classes, including taxable and tax-free fixed income, value and growth equities, international equities, and alternative investments. For the year ended December 31, 2004, we had over $505 million in revenues, and over $156 million in net income. We are based in Chicago, Illinois and have approximately 690 employees.
History
      Our firm has a long history that has been characterized by innovation, conservatism and outstanding client service. Founded in 1898, we began serving affluent investors in 1961 when we introduced our first retail packaged products in the form of unit investment trusts. In 1976 we established our first open-end mutual funds and in 1987 we launched our first closed-end exchange-traded fund, or ETF, building on our leading reputation in municipal bonds.
      Over the last eight years, we have significantly broadened our investment capabilities to more fully leverage our access to the affluent and high net worth markets, with particular emphasis on equity-based portfolios offered through separately managed accounts. As a result, as of December 31, 2004, non-municipal asset classes, including value equity, taxable fixed income, growth equity and alternative investments, comprised 50% of our assets under management, and we now have one of the leading market-share positions in the fast-growing retail managed account business. Through major acquisitions, such as the acquisitions of Rittenhouse Financial Services in 1997, Symphony Asset Management in 2001 and NWQ Investment Management in 2002, we have expanded our investment expertise and extended our distribution reach. Today, our four distinctive brands—NWQ, Rittenhouse, Symphony and Nuveen—operate under the unified Nuveen Investments service platform, delivering differentiated investment services to a broad range of intermediaries and investors.
Operating Platform
      We believe that we have developed a distinctive business model that emphasizes our high-quality service and access to specialized and disciplined investment expertise, and that this model has enabled us to succeed through a variety of market cycles. Since 1995, we have achieved consistent positive net flows and growth in assets under management, even through the equity market downturn in 2001 and 2002.

      We provide asset management services through four distinct managers, each with independent investment teams and dedicated investment and research processes in their particular area of expertise:
      Nuveen Asset Management focuses on taxable and tax-free fixed income investments, and had $58 billion in assets under management as of December 31, 2004. Nuveen Asset Management’s investment strategy places an emphasis on managing risk to provide consistent and predictable investment performance. Using a value-oriented approach, we evaluate securities and sectors and select what we view as attractive bond structures and credit exposures while positioning the portfolio within appropriate maturity and duration ranges. We also seek to diversify effectively the risks of other asset classes within an investor’s portfolio.
      NWQ Investment Management focuses on value equities and had $31 billion in assets under management as of December 31, 2004. The NWQ investment strategy concentrates on identifying undervalued companies that our investment professionals believe possess potential catalysts to improve profitability and/or unlock value. At NWQ, seasoned industry analysts conduct disciplined bottoms-up research to capitalize on opportunities that may be created by investor over-reaction, misperception and short-term focus. An emphasis on the risk/reward of each investment within a diversified portfolio helps to provide downside protection. NWQ’s success relies on its analysts’ abilities to think independently, to anticipate change, and to capitalize on misperceptions of other investors, and we strive to enhance these capabilities by maintaining an entrepreneurial research environment. A strict adherence to an investment philosophy focusing on value underlies the overall investment process.
      Rittenhouse Asset Management focuses on growth equities and had $9 billion in assets under management as of December 31, 2004. Rittenhouse’s investment objective is to grow clients’ wealth over time by actively managing a diversified “blue chip” portfolio of industry-leading companies with a focus on quality earnings growth and lower volatility. An essential element of the Rittenhouse investment process is our experienced investment team, which strives to find and invest in high quality companies that historically have produced relatively consistent earnings growth. Over time, we believe that this philosophy and our disciplined approach to investing have allowed us to provide our clients with consistent returns, while controlling their long term risk.
      Symphony Asset Management focuses primarily on alternative investments and had $6 billion in assets under management as of December 31, 2004. The investment team at Symphony uses quantitative analysis (proprietary valuation, behavioral and risk-management models) to simplify its investment process, followed by developing more qualitative insights into investment opportunities to drive ultimate investment decisions. This approach has resulted in Symphony’s achieving consistent non-correlated returns with limited volatility in a range of market neutral, long-short and long-only equity and credit-based strategies.
Market Opportunity
      We believe we are well-positioned to benefit from the attractive demographic and investment trends in the U.S. through an established position in some of the highest-growth segments of the asset management industry, including managed accounts, closed-end exchange-traded funds and alternative investments. These trends include:
      Growing retirement needs as the U.S. population ages. As the average age of the U.S. population and individual life expectancy rates increase, we believe that there will be a growing demand for our products. According to the U.S. Census Bureau, the percentage of the U.S. population aged 55 and over will increase from approximately 23% (approximately 67 million individuals) in 2005 to 29% (approximately 97 million) in 2020. As increasing numbers of baby boomers approach retirement age, we believe that they will seek to secure reliable retirement income via investment products. The U.S. Social Security Administration has established that the average life expectancy for males increased from 62.9 years in 1945 to 74.4 years in 2003. For women, the expectancy increased from 68.4 to 79.5 years. This trend in longer life expectancies heightens the risk that individuals will outlive their retirement savings, which makes it essential that these individuals invest in a trusted source for asset preservation and dependable income. As an asset manager with a conservative investment philosophy focused on capital preservation, we believe we are well-positioned to offer attractive investment products and services to the aging U.S. population.
      Attractive growth characteristics of the high net worth market. According to CapGemini and Merrill Lynch, in 2003 there were approximately 2.5 million high net worth individuals in North America holding $8.5 trillion in financial assets. This figure is expected to grow by 11% per annum to approximately $14.0 trillion by 2008. Wealth preservation is important to this group as approximately 70% of high net worth individuals worldwide are more than 55 years of age and nearing retirement. As the high net worth market continues to grow, individuals are demanding more sophisticated services and comprehensive solutions for their finances. High net worth individuals have begun to mirror institutional investors, shifting investments into specialized products and alternative investments.
      Managed accounts increasingly are the vehicle of choice for the growing number of affluent and high-net worth individuals. Assets in managed accounts totaled approximately $580 billion as of December 31, 2004. In addition, retail managed accounts represent one of the fastest-growing areas of the asset management industry, with a projected average growth rate of 14% over the next four years, according to Cerulli Associates. We believe that inflows into managed accounts are being driven by increasing recognition of the critical role and value of financial advisors and professionally managed investment strategies for people in or near retirement age who have accumulated wealth over a lifetime. Affluent and high-net worth individuals who invest for the long-term often choose to invest through managed accounts, which are designed to enable access to high-caliber institutional managers offering investors a level of customization and transparency not found in mutual funds or other packaged products. Additionally, retail managed accounts tend to be recommended by financial advisors who provide a range of consultative services to their investor clients including diversified portfolio construction and investment-manager selection. Managed account products contribute to Nuveen being able to offer advisors and investors access to each of our specialized investment capabilities in any product form the customer prefers — managed account, mutual funds, closed-end fund or structured products.
Competitive Strengths
      We believe our competitive strengths include:

•	Well-positioned in rapidly growing market segments. We believe we are well-positioned in attractive, growing segments of the asset management industry such as retail managed accounts, closed-end ETFs, and alternative investments. We are the second-largest provider of retail managed accounts in third-party programs with $37 billion of assets under management and have a leading market share at the major wirehouses. We are the largest manager of closed-end ETFs, with $50 billion in assets under management as of December 31, 2004. In addition, during the past three years, we generated more new assets in the closed-end ETF area than any other investment management company. Even more importantly, we have broadened this product category well beyond its traditional municipal bond foundation to include a range of asset classes well suited to meet investors’ appetites for portfolios that include floating rate securities, high- dividend paying stocks, real estate, emerging market investments and preferred stocks, among others.

•	Consistently strong financial and operational performance. Over the past ten years, we have increased our advisory fee revenues at a compound annual growth rate of 10%. In 2004, we had a pre-tax margin of 50%, which we believe to be one of the highest among publicly traded asset managers. Over the past five years, our pre-tax margin has averaged 49%. In addition, we have consistently posted what we believe to be among the most consistent and positive net flows in the industry. In 2004, our assets under management grew by over $20 billion, reflecting positive net flows of $15 billion.

•	Diversified product offerings designed to enable us to succeed under a wide range of market conditions. We offer a wide variety of products to both institutional and retail investors, including taxable and tax-free fixed income funds, value, growth, and international equity areas, and alternative investments. In recent years we have significantly expanded our product offering through acquisitions, such as our 2001 purchase of Symphony, a provider of alternative investments and long-only strategies, and our 2002 acquisition of NWQ, a leading provider of value equities. We believe our diverse product offerings and disciplined investment philosophy have helped us to achieve impressive market returns over the past ten years.

•	Culture of product innovation. We have developed a company-wide culture of product innovation to anticipate the needs of both our intermediaries and investors. For each year since 1999, we generated over half of our sales from products and services that we did not offer five years earlier. In developing new products, we focus on three primary ways of innovating: i) tailoring solutions to the high-net worth market, ii) blending investment capabilities to serve emerging client needs, and iii) designing products that secure income, preserve capital, and offer growth potential. We believe that we have a robust new product pipeline in several investment style categories that will be highly attractive to investors, including products that focus on preservation and income, globalization, non-correlated returns and multi-style pre-packaged portfolios.

•	Service-oriented, high-quality distribution platform. We distribute our products through a number of different channels, including wirehouses, regional broker-dealers and banks, registered investment advisors and institutions. We have strong relationships with major wirehouses, such as Merrill Lynch, Morgan Stanley, Smith Barney, and UBS, and we sold products totaling over $11 billion through this channel in 2004. In addition, we believe we are well-positioned with regional broker-dealers, through which we sold products totaling $7 billion in 2004. We support financial advisors at our distribution partners with a sales and service force of over 130 professionals dedicated to providing high-quality relationship management. We pride ourselves on what we view as our innovative service processes, developed in partnership with our distribution intermediaries. Through wealth management education, practice management training and technology, we strive to help the financial advisors who recommend our products differentiate themselves as specialized solution providers. We are expanding our relationships with institutional clients, and generated $6 billion in gross sales through this channel in 2004.

•	Strong brand names and reputation. We believe that we have developed strong brand names and reputations in our various product areas by consistently providing strong performance and high quality service to investors through our distinctive investment teams with dedicated research and investment processes. In particular, we believe Nuveen, NWQ and Rittenhouse occupy leading positions within their specific market segments.

•	Strong and experienced management team. Our senior management team has led Nuveen Investments for almost ten years and has an average of over 15 years of experience in the asset management industry. They have achieved a strong track record of delivering consistent earnings growth with low volatility. In addition, they have overseen the transformation of Nuveen Investments through a series of acquisitions and organic growth that have substantially expanded the company’s product portfolio and distribution reach. Through these steps, we believe we have created a scaled, high-quality operating model.
Our Strategies
      Our overall objective is to evolve with our affluent client base while providing strong returns to our shareholders. We will pursue the following strategies to achieve this objective:

•	Broaden our distribution relationships and expand targeted market segments. We intend to invest in our institutional platform by increasing our emphasis on third-party consultants serving traditional institutional clients and adding institutional services to registered independent advisors. We will also seek to increase our penetration of distribution intermediaries by increasing the breadth of Nuveen’s products offered through these firms, such as promoting multi-strategy offerings at major wirehouses and regional firms and Symphony long-only strategies at major wirehouses. In addition, we will strive to continue to differentiate Nuveen Investments as a unified service partner by strategically collaborating with customers.

•	Continue to provide innovative new investment products and service offerings. We intend to continue our track record of product innovation by introducing new closed-end ETFs, managed accounts and alternative investment products. We continually work to develop new products, and we believe that our relationships with leading distributors enable us to anticipate client needs and deliver new solutions. We believe this strategy will enable us to increase our assets under management and provide further diversification for our business.

•	Maintain leadership in closed-end ETFs. We will strive to maintain our leadership in closed-end ETFs by focusing on income-oriented products, with particular emphasis on products that offer investors protection from rising interest rates, inflation and commodity costs, as well as steady cash flow and participation in potential equity market appreciation. In addition, we will continue to attempt to differentiate Nuveen ETFs in a crowded marketplace by providing strong secondary market support. At the same time, we will also continue to pursue a strategy of active risk management by increasing resources to manage the capital structures and financial risk exposures of our funds and utilizing additional hedging tools.

•	Develop new areas of high-quality investment specialization and enhance current platforms. We plan to extend our Nuveen-branded taxable fixed income capabilities in both the retail and institutional market segments. We will also continue to add resources at the investment brand level to extend our specialized teams. In particular, we intend to add depth and analytical resources to strengthen our investment foundation at Rittenhouse. We will also focus on developing new products and building out our investment team at NWQ, and add resources to our long-only and absolute returns areas at Symphony. We also intend to add on a selective basis high-caliber, specialized investment expertise, particularly in growth and international and through the use of carefully selected sub-advisors. Consistent with our heritage, we will continue to ensure that each portfolio team fosters an environment that emphasizes the critical importance of compliance and risk management in day-to-day processes and a commitment to teamwork.

•	Deliver strong financial results while prudently investing for growth. We plan to build on the favorable sales momentum we have experienced in our equity and taxable fixed income products. We will invest in expanding and upgrading our investment management capabilities and will further expand our institutional service platform.
Recent Developments
      On January 31, 2005, we and the Selling Stockholder announced that the Selling Stockholder intended to review its strategic alternatives with respect to its majority equity interest in us. We and the Selling Stockholder also indicated that our respective managements would work closely in this process. Our filing of the registration statement relating to the securities offered by this prospectus supplement was made in conjunction with the Selling Stockholder’s review of its strategic alternatives, including a public offering or a sale to a third party.
      Based on assets under management of $119 billion at February 28, 2005, and other currently available information, we currently estimate total revenues for the first quarter of 2005 to be approximately $135 million with earnings per share (diluted) in the range of $0.42 to $0.44 per share. The earnings per share estimate is based on approximately 99 million fully diluted common shares outstanding in the current quarter, compared with approximately 96 million outstanding in the first quarter of 2004. All of these estimates reflect the current forward-looking expectations of our management, and are subject to significant uncertainty and changes in circumstances. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Information”. As a normal practice, we refrain from offering guidance on prospective financial results, and intend to continue to so refrain after the completion of the stock offering.
      In January 2005, the Compensation Committee of our Board of Directors approved long-term equity performance (LTEP) awards of approximately 1,700,000 restricted shares and stock options to approximately 25 senior managers. These awards will vest only if specified Company-wide performance criteria are met by the end of 2007 and are subject to additional time-based vesting if the performance criteria are met. See “Executive Compensation — January 2005 Performance Based Long-Term Equity Awards”.

The Offering
      We understand that Merrill Lynch & Co., Inc. is issuing and selling $275,060,000 6.750% Mandatorily Exchangeable Securities due October 15, 2007, which we refer to as the 2007 Securities. The 2007 Securities are a series of debt securities of Merrill Lynch & Co., Inc. that will be mandatorily exchanged upon maturity, which is scheduled to be October 15, 2007, for, in aggregate, between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the maturity date for the 2007 Securities. We also understand that Merrill Lynch & Co., Inc., and its affiliates, expect to conduct hedging activities related to the 2007 Securities, including purchasing, selling, swapping and short selling in the public market and selling or purchasing forwards, and that Merrill Lynch & Co., Inc., and its affiliates may borrow shares of Nuveen Class A common stock from stock lenders in connection with short sales.
      In connection with the offering described in the preceding paragraph, the Selling Stockholder has advised us that it has entered into a forward sale agreement with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Under such forward sale agreement, the Selling Stockholder has agreed to deliver, subject to the Selling Stockholder’s right to cash settle such forward sale agreement, 5,824,800 shares of Nuveen Class A common stock to such affiliate. Under such forward sale agreement, such affiliate will, on the closing date of this offering, pay the Selling Stockholder for the shares underlying such forward sale agreement an aggregate price of $184,290,200, which reflects an aggregate discount of $13,753,000 from the offering price to the public in the stock offering. The Selling Stockholder is also paying to the underwriters in this offering an aggregate commission of $8,251,800. The settlement date of such forward sale agreement will be no later than March 31, 2006, provided that the settlement date may be accelerated at the election of the Selling Stockholder. Such forward sale agreement provides that the Selling Stockholder will make delivery or payment in property or cash, as the case may be, to such affiliate in respect of dividends on Nuveen Class A common stock prior to the final settlement date of such forward sale agreement. In addition, as part of such forward agreement, the Selling Stockholder has pledged to such affiliate, to secure its obligations under the related forward sale agreement, a number of shares of Nuveen Class B common stock equal to the number of shares underlying such forward sale agreement. Until delivery under such forward sale agreement, the Selling Stockholder will continue to beneficially own and vote the shares of Nuveen common stock pledged to secure such forward sale agreement. If the Selling Stockholder elects to settle such forward sale agreement in cash, instead of delivering shares of Nuveen Class A common stock, it will continue to own the shares of Nuveen common stock underlying such agreement.
      The 2007 Securities are being sold in an offering described in a separate prospectus supplement and accompanying prospectus of Merrill Lynch & Co., Inc. This prospectus supplement and the accompanying prospectus relate only to the shares of Nuveen Class A Common Stock that may be delivered as described above. We take no responsibility for any information included in or omitted from the prospectus supplement and accompanying prospectus for the 2007 Securities. That prospectus supplement and the accompanying prospectus of Merrill Lynch & Co., Inc. do not constitute a part of and are not incorporated by reference into this prospectus supplement and the accompanying prospectus.
The Concurrent Offerings, Forward Agreements and Stock Repurchase
      In a concurrent offering, the Selling Stockholder is offering up to 43,240,071 shares of Nuveen Class A Common Stock through the underwriters named in the prospectus supplement relating to that offering, which we refer to herein as the stock offering.
      We understand that Morgan Stanley is, also concurrently with this offering, issuing and selling the 2008 Securities, which are a series of debt securities of Morgan Stanley that will be mandatorily exchanged upon maturity, which is scheduled to be October 15, 2008, for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the maturity date for the 2008 Securities. We also understand that Morgan Stanley and its affiliates expect to conduct hedging activities related to the 2008 Securities, including purchasing, selling, swapping and short selling in the public market and selling or purchasing forwards, and that Morgan Stanley, and its affiliates may borrow shares of Nuveen Class A common stock from stock lenders in connection with short sales.
      In connection with the offering described in the preceding paragraph, the Selling Stockholder has advised us that it has entered into a forward sale agreement with an affiliate of Morgan Stanley & Co. Incorporated. Under this forward sale agreement, the Selling Stockholder has agreed to deliver, subject to the Selling Stockholder’s right to cash settle this forward sale agreement, 6,067,500 shares of Nuveen Class A common stock to such affiliate. Under such forward sale agreement, such affiliate will, on the closing date of this offering, pay the Selling Stockholder for the shares underlying such forward sale agreement an aggregate price of $192,542,000, which reflects an aggregate discount of $13,753,000 from the offering price to the public in the stock offering. The Selling Stockholder is also paying to the underwriters in that offering an aggregate commission of $8,251,800. The settlement date of such forward sale agreement will be no later than March 31, 2006, provided that the settlement date may be accelerated at the election of the Selling Stockholder. Such forward sale agreement provides that the Selling Stockholder will make delivery or payment in property or cash, as the case may be, to such affiliate in respect of dividends on Nuveen Class A common stock prior to the final settlement date of such forward sale agreement. In addition, as part of such forward agreement, the Selling Stockholder has pledged to such affiliate, to secure its obligations under such forward sale agreement, a number of shares of Nuveen Class B common stock equal to the number of shares of Nuveen Class A common stock underlying such forward sale agreement. Until delivery of shares of Nuveen Class A common stock upon settlement under such forward sale agreement, the Selling Stockholder will continue to beneficially own and vote the shares of Nuveen common stock pledged to secure such forward sale agreement. If the Selling Stockholder elects to settle such forward sale agreement in cash, instead of delivering shares of Nuveen Class A common stock, it will continue to own the shares of Nuveen common stock underlying such agreement.
      Also concurrently with the closing of the stock offering, we will purchase directly from the Selling Stockholder $200 million of Nuveen Class B common stock at a price per share equal to the net proceeds per share that the Selling Stockholder will receive from the underwriters in the stock offering.
      In addition, we have entered into a stock repurchase forward transaction with the Selling Stockholder in which we will repurchase, directly from the Selling Stockholder, $400 million of shares of Nuveen common stock at a price per share equal to the net proceeds per share that the Selling Stockholder will receive from the underwriters in the stock offering. Settlement of our stock repurchase forward transaction will take place no later than December 23, 2005.
      In connection with our repurchase of $600 million of shares of Nuveen common stock from the Selling Stockholder we are repaying our outstanding $300 million of senior notes due September 19, 2008. The repurchase transactions and the prepayment of our senior notes are being financed with available cash and amounts drawn under our new Citicorp North America, Inc. credit facility described under “Selling Stockholder — Related Transactions Entered into in Conjunction with this Offering — Repurchase of Stock by the Company”.
      We have also amended certain terms of our existing $125 million three-year bank credit facility, which expires August 5, 2006, to permit us to continue to draw upon this facility following our entering into the repurchase transactions. In addition, we terminated our commitments under a 364-day bank credit facility which was due to expire on August 5, 2005. Finally, we and the Selling Stockholder agreed to terminate a $250 million revolving loan agreement, as amended, between us. No amounts were drawn under either terminated facility as of the date of its termination.

Summary Financial Data
      The following table sets forth summary financial data on a historical basis as of and for the five years ended December 31, 2004. This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and management’s discussion and analysis of financial condition and results of operations included in this prospectus supplement. See “Index to Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. This summary financial data has been derived from our audited consolidated financial statements.
      The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated to give effect to this accounting change.

	December 31,

	2004	2003	2002	2001	2000
(in thousands, unless otherwise indicated)
Income Statement Data
Operating Revenues:
Investment advisory fees from assets under management	$475,814	$404,847	$355,476	$330,588	$311,075
Product distribution	8,959	9,206	12,083	19,513	38,160
Performance fees/other revenue	20,864	37,975	28,888	21,002	9,158

Total operating revenues	505,637	452,028	396,447	371,103	358,393
Operating Expenses:
Compensation and benefits	165,321	144,190	115,522	102,727	98,074
Advertising and promotional costs	12,158	11,627	12,608	17,751	34,992
All other operating expenses	75,283	69,885	68,417	71,484	64,227

Total operating expenses	252,762	225,702	196,547	191,962	197,293
Operating Income	252,875	226,326	199,900	179,141	161,100
Non-Operating Income/(Expense)	(368)	(5,171)	(4,992)	820	9,248

Income Before Taxes	252,507	221,155	194,908	179,961	170,348
Income Taxes	96,099	86,150	76,114	71,365	68,184

Net Income	$156,408	$135,005	$118,794	$108,596	$102,164

Earnings per Common Share(1):
Basic	$1.69	$1.46	$1.26	$1.15	$1.06
Diluted	1.63	1.41	1.21	1.07	1.00
Return on average equity	29.4%	30.8%	29.1%	24.8%	23.9%
Total dividends per share	$0.69	$0.56	$0.50	$0.47	$0.41
Balance Sheet Data
Total assets	$1,071,593	$954,393	$841,042	$705,287	$583,394
Total short-term obligations	94,783	96,508	380,131	119,461	88,866
Total long-term obligations	388,730	374,677	61,385	165,261	37,732
Minority interest	2,602	4,228	2,800	—	—
Redeemable preferred stock	—	—	—	5,625	45,000
Common stockholders’ equity	$585,478	$478,980	$396,726	$414,940	$411,796

(1)	Earnings per common share data have been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001, and restated for the 2-for-l common stock dividend paid to shareholders of record on June 3, 2002.

	December 31,

	2004	2003	2002	2001	2000

Nuveen Managed Assets (in millions)
Net assets under management
Mutual funds	$12,680	$12,285	$11,849	$11,814	$11,485
Exchange-traded funds	50,216	47,094	39,944	32,000	28,355
Money market funds	—	—	—	—	472
Managed accounts	52,557	35,977	27,926	24,671	21,699

Total	$115,453	$95,356	$79,719	$68,485	$62,011
Gross Investment Product Sales (in millions)
Mutual funds	$1,625	$1,536	$1,512	$1,246	$1,022
Defined portfolios	—	—	194	1,481	4,047
Exchange-traded funds	2,888	6,283	6,848	3,937	46
Managed accounts	21,436	10,279	7,040	7,570	5,694

Total	$25,949	$18,098	$15,594	$14,234	$10,809

RISK FACTORS
      In addition to the other information contained in this prospectus supplement, the prospectus and in the documents incorporated by reference into the prospectus, including the matters listed under “Cautionary Statement Concerning Forward-Looking Information”, prospective investors should consider carefully the following factors relating to us and the Nuveen Class A common stock before making an investment in the Nuveen Class A common stock offered hereby.
Risks relating to our business
We face substantial competition in the investment management business.
      All aspects of our business are subject to substantial competition. This includes competition for continued access to brokerage firms’ retail distribution systems and “wrap fee” managed account programs. The loss of such access could result in a loss of assets under management, which could adversely affect our revenues. In addition, in part as a result of the substantial competition in the asset management industry, there has been a trend toward lower fees in some segments of the asset management business. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. There can be no assurance that we will be able to maintain our current fee structure or take advantage of scheduled fee increases, or that we will be able to develop new products that the market or our registered representatives find attractive. Fee reductions on existing or future business could have an adverse impact on our revenue and profitability.
Our business relies on third-party distribution programs.
      Our ability to distribute our products is highly dependent on access to the client base of financial advisors that also offer competing investment products. Registered representatives who recommend our products may reduce or eliminate their involvement in marketing our products at any time, or may elect to emphasize the investment products of competing sponsors, or the proprietary products of their own firms. In addition, registered representatives may receive compensation incentives to sell their firm’s investment products or may choose to recommend to their customers investment products sponsored by firms other than us. In addition, a registered representative’s ability to distribute our mutual funds is subject to the continuation of a selling agreement between the firm with which the representative is affiliated and us. We cannot be sure that we will continue to gain access to these channels. The inability to have this access could have a material adverse effect on our business.
Declines in securities markets or poor investment performance may adversely affect our assets under management and our future offerings.
      Securities markets are inherently volatile and may be impacted by factors beyond our control, including such factors as global, national and local political and economic conditions, inflation, investor preferences and legal and regulatory changes. Declines in securities markets may reduce our assets under management and sales of our products, and, as a result, adversely affect our revenues. In addition, our investment performance is one of the primary factors associated with the success of our business. Poor investment performance by our managers could adversely affect our revenue and growth as a result of a reduction in assets under management and redemptions by existing clients, which would result in lower investment management fees, reduction in performance fees earned by our businesses, as well as a diminished ability to sell our products and attract new funds in future offerings.
A decline in the market for closed-end mutual funds could reduce our ability to raise future assets to manage.
      Market conditions may preclude us from increasing the assets we manage in closed-end mutual funds. A significant portion of our recent growth in the assets we manage has resulted from public offerings of the shares of closed-end mutual funds. The market conditions for these offerings may not be as favorable in the future, which could adversely impact our ability to grow the assets we manage and increase our revenue. In addition, due to capacity constraints and other issues, we may determine from time to time to limit the size of new products being offered or to close existing product offerings to new investors. Such limitations may have the effect of reducing our growth potential.
Fluctuations in interest rates could adversely affect our investment performance.
      A substantial portion of our assets under management are invested in fixed-income securities. Increases in interest rates from their present levels may adversely affect the net asset values of these assets. In addition, increases in interest rates may have a magnified adverse effect on our leveraged closed-end exchange-traded funds described under “Business—Asset Management—Sponsored Products”. Moreover, fluctuations in interest rates may have a significant impact on securities markets, which may adversely affect our investment performance.
Our business is dependent upon our retaining our key personnel.
      Our executive officers, investment professionals and senior marketing personnel are highly important elements of the success of our business. The market for qualified personnel to fill these roles is extremely competitive. As we pursue our business strategy described under “Prospectus Supplement Summary—Our Strategies”, we anticipate that we will need to recruit qualified investment professionals and marketing personnel. However, we may not be successful in our efforts to recruit and retain the required personnel. The loss of key personnel or the inability to recruit and retain portfolio managers or marketing personnel could have a material adverse effect on our business.
Our business is subject to extensive regulation, and compliance failures and changes in regulation could adversely affect us.
      Our investment advisory business is subject to client guidelines and contractual and other requirements. A failure to adhere to these guidelines or satisfy these requirements could result in client withdrawals and could result in losses which could be recovered by the client from us in certain circumstances. Our businesses are also subject to extensive regulation, including by the SEC and the National Association of Securities Dealers, Inc., or NASD. Our failure to comply with applicable laws, regulations or rules of self-regulatory organizations could cause regulatory authorities to institute proceedings against us or our subsidiaries and could result in the imposition of sanctions ranging from censure and fines to termination of an investment adviser or broker dealer’s registration and otherwise prohibiting an investment adviser from acting as an investment adviser. Changes in laws, regulations, rules of self-regulatory organizations or in governmental policies, and unforeseen developments in litigation targeting the securities industry generally or us, could have a material adverse effect on us.
      In response to recent issues in the mutual fund industry, including late trading, market timing and selective disclosure of portfolio information, various legislative and regulatory proposals are pending in or before, or have been adopted by, the various governmental and regulatory entities that supervise our operations. Additionally, the SEC, the NASD, state attorneys general and other regulators, as well as Congress, are investigating certain practices within our industry, and may take further actions that would impose additional regulatory obligations on our industry. Among these possible actions is potential governmental regulation of the amount and level of fees charged by investment advisers, which could result in further downward pressure on investment advisory fees. These regulatory proposals, if enacted or adopted, could have a substantial impact on the operation of our businesses and could adversely affect our assets under management, revenues and profitability. In particular, new rules and regulations applicable to our businesses place greater regulatory compliance and administrative burdens on us. We may require additional staff and other resources to satisfy these obligations, which would increase our operating expenses.
      In January 2005, Symphony was advised that the SEC is reviewing performance fees paid by an unaffiliated family of mutual funds to the sub-advisers of these funds. The SEC has indicated that it believes that these mutual funds were overcharged by Symphony by approximately $2.8 million, and that this amount, plus approximately $1 million in interest, should be repaid to these mutual funds. The SEC’s review has not yet been completed and, therefore, we cannot determine whether we will ultimately be required to repay all or any portion of these fees and interest.

Our revenues will decrease if our investment advisory contracts are terminated.
      A substantial portion of our revenues are derived from investment advisory agreements. Our investment advisory agreements with registered fund clients are approved initially by the sole fund shareholder and their continuance must be approved annually by the trustees of the respective funds, including a majority of the trustees who are not “interested persons” of our relevant advisory subsidiary or the fund, as defined in the Investment Company Act of 1940, as amended, to which we refer as the “Investment Company Act”. Amendments to these agreements typically must be approved by funds’ boards of trustees and, if material, by the shareholders. Each agreement may be terminated without penalty by either party upon 60 days written notice. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act). Our investment advisory agreements with advisory clients other than registered fund clients generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act of 1940, as amended, to which we refer as the “Investment Advisers Act”, those investment advisory agreements may not be assigned without the client’s consent. The term “assignment” is broadly defined under the Investment Company Act and the Investment Advisers Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser’s stock by a security holder. In the event that a sale of our common stock by the Selling Stockholder were deemed to constitute an assignment of the investment advisory agreements of our advisory subsidiaries, we would be required to seek the approval of the board of trustees and shareholders of registered funds managed by our advisory subsidiaries of new investment advisory agreements and the consents of our other advisory clients to the assignment of their investment advisory agreements.
      Assuming the completion of this offering and the stock repurchase transaction, the settlement of the forward sale agreements and the stock repurchase forward transaction in shares of Nuveen common stock by the Selling Stockholder as described under “Selling Stockholder— Related Transactions Entered into in Conjunction with this Offering” would likely be deemed to constitute such an assignment. Therefore, we intend to seek to obtain these approvals and consents prior to such settlement. In order to provide us time to obtain these approvals and consents, the Selling Stockholder has agreed to retain beneficial ownership of in excess of 25% of our voting stock through the earlier of (1) five business days following the date we receive approvals of our registered fund clients representing a certain percentage of our assets under management and (2) December 23, 2005. On and after December 27, 2005, the Selling Stockholder will have no obligation to retain any beneficial ownership of our voting stock and will be free to dispose of our shares of common stock, regardless of what approvals we have received from registered fund clients. The termination of all or a portion of the investment advisory agreements, for any reason, could have a material adverse effect on our business and results of operations.
Failure to comply with client contractual requirements and/or guidelines could result in damage awards against us and loss of revenues due to client terminations, both of which could cause our earnings or stock price to decline.
      When clients retain us to manage assets or provide products or services on their behalf, they specify guidelines or contractual requirements that we are required to observe in the provision of our services. A failure to comply with these guidelines or contractual requirements could result in damage to our reputation or to the client seeking to recover losses from us, reducing its assets under investment or risk management, or terminating its contract with us, any of which could cause our earnings or stock price to decline.
We may continue to acquire other companies, and the expected benefits of such acquisitions may not materialize.
      Acquisitions of complementary businesses and development of strategic alliances have been and may continue to be an active part of our overall business strategy. Services, key personnel or businesses of acquired companies may not be effectively assimilated into our business or service offerings and our alliances may not be successful. Moreover, we may be unable to retain the clients of the companies we acquire, or achieve expected cost reductions or economies of scale.
Risk relating to our relationship with the Selling Stockholder and the changes to this relationship as a result of the stock offering and the related transactions
Our relationship with the Selling Stockholder will change as a result of the stock offering, but the Selling Stockholder will continue to exercise substantial influence over our governance until the completion of the related transactions.
      The Selling Stockholder and its subsidiaries currently hold approximately 78% of our voting securities. Upon the completion of the stock offering and the completion of our concurrent repurchase of $200 million of Nuveen Class B common stock, the Selling Stockholder and its subsidiaries will hold approximately 32% of our voting securities, assuming the underwriters’ over-allotment option in the stock offering is not exercised, or approximately 27% if that over-allotment option is exercised in full. In addition, after giving effect to such transactions, including the exercise of the over-allotment option in the stock offering, if the stock repurchase forward transaction and the forward sale agreements described under “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering” are completed and settled in shares of Nuveen Class B common stock, the Selling Stockholder and its subsidiaries will no longer have a significant ownership interest in us. However, unless and until the Nuveen Class B common stock underlying the forward sale agreements and the stock repurchase forward transaction is delivered in settlement of those agreements, the Selling Stockholder will continue to beneficially own the shares of Nuveen Class B common stock subject to those agreements and will retain at least a 25% voting interest in us. Also, during this interim period, we expect that the Selling Stockholder will retain the special governance rights it has under our Restated Certificate of Incorporation as the sole holder of Nuveen Class B common stock, including the right to nominate and elect

•	four board members for so long as the Nuveen Class B common stock represents at least 20% of all outstanding shares of our common stock,

•	two board members for so long as the Nuveen Class B common stock represents at least 15% but less than 20% of all outstanding shares of our common stock and

•	one board member for so long as the Nuveen Class B common stock represents less than 15% but greater than 10% of all outstanding shares of our common stock.
      Also, for so long as the Selling Stockholder holds greater than 10% of all outstanding shares of our common stock, it must approve any changes to our bylaws or Restated Certificate of Incorporation. The control exerted by our Selling Stockholder, for so long as the Selling Stockholder maintains such control, could preclude or impede any acquisition of the Company not supported by the Selling Stockholder and, consequently, adversely affect the market price of Nuveen Class A common stock or prevent our shareholders from realizing a premium on their shares.
The stock offering and the related transactions will result in our transition from a company controlled by the Selling Stockholder to a fully independent company, which may result in additional risks and costs.
      As a result of the completion of the stock offering and the completion and stock settlement of the related transactions described under “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering”, we will cease to be controlled by the Selling Stockholder. As described under “Risks relating to our business—Our revenues will decrease if our investment advisory contracts are terminated”, in connection with the stock offering and the related transactions being entered into by the Selling Stockholder, we will be required to seek the approval of the board of trustees and shareholders of funds managed by our advisory subsidiaries of new investment advisory agreements and the consent of our other advisory clients to the assignment of their investment advisory agreements. Failure to receive the necessary approvals and consents could have a material adverse effect on business and results of operations. Also, as a result of ceasing to be a controlled company under the New York Stock Exchange rules, we will need to comply with additional aspects of the corporate governance listing standards of the New York Stock Exchange within a year of the completion of the stock offering, which may result in our incurring additional costs.
Risks relating to the stock offering and the related transactions
The stock offering and the related transactions may affect the market for Nuveen Class A common stock for some period of time.
      The stock offering represents a substantial increase in the number of publicly floated shares of Nuveen Class A common stock. The Selling Stockholder also currently plans to undertake the additional transactions described under “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering”. No prediction can be made about the effect, if any, of the stock offering and of the related transactions on the market price for Nuveen Class A common stock. Sales or distributions of substantial amounts of Nuveen Class A common stock, or the perception that such sales or distributions or other strategic alternatives may occur, could adversely affect prevailing market prices for Nuveen Class A common stock.
Hedging and trading activity by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective affiliates could potentially affect the value of the Nuveen Class A common stock.
      It is expected that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, and their respective affiliates, will carry out hedging activities related to the 2007 Securities and 2008 Securities, including purchasing, selling, swapping short selling in the public market and selling or purchasing forwards, and borrowing shares. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective affiliates also trade Nuveen Class A common stock and other financial instruments related to Nuveen Class A common stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities during the two and a half year term of the 2007 Securities or the three and a half year term of the 2008 Securities could potentially affect the price of the Nuveen Class A common stock. We cannot predict the nature or extent of such activity or its effect on the market price of shares of Nuveen Class A common stock.
Anti-takeover provisions in our restated certificate of incorporation could adversely affect the market for Nuveen Class A common stock.
      Our Restated Certificate of Incorporation and Delaware law contain certain provisions that have the effect of deterring an unsolicited acquisition of us. For example, under our Restated Certificate of Incorporation, no person or group deemed to be the beneficial owner of shares of Nuveen Class A common stock, irrespective of the number of shares held, will be entitled to vote more than 20% of the total number of outstanding shares of Nuveen Class A common stock on matters submitted to shareholder voting. Thus, a hypothetical holder of 40% of the Nuveen Class A common stock would have the right to vote 25% of the Nuveen Class A common stock (20% of the 80% of the Nuveen Class A common stock entitled to vote). Also, our restated certificate of incorporation may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock. In addition, provisions of our restated certificate of incorporation and the Delaware General Corporation Law restrict certain business combinations with interested stockholders. See “Capital Stock” in the accompanying prospectus. These provisions, together with the control of the Selling Stockholder described under “Risk relating to our relationship with the Selling Stockholder and the changes to this relationship as a result of this offering and the related transactions—Our relationship with the Selling Stockholder will change as a result of the offering, but the Selling Stockholder will continue to exercise substantial influence over our governance until the completion of the related transactions” and the assignment restrictions in our investment advisory agreements described under “Risks relating to our business—Our revenues will decrease if our investment management contracts are terminated” may act to discourage acquisition proposals or delay or prevent a change in control or management, which could adversely our stock price.

Nuveen will be incurring indebtedness in connection with the transactions related to the stock offering, which will increase the costs of its borrowing and may make it more difficult to raise additional capital in the future.
      In connection with the stock repurchase transaction and the stock repurchase forward transaction described under “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering”, Nuveen will be incurring up to $450 million in additional indebtedness, which will result in a significant increase in leverage compared to our current capital structure. In connection with our repurchase of $600 million of Nuveen common stock from the Selling Stockholder, we are repaying our outstanding $300 million of senior notes due September 19, 2008. The repurchase transactions and the prepayment of our senior notes are being financed with available cash and amounts drawn under our new Citicorp North America, Inc. credit facility described under “Selling Stockholder—Related Transactions Entered into in Conjunction with this Offering—Repurchase of Stock by the Company”. We have also amended certain terms of our existing $125 million three-year bank credit facility, which expires August 5, 2006, to permit us to continue to draw upon this facility following our entering into the repurchase transactions.
      The issuance of new debt and prepayment of our existing debt will increase our borrowing costs and could adversely affect our ability to raise additional capital in the future.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This prospectus supplement, the accompanying prospectus and the SEC filings that are incorporated by reference into the accompanying prospectus contain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “may,” “plans,” “projects,” “seeks,” “will,” “would,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the documents incorporated herein by reference, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus supplement.
      Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margins, and/or our stock price to decline include:

•	the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms’ retail distribution systems and “wrap fee” managed account programs where the loss of such access would cause a resulting loss of assets;

•	our inability to access third-party distribution channels to market our products;

•	the adverse effects of declines in securities markets on our assets under management and future offerings;

•	a decline in the market for closed-end mutual funds;

•	the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed-income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds;

•	the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients, and declines in asset values;

•	our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management;

•	the competitive pressures on the management fees we charge;

•	our failure to comply with various government regulations such as the Investment Advisers Act, the Investment Company Act and other federal and state securities laws that impose, or may in the future impose, numerous obligations on investment advisers and managed funds and accounts and the Securities Exchange Act of 1934, as amended, to which we refer as the “Exchange Act”, and other federal and state securities laws and the rules of the NASD that impose, or may in the future impose, numerous obligations on our broker-dealer Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker-dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker dealer’s registration and otherwise prohibiting an adviser from serving as an adviser;

•	our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms;

•	the loss of key employees that could lead to loss of assets;

•	burdensome regulatory developments brought in response to perceived industry-wide regulatory violations, including possible government regulation of the amount and level of fees charged by investment advisers;

•	the failure to realize the benefits of any future acquisitions;

•	the effect of increased leverage on us as a result of our incurring indebtedness in connection with the stock repurchase transaction and the stock repurchase forward transaction;

•	any risk that the stock offering or related transactions will not be completed as anticipated; and

•	unforeseen developments in litigation involving us or the securities industry.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement may not occur.

SELLING STOCKHOLDER
Selling Stockholder
      The following table sets forth certain information regarding the Nuveen common stock held by the Selling Stockholder and its subsidiaries as of April 6, 2005. The Selling Stockholder and its subsidiaries hold 73,325,214 shares of Nuveen Class B common stock, which is convertible on a one-to-one basis into Nuveen Class A common stock, and 81,510 shares of Nuveen Class A common stock. The Selling Stockholder and its subsidiaries will exercise its rights to convert 39,309,155 shares of Nuveen Class B common stock into an equal number of shares of Nuveen Class A common stock immediately prior to the sale of such stock in connection with the stock offering.
      The Selling Stockholder will remain the beneficial owner of the shares of Nuveen Class B common stock covered by the stock repurchase forward transaction entered into with us and the forward sale agreements entered into with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, unless and until it delivers the shares in accordance with these transactions. The Selling Stockholder will also have the right to settle the forward sale agreements entered into with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated with cash instead of delivering shares of Nuveen Class A common stock. If the Selling Stockholder does settle these agreements in cash, it will continue to own the shares of Nuveen Class B common stock covered by such agreements.

Number of Shares
of Nuveen Common
	Number of Shares of					Stock Beneficially
	Nuveen Class B					Owned After the
	Common Stock				Number of Shares	Stock Offering, the
	Convertible into Nuveen				of Nuveen	Sale to Nuveen and
	Class A Common Stock				Class A Common	Stock Settlement of
	and Nuveen Class A		Number of Shares of		Stock Being	the Forward Sale
	Common Stock		Nuveen Class A Common		Offered in this	Agreements and
	Beneficially Owned Prior		Stock Being Offered in		Prospectus	Stock Repurchase
Selling Stockholder	to the Stock Offering		the Stock Offering		Supplement	Forward Transaction

The St. Paul Travelers Companies, Inc.	73,406,724	(1)	39,309,155	(2)	5,824,800	4,012,426	(3)(4)

(1)	60,999,414 of such shares are held by The St. Paul Travelers Companies, Inc., 12,325,800 of such shares are held by The St. Paul Travelers Companies, Inc.’s wholly owned subsidiary, St. Paul Fire and Marine Insurance Company, and 81,510 of such shares are held by The St. Paul Travelers Companies, Inc.’s wholly owned subsidiary, United States Fidelity and Guaranty Company.

(2)	Or 43,240,071 shares assuming the exercise in full of the over-allotment option in the stock offering.

(3)	Assumes the repurchase by us of 18,192,843 shares of Nuveen common stock (including in connection with the settlement of the stock repurchase forward transaction between us and the Selling Stockholder) and the sale by the Selling Stockholder of 11,892,300 shares of Nuveen common stock upon stock settlement of the forward sale agreements between the Selling Stockholder and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated.

(4)	Or 81,510 shares assuming the exercise in full of the over-allotment option in the stock offering.
Related Transactions Entered into in Conjunction with the Stock Offering
     Repurchase of Stock by the Company
      Concurrently with the closing of the stock offering, we will purchase from the Selling Stockholder, and the Selling Stockholder will sell to us, $200 million of Nuveen Class B common stock currently held by the Selling Stockholder. We have also entered into a stock repurchase forward transaction with the Selling Stockholder in which we will repurchase directly from the Selling Stockholder $400 million worth of Nuveen common stock on a forward basis, on a date no later than December 23, 2005. The repurchase price per share is equal to the net proceeds per share that the Selling Stockholder will receive from the underwriters in the stock offering.

      We intend to finance approximately $150 million of the stock repurchase with available cash. The remainder will be financed with new debt to be incurred by us.
      On April 1, 2005, we entered into a bridge credit agreement with Citicorp North America, Inc. Under this line of credit we may borrow (subject to customary conditions precedent) up to $750 million. The maturity date under the facility is March 31, 2006. Borrowings under this facility will bear interest at a rate, at our option, of either LIBOR plus a spread or the Federal Funds rate plus a spread, and we will be subject to certain covenants. We intend to use $450 million of the amount available under the facility, together with the $150 million of available cash, to finance the total repurchase amount.
      Also, on April 1, 2005, we gave notice to the holders of our outstanding $300 million of senior notes due September 19, 2008 of our intent to prepay these notes. We intend to use amounts available under our new credit facility to prepay these notes. Borrowings under our new bridge facility may only be used to repay our senior notes and repurchase shares of Nuveen common stock from the Selling Stockholder.
     Forward Sale Contracts
      Concurrently with this offering, we understand that Merrill Lynch & Co., Inc. is issuing and selling $275,060,000 6.750% Mandatorily Exchangeable Securities due October 15, 2007, which we refer to as the 2007 Securities, and that Morgan Stanley is issuing and selling $275,060,000 5.875% Mandatorily Exchangeable Securities due October 15, 2008, which we refer to as the 2008 Securities. Each of the 2007 Securities and the 2008 Securities is a series of debt securities of Merrill Lynch & Co. Inc. and Morgan Stanley, respectively, that will be mandatorily exchanged upon maturity, which is scheduled to be October 15, 2007, in the case of the 2007 Securities, and October 15, 2008, in the case of the 2008 Securities, for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the third business day immediately preceding the relevant maturity date. In connection with such offerings, the Selling Stockholder has advised us that it has entered into forward sale agreements with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated. Under these forward sale agreements, the Selling Stockholder has agreed to deliver, subject to the Selling Stockholder’s right to cash settle these forward sale agreements, 5,824,800 shares of Nuveen Class A common stock to an affiliate of Merrill Lynch, Pierce, Fenner & Smith and 6,067,500 shares of Nuveen Class A common stock to an affiliate of Morgan Stanley & Co. Incorporated. The settlement date of each forward sale agreement will be no later than March 31, 2006, provided that the settlement date may be accelerated at the election of the Selling Stockholder. Each such affiliate will, on the closing date of this offering, pay the Selling Stockholder an aggregate price, calculated at a discount from the offering price to the public in the stock offering. The Selling Stockholder is also paying to the underwriters in each of such offerings an aggregate commission of $8,251,800. In addition, each forward sale agreement provides that the Selling Stockholder will make delivery or payment in property or cash, as the case may be, to each such affiliate in respect of dividends on Nuveen Class A common stock prior to the final settlement date. In addition, as part of each forward agreement, the Selling Stockholder has pledged to such affiliate, to secure its obligations under each forward sale agreement, a number of shares of Nuveen Class B common stock equal to the number of shares of Nuveen Class A common stock underlying such forward sale agreement. Until delivery of shares of Nuveen Class A common stock upon settlement under the forward sale agreements, the Selling Stockholder will continue to beneficially own and vote the shares of Nuveen common stock pledged to secure such forward sale agreements. If the Selling Stockholder elects to settle a forward sale agreement in cash, instead of delivering shares of Nuveen Class A common stock, it will continue to beneficially own and vote the shares of Nuveen common stock underlying each such agreement.

Separation Matters
      On April 1, 2005, we entered into a Separation Agreement with the Selling Stockholder that addresses the separation of the parties following the completion of the stock offering. Under the terms of the Separation Agreement, the parties agreed to cooperate with, and provide indemnification to, each other on certain tax matters, including with respect to a restoration election under the Internal Revenue Code and in respect of Illinois state corporate income taxes paid on a unitary basis for periods prior to the separation. The parties also agreed to cooperate following the separation with respect to providing necessary information about each other, and we agreed to use reasonable efforts to provide the Selling Stockholder with information necessary for the Selling Stockholder’s legal and regulatory filings. The Selling Stockholder agreed to reimburse us for our out-of-pocket fees and expenses associated with the stock offering and associated transactions. The Selling Stockholder also agreed to use best efforts to obtain and maintain directors and officers insurance coverage, at no cost to us, for six years on behalf of us for occurrences prior to the time that we cease to be a subsidiary of the Selling Stockholder, and certain related agreements.
      In connection with the transactions contemplated under the Separation Agreement, we and the Selling Stockholder separately agreed to terminate the $250 million revolving loan agreement, as amended, between the parties. No amounts were drawn under such facility as of the date of termination.
Nuveen’s Other Relationships with the Selling Stockholder
      From time to time, one or more of our registered investment advisers may manage assets for the Selling Stockholder or its affiliates (including its pension funds and/or insurance accounts) on arm’s length terms in a collective investment vehicle offered to others as well as the Selling Stockholder or in a separate account pursuant to a customary investment advisory agreement with the Selling Stockholder. As of December 31, 2004, we managed approximately $160 million in assets for the Selling Stockholder pursuant to these arrangements.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
      Nuveen Class A common stock is traded on the New York Stock Exchange under the symbol “JNC.” The following table sets forth for the periods indicated the high and low sales prices per share of Nuveen Class A common stock on the New York Stock Exchange and the dividend information for these shares, based on published financial sources.

			Dividends
	High(1)	Low(1)	Paid(1)(2)

Fiscal 2002
First Quarter	$27.80	$24.95	$0.12
Second Quarter	31.05	25.70	0.12
Third Quarter	26.25	20.12	0.13
Fourth Quarter	27.67	20.80	0.13
Fiscal 2003
First Quarter	26.84	19.89	0.13
Second Quarter	28.16	22.10	0.13
Third Quarter	30.55	25.65	0.15
Fourth Quarter	29.03	25.07	0.15
Fiscal 2004
First Quarter	29.92	26.16	0.15
Second Quarter	28.27	23.88	0.18
Third Quarter	30.65	24.52	0.18
Fourth Quarter	39.50	29.55	0.18
Fiscal 2005
First Quarter	42.52	33.40	0.18
Second Quarter (through April 6, 2005)	34.69	33.06	(3)

(1)	Price per share and dividend data have been adjusted to account for the 2-for-1 common stock dividend paid to shareholders of record on June 3, 2002.

(2)	Represents dividends per share declared with respect to the previous quarter and paid in the stated quarter.

(3)	Cash dividends have neither been declared nor paid.
      On April 6, 2005, the last sale price per share of Nuveen Class A common stock as reported on the New York Stock Exchange Composite Tape was $34.01.
      The trading prices of Nuveen Class A common stock are influenced by, among other things, our results of operations, financial condition, cash requirements and future prospects and by general economic, financial and other factors and market conditions. We cannot assure you that the prices of Nuveen Class A common stock will fall within the ranges shown in the table above in the future.
      Subject to certain rights of the Selling Stockholder included in our Restated Certificate of Incorporation and described in the accompanying prospectus in “Capital Stock”, our board of directors will determine the payment and amount of any future dividends on the basis of our earnings, capital requirements, financial condition and other relevant factors.

CAPITALIZATION
      The following table sets forth our condensed consolidated capitalization as of December 31, 2004, as adjusted to give effect to the repurchase from the Selling Stockholder of $600,000,000 of shares of Nuveen common stock, with such repurchase being financed with $150,000,000 in available cash and $450,000,000 in new indebtedness incurred by us. The capitalization table should be read in conjunction with our consolidated financial statements (including the related notes thereto) and management’s discussion and analysis of financial condition and results of operations included in this prospectus supplement. See “Index to Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	December 31, 2004

(In thousands)	Actual	As Adjusted

Cash and Cash Equivalents	$209,630	$59,630

Total Debt	$305,047	$755,047
Total Minority Interest	2,602	2,602
Stockholders’ equity:
Common Stock	1,209	1,209
Additional paid-in capital	215,102	215,102
Retained earnings	854,549	854,549
Unamortized cost of restricted stock awards	(77)	(77)
Accumulated other comprehensive income	892	892
Treasury stock, at cost	(486,197)	(1,086,197)

Total common stockholders’ equity	585,478	(14,522)

Total capitalization	$890,525	$740,525

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table sets forth our selected consolidated financial data on a historical basis as of and for the five years ended December 31, 2004. This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and management’s discussion and analysis of financial condition and results of operations included in this prospectus supplement. See “Index to Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. This selected consolidated financial data has been derived from our audited consolidated financial statements.
      The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated to give effect to this accounting change.

	December 31,

(In thousands, unless otherwise indicated)	2004	2003	2002	2001	2000

Income Statement Data
Operating Revenues:
Investment advisory fees from assets under management	$475,814	$404,847	$355,476	$330,588	$311,075
Product distribution	8,959	9,206	12,083	19,513	38,160
Performance fees/other revenue	20,864	37,975	28,888	21,002	9,158

Total operating revenues	505,637	452,028	396,447	371,103	358,393
Operating Expenses:
Compensation and benefits	165,321	144,190	115,522	102,727	98,074
Advertising and promotional costs	12,158	11,627	12,608	17,751	34,992
All other operating expenses	75,283	69,885	68,417	71,484	64,227

Total operating expenses	252,762	225,702	196,547	191,962	197,293
Operating Income	252,875	226,326	199,900	179,141	161,100
Non-Operating Income/(Expense)	(368)	(5,171)	(4,992)	820	9,248

Income Before Taxes	252,507	221,155	194,908	179,961	170,348
Income Taxes	96,099	86,150	76,114	71,365	68,184

Net Income	$156,408	$135,005	$118,794	$108,596	$102,164

Earnings per Common Share(1):
Basic	$1.69	$1.46	$1.26	$1.15	$1.06
Diluted	1.63	1.41	1.21	1.07	1.00
Return on average equity	29.4%	30.8%	29.1%	24.8%	23.9%
Total dividends per share	$0.69	$0.56	$0.50	$0.47	$0.41
Balance Sheet Data
Total assets	$1,071,593	$954,393	$841,042	$705,287	$583,394
Total short-term obligations	94,783	96,508	380,131	119,461	88,866
Total long-term obligations	388,730	374,677	61,385	165,261	37,732
Minority interest	2,602	4,228	2,800	—	—
Redeemable preferred stock	—	—	—	5,625	45,000
Common stockholders’ equity	$585,478	$478,980	$396,726	$414,940	$411,796
Nuveen Managed Assets (in millions)
Net assets under management
Mutual funds	$12,680	$12,285	$11,849	$11,814	$11,485
Exchange-traded funds	50,216	47,094	39,944	32,000	28,355
Money market funds	—	—	—	—	472
Managed accounts	52,557	35,977	27,926	24,671	21,699

Total	$115,453	$95,356	$79,719	$68,485	$62,011
Gross Investment Product Sales (in millions)
Mutual funds	$1,625	$1,536	$1,512	$1,246	$1,022
Defined portfolios	—	—	194	1,481	4,047
Exchange-traded funds	2,888	6,283	6,848	3,937	46
Managed accounts	21,436	10,279	7,040	7,570	5,694

Total	$25,949	$18,098	$15,594	$14,234	$10,809

(1)	Earnings per common share data have been restated for the 3-for-2 common stock dividend paid to shareholders of record on September 20, 2001, and restated for the 2-for-l common stock dividend paid to shareholders of record on June 3, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Description of the Business
      Our principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments. We distribute our investment products and services, which include individually managed accounts, closed-end exchange-traded funds, and mutual funds, to the affluent and high-net-worth market segments through unaffiliated intermediary firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide managed account services, including privately offered partnerships, to several institutional market segments and channels.
      We derive a substantial portion of our revenue from investment advisory fees, which are recognized as services are performed. These fees are directly related to the market value of the assets we manage. Advisory fee revenues generally will increase with a rise in the level of assets under management. Assets under management will rise through sales of our investment products or through increases in the value of portfolio investments. Assets under management may also increase as a result of reinvestment of distributions from funds and accounts, and from reinvestment of distributions from defined portfolio products we sponsored into shares of mutual funds. Fee income generally will decline when assets under management decline, as would occur when the values of fund portfolio investments decrease or when managed account withdrawals or mutual fund redemptions exceed gross sales and reinvestments.
      In addition to investment advisory fees, we have two other sources of operating revenue: 1) performance fees and 2) distribution and underwriting revenue. Performance fees are earned when investment performance on certain institutional accounts and hedge funds exceeds a contractual threshold. These fees are recognized only at the performance measurement date contained in the individual account management agreement. Distribution revenue is earned when certain funds are sold to the public through financial advisors. Correspondingly, distribution revenue will rise and fall with the level of our sales of mutual fund products. Underwriting fees are earned on the initial public offerings of our exchange-traded funds. The level of underwriting fees earned in any given year will fluctuate depending on the number of new funds offered, the size of the funds offered and the extent to which we participate as a member of the syndicate group underwriting the fund.
      Sales of our products, and our profitability, are directly affected by many variables, including investor preferences for equity, fixed-income or other investments, the availability and attractiveness of competing products, market performance, continued access to distribution channels, changes in interest rates, inflation, and income tax rates and laws.
Recent Events
      Effective April 1, 2004, the Company began expensing the cost of stock options per the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” The retroactive restatement method described in SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” was adopted and the results for prior years have been restated (see Note 8 to the Consolidated Financial Statements “Equity Incentive Plans”). Compensation cost recognized is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. Prior to April 1, 2004, the Company accounted for stock option plans under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Summary of Operating Results
      The table below presents the highlights of our operations for the last three fiscal years:
Financial Results Summary
Company Operating Statistics
(in millions, except per share amounts)

For the Year Ended December 31,	2004	2003	2002

Gross sales of investment products	$25,949	$18,098	$15,594
Net flows	15,021	9,438	7,302
Assets under management(1)(2)	115,453	95,356	79,719
Operating revenues	505.6	452.0	396.4
Operating expenses	252.8	225.7	196.5
Pretax income	252.5	221.2	194.9
Net income	156.4	135.0	118.8
Basic earnings per share	1.69	1.46	1.26
Diluted earnings per share	1.63	1.41	1.21
Dividends per share	0.69	0.56	0.50

(1)	At year end.

(2)	Excludes defined portfolio assets under surveillance.
      Gross sales for the year of $26 billion were the highest level of sales in our history, up $8 billion or 43% over sales in the prior year. For the year, 70% of our sales were in equity-based products, 21% in municipal products and 9% in taxable, income-oriented products.
      Along with record sales, were record net flows (equal to the sum of sales, reinvestments and exchanges less redemptions) for the year of $15 billion. All product lines (managed accounts, exchange-traded funds and mutual funds) experienced positive net flows.
      We ended the year with more than $115 billion in assets under management, up $20 billion, or 21% for the year. At December 31, 2004, our assets under management were evenly split, with 50% of our assets in municipal products and 50% in equity and income products.
      Operating revenues grew 12% for the year to $506 million. Fueled by higher asset levels, advisory fees grew 18% for the year. This growth was partially offset by a reduction in performance fees.
      Operating expenses for the year increased $27 million or 12%. Higher compensation expense accounted for the majority of the increase as we continued to invest in our investment and distribution capabilities as well as legal, compliance and administrative resources.
Results of Operations
      The following discussion and analysis contains important information that should be helpful in evaluating our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and related notes.

      Gross sales (which include new managed accounts, deposits into existing managed accounts and the sale of open-end and exchange-traded fund shares) of investment products for the years ending December 31, 2004, 2003, and 2002 are shown below:
Gross Investment Product Sales
(in millions)

For the Year Ended December 31,	2004	2003	2002

Managed Assets:
Exchange-Traded Funds	$2,888	$6,283	$6,848
Mutual Funds	1,625	1,536	1,512
Retail Managed Accounts	15,497	7,943	5,693
Institutional Managed Accounts	5,939	2,336	1,347

Total Managed Assets	25,949	18,098	15,400
Defined Portfolios	—	—	194

Total	$25,949	$18,098	$15,594

      Gross sales increased 43% during 2004 to a record high $25.9 billion. Growth in managed account sales was the main driver as sales of retail and institutional accounts more than doubled versus the prior year. Considerable strength in value account sales was the main driver as both retail and institutional value equity account sales more than tripled for the year. Despite rising short-term interest rates, municipal account sales continued to grow, ending the year up 4% over the previous year. Partially offsetting the increase in value equity and municipal account sales was a decline in sales of growth equity accounts. Also showing growth for the year were mutual fund sales which increased 6% over the prior year driven by an increase in sales of equity and income funds. Sales of exchange-traded products declined versus the prior year due to fewer new fund issuances in 2004.
      Gross sales increased 16% during 2003, to $18.1 billion. The main drivers of the increase were retail and institutional managed account sales due to growing momentum in our value-based equity strategies and continued strong growth in municipal managed accounts. Although sales of exchange-traded funds declined slightly, we raised $6.3 billion in new exchange-traded fund assets in 2003, with 90% of those assets coming from taxable income and blended income and equity investment strategies.
      Net flows of investment products for the years ending December 31, 2004, 2003, and 2002 are shown below:
Net Flows
(in millions)

For the Year Ended December 31,	2004	2003	2002

Managed Assets:
Exchange-Traded Funds	$2,911	$6,305	$6,868
Mutual Funds	288	232	178
Managed Accounts	11,822	2,901	62

Total Managed Assets	15,021	9,438	7,108
Defined Portfolios	—	—	194

Total	$15,021	$9,438	$7,302

      Net flows were also at a record level in 2004, totaling $15.0 billion, an increase of 59% versus 2003. Managed account flows were particularly strong, with our value equity accounts contributing $12.6 billion in flows and our municipal managed accounts another $1.9 billion. Partially offsetting the positive flows were $2.8 billion in growth equity account outflows. Net flows for 2003 totaled $9.4 billion, with growth over the prior year primarily driven by strong value equity and municipal managed accounts.

      The following table summarizes net assets under management by product type:
Net Assets Under Management(1)
(in millions)

December 31,	2004	2003	2002

Exchange-Traded Funds	$50,216	$47,094	$39,944
Mutual Funds	12,680	12,285	11,849
Managed Accounts—Retail	36,975	25,676	19,403
Managed Accounts—Institutional	15,582	10,301	8,523

Total	$115,453	$95,356	$79,719

(1)	Excludes defined portfolio assets under surveillance.
      The components of the change in our assets under management were as follows:
Net Assets Under Management(1)
(in millions)

Year Ended December 31,	2004	2003	2002

Beginning Assets Under Management	$95,356	$79,719	$68,485
Gross Sales	25,949	18,098	15,400
Reinvested Dividends	389	413	435
Redemptions	(11,317)	(9,073)	(8,727)

Net Flows into Managed Assets	15,021	9,438	7,108
Acquisitions	—	—	6,904
Appreciation/(Depreciation)	5,076	6,199	(2,778)

Ending Assets Under Management	$115,453	$95,356	$79,719

(1)	Excludes defined portfolio assets under surveillance.
      Assets under management increased $20.1 billion, or 21% to over $115 billion at December 31, 2004. The growth in assets under management was attributable to increases of $3.1 billion or 7% in exchange-traded fund assets, $0.4 billion or 3% in mutual fund assets and $16.6 billion or 46% in managed account assets. The increase in exchange-traded fund assets was the result of $2.9 billion in new assets and market appreciation of $0.2 billion. New assets of $11.8 billion and market appreciation (primarily equity appreciation) of $4.8 billion accounted for the increase in managed account assets.
      We ended 2003 with assets under management of $95.4 billion, 20% higher than 2002. Assets under management increased $15.6 billion primarily as a result of new assets and market appreciation in both the exchange-traded funds and managed accounts.
      Investment advisory fee income, net of sub-advisory fees and expense reimbursements, is shown in the following table:
Investment Advisory Fees
(in thousands)

For the Year Ended December 31,	2004	2003	2002

Exchange-Traded Funds	$239,295	$220,701	$191,567
Mutual Funds	63,425	61,185	59,429
Managed Accounts	173,094	122,961	104,480

Total	$475,814	$404,847	$355,476

      Higher asset levels drove an 18% increase in advisory fees for the year. Advisory fees on exchange-traded funds increased 8% while managed account fees increased 41%. Advisory fees increased 14% during 2003, driven mainly by higher asset levels for both exchange-traded funds and managed accounts. The increase in managed accounts was also impacted by the inclusion of NWQ advisory fees for a full year, as well as strong net flows and market appreciation compared to the prior year.
      Product distribution revenue for the years ended December 31, 2004, 2003 and 2002 is shown in the following table:
Product Distribution
(in thousands)

For the Year Ended December 31,	2004	2003	2002

Exchange-Traded Funds	$3,057	$5,819	$5,453
Muni/ Fund Preferred®	3,907	2,578	1,633
Mutual Funds	1,995	843	2,399
Defined Portfolios	—	(34)	2,598

Total	$8,959	$9,206	$12,083

      Product distribution revenue remained fairly consistent with the prior year. Underwriting revenue on exchange-traded funds declined $2.8 million due to fewer new fund assets raised in 2004. This decline was almost completely offset by increases in mutual fund distribution revenue and MuniPreferred® and FundPreferred® fees. The increase in mutual fund distribution revenue was driven by an increase in sales and a decline in commissions paid on large dollar value sales. MuniPreferred® and FundPreferred® fees increased as a result of an increase in preferred shares outstanding and an increase in shares traded by non-participating brokers who access the auction through the Company’s trading desk. Product distribution revenue in 2003 declined 24% for the year mainly as a result of our decision to discontinue the defined portfolio product line.
Performance Fees/ Other Revenue
      Performance fees/other revenue consists of performance fees earned on institutional assets managed by Symphony and various fees earned in connection with services provided on behalf of our defined portfolio assets under surveillance.
      Performance fees for 2004 were $18.1 million, down from the $34.4 million in performance fees in 2003. Additionally, fees earned on services provided on behalf of our defined portfolio assets under surveillance declined due to an overall decline in these assets.
      The increase in this area for 2003 was the result of an increase of $11.2 million in Symphony performance fees. This increase was partially offset by a decline in fees earned on defined portfolio assets under surveillance as a result of a decline in the overall level of defined portfolio assets.

Operating Expenses
      Operating expenses for the years ended December 31, 2004, 2003 and 2002 are shown in the following table:
Operating Expenses
(in thousands)

For the Year Ended December 31,	2004	2003	2002

Compensation and benefits	$165,321	$144,190	$115,522
Advertising and promotional costs	12,158	11,627	12,608
Occupancy and equipment costs	19,740	19,321	17,912
Amortization of intangible assets	5,118	5,208	3,803
Travel and entertainment	7,981	7,726	8,539
Outside and professional services	22,216	20,331	19,419
Minority interest expense	1,875	1,077	—
Other operating expenses	18,353	16,222	18,744

Total	$252,762	$225,702	$196,547

As a % of Operating Revenue	50.0%	49.9%	49.6%
Summary
      Operating expenses increased $27.1 million or 12% in 2004 and $29.2 million or 15% in 2003, driven mainly by an increase in compensation and benefits. Although operating expenses increased in both 2003 and 2004, operating expenses as a percent of operating revenue remained consistent.
Compensation and Benefits
      Compensation and related benefits for 2004 increased $21.1 million due to an increase in base compensation as a result of new positions and salary increases, an increase in option expense, and an increase in overall incentive compensation due to the Company’s higher profit level.
      Compensation and related benefits for 2003 increased $28.7 million due to the inclusion of NWQ for a full year and an increase in overall incentive compensation.
Advertising and Promotional Costs
      Advertising and promotional expenditures increased $0.5 million for the year due to expanded product launches in 2004.
      During 2003, advertising and promotional expenditures decreased $1.0 million due to a reduction in spending as a result of a more focused deployment of our marketing resources.
Amortization of Intangible Assets
      Amortization of intangible assets decreased $0.1 million during 2004 as a result of the completion of the amortization period for certain definite-lived intangible assets associated with our acquisition of Symphony in 2001.
      Amortization of intangible assets increased $1.4 million during 2003 as a result of a full year of amortization on intangible assets associated with the NWQ acquisition.

Outside and Professional Services
      Outside and professional services increased $1.9 million during 2004 as a result of higher legal expenses as we responded to regulatory requests for information on compliance policies and practices.
      Outside and professional services increased $0.9 million during 2003 as a result of a full year of NWQ expense.
All Other Operating Expenses
      All other operating expenses increased $3.6 million during 2004 due mainly to increases in recruiting, relocation and minority interest expense. Recruiting and relocation expense increased as we invested in our investment and distribution capabilities as well as legal, compliance and administrative resources. For additional information on minority interest expense, please refer to the Capital Resources, Liquidity and Financial Condition section.
      During 2003, all other operating expenses decreased by $0.8 million as a result of declines in employee related costs (severance, outplacement) that were partially offset by an increase as a result of a full year of NWQ expense.
Non-Operating Income/(Expense)
      Non-operating income/(expense) includes investment and other income as well as interest expense. Investment and other income is comprised primarily of dividends and interest income from investments, realized gains and losses on investments and miscellaneous income, including gain or loss on the disposal of property.
      The following is a summary of Non-Operating Income/(Expense) for the years ended December 31, 2004, 2003 and 2002:
Non-Operating Income/(Expense)
(in thousands)

For the Year Ended December 31,	2004	2003	2002

Dividends and interest income	$4,597	$1,438	$2,632
Interest expense	(12,513)	(7,435)	(4,892)
Gains/(losses) on investments	4,127	1,440	(1,647)
Miscellaneous income/(expense)	3,421	(614)	(1,085)

Total	$(368)	$(5,171)	$(4,992)

      Total non-operating expense declined $4.8 million compared to 2003. Net interest expense increased $1.9 million as a result of the replacement of short-term variable rate debt with long-term fixed-rate debt, which was completed in September of 2003 (for further information see Note 4 to the Consolidated Financial Statements—Notes Payable). Completely offsetting this increase in expense was an increase in realized gains and income recorded on non-recurring items.
      Total non-operating expense in 2003 increased $0.2 million compared to 2002. Net interest expense increased $3.7 million as a result of the restructuring of our debt from short-term variable rate debt to long-term fixed-rate debt. Partially offsetting this increase was an increase in other non-operating income as a result of non-recurring losses of $2.7 million recorded in 2002 compared to gains of $0.8 million recorded in 2003.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123, and supersedes APB Opinion No. 25 and its related implementation guidance.

SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. While the Company currently follows SFAS No. 123, resulting in the recognition of option expense in the accompanying consolidated statements of income, the adoption of SFAS No. 123R will require the use of a slightly different method of accounting for forfeitures beginning in 2005. This change in methodology will not have a material impact on the Company’s consolidated financial statements.
Capital Resources, Liquidity and Financial Condition
Debt
      On September 19, 2003, we issued $300 million of senior unsecured notes (the “private placement debt”) which mature on September 19, 2008 and carry a fixed coupon rate of 4.22%, payable semi-annually every March 19 and September 19. These notes, which were issued at 100% of par, are unsecured, and are prepayable at any time in whole or in part. In the event of prepayment, the Company will pay an amount equal to par plus accrued interest plus a “make-whole premium,” if applicable. Proceeds from the private placement debt were used to refinance existing debt and for general corporate purposes. On April 1, 2005, we gave notice to the holders of our private placement debt of our intent to prepay these notes.
Credit Lines
      The Company also has a line of credit with a group of banks. The line of credit with a group of banks is a revolving credit line of $125 million, entered into on August 7, 2003 and amended on April 4, 2005. This committed line expires in August 2006. Proceeds from borrowings under this facility may be used for fulfilling day-to-day cash requirements and general corporate purposes including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company’s option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of 0.12% of the committed amount for the three-year facility. At December 31, 2004 and 2003, there were no amounts outstanding under these lines of credit. We have amended certain terms of this existing credit facility to permit us to continue to draw upon this facility following our entering into the repurchase transactions.
      In addition, we terminated our commitments under a $125 million 364-day bank credit facility which was due to expire on August 5, 2005. Also, we and the Selling Stockholder agreed to terminate a $250 million revolving loan agreement, as amended, between us. No amounts were drawn under either terminated facility as of the date of its termination.
      On April 1, 2005, we entered into a bridge credit agreement with Citicorp North America, Inc. Under this line of credit we may borrow (subject to customary conditions precedent) up to $750 million. The maturity date under the facility is March 31, 2006. Borrowings under this facility will bear interest at a rate, at our option, of either LIBOR plus a spread or the Federal Funds rate plus a spread, and we will be subject to certain covenants. We intend to use $450 million of the amount available under the facility, together with the $150 million of available cash, to finance our repurchase of $600 million of shares of Nuveen common stock from the Selling Stockholder. As noted above, on April 1, 2005, we gave notice to the holders of our private placement debt of our intent to prepay these notes. We intend to use amounts available under our new credit facility to prepay these notes. Borrowings under our new bridge facility may only be used to repay our private placement debt and repurchase shares of Nuveen common stock from the Selling Stockholder.
      In addition to the above facilities, our broker-dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $100 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2004 and 2003, no borrowings were outstanding on these uncommitted lines of credit.
      There are financial covenants associated with both our long-term debt and our credit lines. We were in compliance with those covenants as of December 31, 2004 and December 31, 2003. We do not believe that the bank facility requirements will have any impact on our ability to use the credit facility in the future.
Aggregate Contractual Obligations
      The Company has contractual obligations to make future payments under long-term debt and long-term non-cancelable lease agreements. The following table summarizes these contractual obligations at December 31, 2004:

	Long-Term	Operating
(In thousands)	Debt(1)	Leases(2)	Total

2005	$—	$10,926	$10,926
2006	—	11,732	11,732
2007	—	11,744	11,744
2008	300,000	11,270	311,270
2009	—	11,609	11,609
Thereafter	—	42,756	42,756

(1)	Amounts represent the expected cash principal repayments on the Company’s long-term debt.

(2)	Operating leases represent the minimum rental commitments under non-cancelable operating leases. The Company has no significant capital lease obligations.
      Management believes that cash provided from operations and borrowings available under its uncommitted and committed credit facilities will provide the Company with sufficient liquidity to meet its working capital needs, planned capital expenditures, future contractual obligations and payment of its anticipated quarterly dividends.
Equity and Dividends
      Options to purchase 391,122 and 395,142 shares of Rittenhouse non-voting Class B common stock were exercised by current and former employees on April 11, 2003, and March 28, 2002, respectively, under the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan. Rittenhouse accounted for these options in accordance with APB No. 25; therefore, no expense was recognized. As a result of these exercises, we recorded $42.5 million and $40.5 million, respectively, of minority interest on our consolidated balance sheet. The stock was repurchased on October 14, 2003, and September 30, 2002, thereby eliminating the minority interest position. Purchase price in excess of the exercise price of $11.1 million and $16.3 million was added to goodwill associated with the Company’s acquisition of Rittenhouse. Consistent with SFAS No. 142, as of January 1, 2002, goodwill is no longer being amortized.
      As part of the NWQ acquisition, key management purchased a non-controlling, member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $0.7 million as of December 31, 2004, and $3.0 million as of December 31, 2003, is reflected in minority interest on the consolidated balance sheets. This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. During 2004 and 2003, we recorded approximately $1.9 million and $1.1 million, respectively, of minority interest expense, which reflects the portion of profits applicable to the minority shareholders. Beginning in 2004 and continuing through 2008, the Company has the right to purchase the non-controlling members’ respective interests in NWQ. On February 13, 2004, the Company exercised its right to call 100% of the Class 2 minority members’ interests for $15.4 million. Of the total amount paid, approximately $12.9 million was recorded as goodwill. On February 15, 2005, the

Company exercised its right to call 100% of the Class 3 NWQ minority members’ interests for $22.8 million. Of the total amount to be paid on March 2, 2005, approximately $22.5 million will be recorded as goodwill.
      At December 31, 2004, we held in treasury 28,006,208 shares of the Company’s Class A common stock acquired in open market transactions. During 2004, the Company repurchased 1,820,450 Class A common stock shares in open market transactions. As part of a share repurchase program approved on August 9, 2002, we are authorized to purchase up to 7.0 million shares of common stock. As of December 31, 2004, there were 2.4 million shares remaining under the share repurchase program.
      During 2004, we paid out dividends on common shares totaling $64.0 million.
Broker-Dealer
      Our broker-dealer subsidiary is subject to requirements of the Securities and Exchange Commission relating to liquidity and capital standards (see Note 13 to the Consolidated Financial Statements “Net Capital Requirement”).
Critical Accounting Policies
      Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that impact our financial position and results of operations. These estimates and assumptions are affected by our application of accounting policies. Below we describe certain critical accounting policies that we believe are important to the understanding of our results of operations and financial position. In addition, please refer to Note 1 to the consolidated financial statements for further discussion of our accounting policies.
Intangible Assets
      At December 31, 2004, our assets included $550 million of goodwill and $53 million of other definite-lived intangible assets. Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we are required to test the fair value of goodwill and indefinite-lived intangibles on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate market multiples and other assumptions. We completed the impairment testing of goodwill and determined that there was no impairment to the goodwill recorded in our books and records as of May 31, 2004, the date that we have selected as an annual date. The recognition of any such impairment would have resulted in a charge to income in the period in which the impairment was determined. While we believe that our testing was appropriate, the use of different assumptions may result in recognizing some impairment of goodwill in our financial statements.
Impairment of Investment Securities
      SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and Securities and Exchange Commission (“SEC”) Staff Bulletin (“SAB”) 59, “Accounting for Noncurrent Marketable Equity Securities” and FASB Emerging Issues Task Force 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” provide guidance on determining when an investment is other-than-temporarily impaired. We periodically evaluate our investments for other-than-temporary declines in value. To determine if an other-than-temporary decline exists, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as our intent and ability to hold the investment. Additionally, we consider the financial health of and near-term business outlook for an investee, including factors such as industry performance and operational cash flow. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax, in accumulated other comprehensive income is realized as a charge to net income in the period in which the other-than-temporary decline in value is determined. See Note 1 to the consolidated financial statements for further information.
Accounting for Income Taxes
      SFAS No. 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could impact our financial position or our results of operations.
Quantitative and Qualitative Disclosures About Market Risk
Market Risk
      The following information and information included elsewhere in this report, describe the key aspects of certain financial instruments that have market risk.
Interest Rate Sensitivity
      As of December 31, 2004, all of our long-term debt was at a fixed interest rate. However, we have periodically entered into receive-fixed, pay-floating interest rate swap agreements (refer to Note 5 to the Consolidated Financial Statements—Derivative Financial Instruments for further information). These agreements effectively increased our exposure to fluctuations in interest rates. However, at December 31, 2004, there were no open interest rate swap agreements. A change in interest rates on our fixed debt has no impact on interest incurred or cash flow, but would have an impact on the fair value of the debt. We estimate that a 100 basis point (1%) increase in interest rates from the levels at December 31, 2004 and 2003, would result in a net decrease in the fair value of our debt of approximately $10 million and $12 million, at December 31, 2004 and 2003, respectively.
      Our investments consist primarily of Company-sponsored managed investment funds that invest in a variety of asset classes. Additionally, the Company periodically invests in new advisory accounts (incubation funds) to establish a performance history prior to a potential product launch. Company-sponsored funds and accounts are carried on our consolidated financial statements at fair market value and are subject to the investment performance of the underlying sponsored fund or account. Any unrealized gain or loss is recognized upon the sale of the investment. The carrying value of the Company’s investments in fixed-income funds or accounts, which expose us to interest rate risk, was approximately $43 million and $3 million at December 31, 2004 and 2003, respectively. We estimate that a 100 basis point (1%) increase in interest rates from the levels at December 31, 2004 would result in a net decrease of approximately $5 million in the fair value of the fixed income investments at December 31, 2004. We estimate that a 100 basis point movement from the levels at December 31, 2003, would result in an immaterial change in the fair value of the fixed income investments at December 31, 2003.
      Also included in investments at December 31, 2004, are certain swap agreements and futures contracts that are sensitive to changes in interest rates. The swap agreements are being used to re-create certain fixed-income indices for purposes of establishing new fixed-income products that may be offered to investors in the future. The futures contracts are being used to mitigate overall market risk related to our investments in certain newly created products described in the “Investments” section of Note 1 to the consolidated financial statements. The fair value of these instruments totaled approximately $0.3 million at December 31, 2004. There were no such instruments at December 31, 2003. We estimate that a 100 basis point (1%) increase in interest rates from the levels at December 31, 2004 would result in a net decrease in the fair value of the open derivatives of $0.4 million.

Equity Market Sensitivity
      As discussed above in the interest rate sensitivity section, we invest in certain Company-sponsored managed investment funds and accounts that invest in a variety of asset classes. The carrying value of the Company’s investments in funds and accounts subject to equity price risk is approximately $44 million and $23 million, at December 31, 2004 and 2003, respectively. As of December 31, 2004 and 2003, we estimate that a 10% adverse change in equity prices would have resulted in decreases of approximately $4 million and $2 million, respectively, in the fair value of our equity securities. The model to determine sensitivity assumes a corresponding shift in all equity prices.
      An adverse movement in the equity prices of our holding in privately held companies cannot be easily quantified as our ability to realize returns on investment depends on the investees’ ability to raise additional capital and/or derive cash inflows from continuing operations.
Inflation
      Our assets are, to a large extent, liquid in nature and therefore not significantly affected by inflation. However, inflation may result in increases in our expenses, such as employee compensation, advertising and promotional costs, and office occupancy costs. To the extent inflation, or the expectation thereof, results in rising interest rates or has other adverse effects upon the securities markets and on the value of financial instruments, it may adversely affect our financial condition and results of operations. A substantial decline in the value of fixed-income or equity investments could adversely affect the net asset value of funds and accounts we manage, which in turn would result in a decline in investment advisory and performance fee revenue.

BUSINESS
General
      Our principal businesses are asset management and related research as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments. We distribute our investment products and services, including closed-end exchange-traded funds (“exchange-traded funds”), mutual funds and individually managed accounts, to affluent and high-net-worth market segments through unaffiliated intermediary firms including broker-dealers, commercial banks, affiliates of insurance providers, financial planners, accountants, consultants and investment advisors. We also provide managed account services, including privately offered partnerships, to several institutional market segments and channels.
      We and our subsidiaries offer core investment capabilities through four branded investment teams: Rittenhouse growth equities, NWQ value equities, Nuveen fixed-income (which we refer to as “NAM”), and Symphony alternative investments.
      Our operations are organized around its principal advisory subsidiaries, which are registered investment advisers under The Investment Advisers Act of 1940. Certain of these advisory subsidiaries manage various Nuveen mutual funds and exchange-traded funds and others provide investment management services for individual and institutional managed accounts. Additionally, Nuveen Investments, LLC, a registered broker and dealer in securities under The Securities Exchange Act of 1934, provides investment product distribution and related services for our managed funds and, through March of 2002, sponsored and distributed our defined portfolios.
Company History and Acquisitions
      Nuveen, headquartered in Chicago, is the successor to a business formed in 1898 by Mr. John Nuveen that served as an underwriter and trader of municipal bonds. This core business was augmented in 1961 when we developed and introduced our first municipal defined portfolio, which is a fixed portfolio of municipal securities selected and purchased by us and deposited in a trust. We introduced our first municipal mutual fund in 1976, our first municipal money market fund in 1981, and our first municipal exchange-traded fund in 1987. We began providing individual managed account services to investors in early 1995, and since 1996 we have offered an increasingly wide range of equity-based managed funds and accounts to our target markets.
      On January 2, 1997, we completed the acquisition of Flagship Resources Inc. (“Flagship”) a manager of both municipal mutual funds and municipal managed accounts for individual investors.
      On August 31, 1997, we completed the acquisition of all of the outstanding stock of Rittenhouse, which specializes in managing individual equity and balanced portfolios primarily for high-net-worth individuals served by financial advisors. Rittenhouse provided us with a high-quality scalable distribution and service platform focused on the growing retail managed account markets.
      On September 17, 1999, we completed the sale of our investment banking business to US Bancorp Piper Jaffray. In conjunction with the sale, we ceased underwriting and distributing municipal bonds and serving as remarketing agent for variable rate bonds.
      On July 16, 2001, we completed the acquisition of Symphony. Symphony is an institutional investment manager based in San Francisco. As a result of the acquisition, our product offerings have expanded to include alternative investments designed to reduce risk through market-neutral and other strategies in several equity and fixed-income asset classes. Symphony also manages several long-only portfolios for us.
      In the first quarter of 2002, we exited the defined portfolio product line. As a result, we no longer create and distribute new defined portfolios. Defined portfolios previously sponsored by us that are still outstanding continue to be administered by us.

      On August 1, 2002, we completed the acquisition of NWQ, an asset management firm that specializes in value-oriented equity investments with significant relationships among institutions and financial advisors serving high-net-worth investors. NWQ has a product line that includes large-cap, mid-cap and small-cap value products as well as international value portfolios.
      We were incorporated in the State of Delaware on March 23, 1992, as a wholly owned subsidiary of The St. Paul Companies, Inc. (now the Selling Stockholder). John Nuveen & Co. Incorporated, our predecessor (now named Nuveen Investments, LLC), had been a wholly owned subsidiary of the Selling Stockholder since 1974. During 1992, the Selling Stockholder sold a portion of its ownership interest in us through a public offering. As of the date of this prospectus supplement, the Selling Stockholder owns approximately 78% of our outstanding voting securities.
Market Opportunities, Competitive Strengths and Strategies
Operating Platform
      We believe that we have developed a distinctive business model that emphasizes our high-quality service and access to specialized and disciplined investment expertise, and that this model has enabled us to succeed through a variety of market cycles. Since 1995, we have achieved consistent positive net flows and growth in assets under management, even through the equity market downturn in 2001 and 2002.
      We provide asset management services through our four distinct managers, each with independent investment teams and dedicated investment and research processes in their particular area of expertise:
      Nuveen Asset Management focuses on taxable and tax-free fixed income investments, and had $58 billion in assets under management as of December 31, 2004. Nuveen Asset Management’s investment strategy places an emphasis on managing risk to provide consistent and predictable investment performance. Using a value-oriented approach, we evaluate securities and sector and select what we view as attractive bond structures and credit exposures while positioning the portfolio within appropriate maturity and duration ranges. We also seek to diversify effectively the risks of other asset classes within an investor’s portfolio.
      NWQ Investment Management focuses on value equities and had $31 billion in assets under management as of December 31, 2004. The NWQ investment strategy concentrates on identifying undervalued companies that our investment professionals believe possess potential catalysts to improve profitability and/or unlock value. At NWQ, seasoned industry analysts conduct disciplined bottoms-up research to capitalize on opportunities that may be created by investor over-reaction, misperception and short-term focus. An emphasis on the risk/reward of each investment within a diversified portfolio instills downside protection. NWQ’s success relies on its analysts’ abilities to think independently, to anticipate change, and to capitalize on misperceptions of other investors, and we strive to enhance these capabilities by maintaining an entrepreneurial research environment. A strict adherence to an investment philosophy focusing on value underlies the overall investment process.
      Rittenhouse Asset Management focuses on growth equities and had $9 billion in assets under management as of December 31, 2004. Rittenhouse’s investment objective is to grow clients’ wealth over time by actively managing a diversified “blue chip” portfolio of industry-leading companies with a focus on quality earnings growth and lower volatility. An essential element of the Rittenhouse investment process is our experienced investment team, which strives to find and invest in high quality companies that historically have produced relatively consistent earnings growth. Over time, we believe that this philosophy and our disciplined approach to investing have allowed us to provide our clients with consistent returns, while controlling their long term risk.
      Symphony Asset Management focuses primarily on alternative investments and had $6 billion in assets under management as of December 31, 2004. The investment team at Symphony uses quantitative analysis (proprietary valuation, behavioral and risk-management models) to simplify its investment process, followed by developing more qualitative insights into investment opportunities to drive ultimate investment decisions. This approach has resulted in Symphony’s achieving consistent non-correlated returns with limited volatility in a range of market neutral, long-short and long-only equity and credit-based strategies.

Market Opportunity
      We believe we are well-positioned to benefit from the attractive demographic and investment trends in the U.S. through an established position in some of the highest-growth segments of the asset management industry, including managed accounts, closed-end exchange-traded funds and alternative investments. These trends include:
      Growing retirement needs as the U.S. population ages. As the average age of the U.S. population and individual life expectancy rates increase, we believe that there will be a growing demand for our products. According to the U.S. Census Bureau, the percentage of the U.S. population aged 55 and over will increase from approximately 23% (approximately 67 million individuals) in 2005 to 29% (approximately 97 million) in 2020. As increasing numbers of baby boomers approach retirement age, we believe that they will seek to secure reliable retirement income via investment products. The U.S. Social Security Administration has established that the average life expectancy for males increased from 62.9 years in 1945 to 74.4 years in 2003. For women, the expectancy increased from 68.4 to 79.5 years. This trend in longer life expectancies heightens the risk that individuals will outlive their retirement savings, which makes it essential that these individuals invest in a trusted source for asset preservation and dependable income. As an asset manager with a conservative investment philosophy focused on capital preservation, we believe we are well-positioned to offer attractive investment products and services to the aging U.S. population.
      Attractive growth characteristics of the high net worth market. According to Capgemini and Merrill Lynch, in 2003, there were approximately 2.5 million high net worth individuals in North America holding $8.5 trillion in financial assets. This figure is expected to grow by 11% per annum to approximately $14.0 trillion by 2008. Wealth preservation is important to this group as approximately 70% of high net worth individuals worldwide are more than 55 years of age and nearing retirement. As the high net worth market continues to grow, individuals are demanding more sophisticated services and comprehensive solutions for their finances. High net worth individuals have begun to mirror institutional investors, shifting investments into specialized products and alternative investments.
      Managed accounts increasingly are the vehicle of choice for the growing number of affluent and high-net worth individuals. Assets in managed accounts totaled approximately $580 billion as of December 31, 2004. In addition, retail managed accounts represent one of the fastest-growing areas of the asset management industry, with a projected average growth rate of 14% over the next four years, according to Cerulli Associates. We believe that inflows into managed accounts are being driven by increasing recognition of the critical role and value of financial advisors and professionally managed investment strategies for people in or near retirement age who have accumulated wealth over a lifetime. Affluent and high-net worth individuals who invest for the long-term often choose to invest through managed accounts, which are designed to enable access to high-caliber institutional managers offering investors a level of customization and transparency not found in mutual funds or other packaged products. Additionally, retail managed accounts tend to be recommended by financial advisors who provide a range of consultative services to their investor clients including diversified portfolio construction and investment-manager selection. Managed account products contribute to Nuveen being able to offer advisors and investors access to each of our specialized investment capabilities in any product form the customer prefers — managed account, mutual funds, closed-end fund or structured products.
Competitive Strengths
      We believe our competitive strengths include:

•	Well-positioned in rapidly growing market segments. We believe we are well-positioned in attractive, growing segments of the asset management industry such as retail managed accounts, closed-end ETFs, and alternative investments. We are the second-largest provider of retail managed accounts in third-party programs with $37 billion of assets under management and have a leading market share at the major wirehouses. We are the largest manager of closed-end ETFs, with $50 billion in assets under management as of December 31, 2004. In addition, during the past three years, we generated more new assets in the closed-end ETF area than any other investment management company. Even more importantly, we have broadened this product category well beyond its traditional municipal bond foundation to include a range of asset classes well suited to meet investors’ appetites for portfolios that include floating rate securities, high-dividend paying stocks, real estate, emerging market investments and preferred stocks, among others.

•	Consistently strong financial and operational performance. Over the past ten years, we have increased our advisory fee revenues at a compound annual growth rate of 10%. In 2004, we had a pre-tax margin of 50%, which we believe to be one of the highest among publicly traded asset managers. Over the past five years, our pre-tax margin has averaged 49%. In addition, we have consistently posted what we believe to be among the most consistent and positive net flows in the industry. In 2004, our assets under management grew by over $20 billion, reflecting positive net flows of $15 billion.

•	Diversified product offerings designed to enable us to succeed under a wide range of market conditions. We offer a wide variety of products to both institutional and retail investors, including taxable and tax-free fixed income funds, value, growth, and international equity areas, and alternative investments. In recent years we have significantly expanded our product offering through acquisitions, such as our 2001 purchase of Symphony, a provider of alternative investments and long-only strategies, and our 2002 acquisition of NWQ, a leading provider of value equities. We believe our diverse product offerings and disciplined investment philosophy have helped us to achieve impressive market returns over the past ten years.

•	Culture of product innovation. We have developed a company-wide culture of product innovation to anticipate the needs of both our intermediaries and investors. For each year since 1999, we generated over half of our sales from products and services that we did not offer five years earlier. In developing new products, we focus on three primary ways of innovating: i) tailoring solutions to the high-net worth market, ii) blending investment capabilities to serve emerging client needs, and iii) designing products that secure income, preserve capital, and offer growth potential. We believe that we have a robust new product pipeline in several investment style categories that will be highly attractive to investors, including products that focus on preservation and income, globalization, non-correlated returns and multi-style pre-packaged portfolios.

•	Service-oriented, high-quality distribution platform. We distribute our products through a number of different channels, including wirehouses, regional broker-dealers and banks, registered investment advisors and institutions. We have strong relationships with major wirehouses, such as Merrill Lynch, Morgan Stanley, Smith Barney, and UBS, and we sold products totaling over $11 billion through this channel in 2004. In addition, we believe we are well-positioned with regional broker-dealers, through which we sold products totaling $7 billion in 2004. We support financial advisors at our distribution partners with a sales and service force of over 130 professionals dedicated to providing high-quality relationship management. We pride ourselves on what we view as our innovative service processes, developed in partnership with our distribution intermediaries. Through wealth management education, practice management training and technology, we strive to help the financial advisors who recommend our products differentiate themselves as specialized solution providers. We are expanding our relationships with institutional clients, and generated $6 billion in gross sales through this channel in 2004.

•	Strong brand names and reputation. We believe that we have developed strong brand names and reputations in our various product areas by consistently providing strong performance and high quality service to investors through our distinctive investment teams with dedicated research and investment processes. In particular, we believe Nuveen, NWQ and Rittenhouse occupy leading positions within their specific market segments.

•	Strong and experienced management team. Our senior management team has led Nuveen Investments for almost ten years and has an average of over 15 years of experience in the asset management industry. They have achieved a strong track record of delivering consistent earnings growth with low volatility. In addition, they have overseen the transformation of Nuveen Investments through a series of acquisitions and organic growth that have substantially expanded the company’s product portfolio and distribution reach. Through these steps, we believe we have created a scaled, high-quality operating model.

Our Strategies
      Our overall objective is to evolve with our affluent client base while providing strong returns to our shareholders. We will pursue the following strategies to achieve this objective:

•	Broaden our distribution relationships and expand targeted market segments. We intend to invest in our institutional platform by increasing our emphasis on third-party consultants serving traditional institutional clients and adding institutional services to registered independent advisors. We will also seek to increase our penetration of distribution intermediaries by increasing the breadth of Nuveen’s products offered through these firms, such as promoting multi-strategy offerings at major wirehouses and regional firms and Symphony long-only strategies at major wirehouses. In addition, we will strive to continue to differentiate Nuveen Investments as a unified service partner by strategically collaborating with customers.

•	Continue to provide innovative new investment products and service offerings. We intend to continue our track record of product innovation by introducing new closed-end ETFs, managed accounts and alternative investment products. We continually work to develop new products, and we believe that our relationships with leading distributors enable us to anticipate client needs and deliver new solutions. We believe this strategy will enable us to increase our assets under management and provide further diversification for our business.

•	Maintain leadership in closed-end ETFs. We will strive to maintain our leadership in closed-end ETFs by focusing on income-oriented products, with particular emphasis on products that offer investors protection from rising interest rates, inflation and commodity costs, as well as steady cash flow and participation in potential equity market appreciation. In addition, we will continue to attempt to differentiate Nuveen ETFs in a crowded marketplace by providing strong secondary market support. At the same time, we will also continue to pursue a strategy of active risk management by increasing resources to manage the capital structures and financial risk exposures of our funds and utilizing additional hedging tools.

•	Develop new areas of high-quality investment specialization and enhance current platforms. We plan to extend our Nuveen-branded taxable fixed income capabilities in both the retail and institutional market segments. We will also continue to add resources at the investment brand level to extend our specialized teams. In particular, we intend to add depth and analytical resources to strengthen our investment foundation at Rittenhouse. We will also focus on developing new products and building out our investment team at NWQ, and add resources to our long-only and absolute returns areas at Symphony. We also intend to add on a selective basis high-caliber, specialized investment expertise, particularly in growth and international and through the use of carefully selected sub-advisors. Consistent with our heritage, we will continue to ensure that each portfolio team fosters an environment that emphasizes the critical importance of compliance and risk management in day-to-day processes and a commitment to teamwork.

•	Deliver strong financial results while prudently investing for growth. We plan to build on the favorable sales momentum we have experienced in our equity and taxable fixed income products. We will invest in expanding and upgrading our investment management capabilities and will further expand our institutional service platform.

Lines of Business
      We derive substantially all of our revenues from providing investment advisory, investment management, distribution and administration services to our family of funds and high-net-worth and institutional investors. This is our main business activity and only operating segment.
      The following series of tables, including Gross Sales of Investment Products, Net Flows and Net Assets Under Management, provide data that should be helpful in understanding our business and should be referred to while reading the separate discussions that follow the tables.
Gross Sales of Investment Products
      The following table summarizes gross sales for our products for the past three years:
Gross Sales of Investment Products
(in thousands)

	Year Ended December 31,

	2004	2003	2002

Managed Accounts:
Retail	$15,497,165	$7,943,426	$5,692,870
Institutional	5,939,308	2,335,561	1,346,652

Total	21,436,473	10,278,987	7,039,522
Mutual Funds:
Municipal	1,381,353	1,428,389	1,365,144
Equity and Income	243,445	107,347	147,606

Total	1,624,798	1,535,736	1,512,750
Exchange-Traded Funds:
Common Shares	2,066,227	4,104,778	4,689,477
Preferred Shares	821,967	2,178,623	2,158,668

Total	2,888,194	6,283,401	6,848,145
Total Managed Assets	25,949,465	18,098,124	15,400,417
Defined Portfolio Sales	—	—	194,117

Total Sales	$25,949,465	$18,098,124	$15,594,534

Net Flows of Investment Products
      The following table summarizes net flows (equal to sales, reinvestments and exchanges less redemptions) for our products for the past three years.
Net Flows
(in thousands)

	Year Ended December 31,

	2004	2003	2002

Managed Accounts:
Retail	$8,367,137	$2,921,607	$343,314
Institutional	3,455,259	(20,835)	(281,361)

Total	11,822,396	2,900,772	61,953
Mutual Funds:
Municipal	280,449	372,709	666,192
Equity and Income	7,437	(140,007)	(488,663)

Total	287,886	232,702	177,529
Exchange-Traded Funds	2,911,406	6,304,661	6,868,361

Total Managed Assets	15,021,688	9,438,135	7,107,843
Defined Portfolios	—	—	194,117

Total	$15,021,688	$9,438,135	$7,301,960

Net Assets Under Management
      The following table shows net assets managed by us at December 31 for each of the past three years. Defined portfolio assets under surveillance are not included in net assets under management since the portfolios are not actively managed and generally generate up-front distribution revenues rather than on-going advisory fees.
Net Assets Under Management
(in millions)

	December 31,

	2004	2003	2002

Managed Accounts:
Retail	$36,975	$25,676	$19,403
Institutional	15,582	10,301	8,523

Total	52,557	35,977	27,926
Mutual Funds:
Municipal	11,381	11,101	10,759
Equity and Income	1,299	1,184	1,090

Total	12,680	12,285	11,849
Exchange-Traded Funds	50,216	47,094	39,944

Total Managed Assets	$115,453	$95,356	$79,719

Asset Management
Investment Capabilities Overview
      We, through our advisory subsidiaries, offer four core investment styles: growth equities through Rittenhouse; value equities through NWQ; fixed-income through NAM; and hedged alternative investments through Symphony. Within these core investment styles, we sponsor several product alternatives including separately managed accounts, closed-end exchange-traded funds and open-end mutual funds. In our capacity as an adviser, we are responsible for the execution of the investment policies of the various funds or managed accounts we advise. Investment decisions for each fund or account are made by the portfolio manager responsible for the fund or managed account.
      Our Rittenhouse portfolio team follows a core growth stock strategy that centers generally on identifying large capitalization companies that are financially strong, are global leaders in their industries and generally have demonstrated consistent and predictable above-average long-term growth in earnings and, if applicable, in dividends. Our NWQ portfolio team specializes in value-oriented equity investments with a philosophy of investing in undervalued companies with identified catalysts to improve profitability and/or unlock value. Symphony’s hedged alternative investment disciplines are designed to reduce the systematic risk of investing in several equity and fixed-income asset classes with the goal of producing positive returns regardless of broad market direction. NAM’s fixed-income style concentrates primarily on the research, selection and management of municipal bond portfolios with the goal of generating attractive current income. We also offer investment products in a variety of taxable fixed-income styles including preferred securities, convertible securities, real estate investment trusts (“REITs”), senior loans and emerging market debt. Several of these styles provide access to other specialized, unaffiliated investment managers through sub-advisory arrangements.
      We have traditionally had a very low employment turnover rate among our portfolio managers. The majority of our portfolio managers, as well as those employed by sub-advisers, have devoted most of their professional careers to the analysis, selection and surveillance of the types of securities held in the funds or accounts they manage.
Sponsored Products
      We provide tailored investment management services for individuals and institutions through traditional managed accounts. Managed accounts are individual portfolios of stocks and bonds that offer investors the opportunity for a greater degree of tax planning and customization than traditional mutual funds. Our managed account offerings include large-cap growth and value accounts, small-cap and mid-cap value accounts, international equity accounts, blends of stocks and bonds, and market-neutral as well as tax-free and taxable fixed-income accounts. Accounts managed by Symphony include privately offered hedge funds. Symphony offers single-strategy market-neutral hedged portfolios across different asset classes and capitalization ranges: Large Cap U.S. Equities, Small Cap U.S. Equities, Convertible-bond Arbitrage, Credit Arbitrage and Senior Loans. Portfolios are managed through privately offered on-shore limited partnerships, off-shore funds and separately managed accounts. Some separate accounts, partnerships and funds employ investment leverage. In addition, some clients may choose to overlay Symphony’s strategies with futures contracts. At December 31, 2004, Rittenhouse, NAM, NWQ and Symphony managed 18%, 20%, 57% and 5% of our total managed account assets, respectively. Rittenhouse and NWQ manage accounts on both a discretionary and non-discretionary basis, while NAM and Symphony accounts are managed on a discretionary basis.
      As of December 31, 2004, we sponsored 110 closed-end exchange-traded funds that are actively managed. Of these funds, 98 invest exclusively in municipal securities. Of the remaining 12 funds, three invest primarily in senior loans, one invests in REITs, two invest in a blend of fixed-income and equity strategies, two invest in preferred and convertible securities, three invest solely in preferred securities and one invests in equity index and option securities. Closed-end exchange-traded funds do not continually offer to sell and redeem their shares. Rather, daily liquidity is provided by the ability to trade the shares of these funds on the New York or American Stock Exchange, at prices that may be above or below the shares’ net asset value. The municipal exchange-traded funds include insured and uninsured national and single-state funds. Most of these funds have a “leveraged” capital structure through the issuance of both common and preferred shares. The dividends paid to preferred shareholders are based on short-term tax-free interest rates, while the proceeds from the issuance of preferred shares are invested by the funds in longer-term municipal securities. This leveraged capital structure is designed to generate additional dividend potential for the common shareholders based on the historically observed differences between short-term and long-term interest rates. The exchange-traded funds that invest in senior loans, REITs, taxable fixed-income and equity strategies, preferred and convertible securities and preferred securities also have leveraged capital structures. They use preferred shares or short-term borrowings in a manner consistent with the municipal exchange-traded funds, in an attempt to generate additional incremental income for common shareholders. If the preferred share dividend rate or short-term borrowing rate were to exceed the net rate of return earned by a fund’s investment portfolio for an extended period, the fund’s Board of Directors may consider redeeming the outstanding preferred shares or eliminate the short-term borrowing. In addition, the fund’s Board may consider converting the fund from its closed-end exchange-traded status into an open-end fund if the fund persistently trades on the stock exchange at deep discounts to its net asset value per share. Either of these situations may negatively affect total assets under management.
      As of December 31, 2004, we offered 36 equity, balanced and municipal open-end mutual funds. These funds are actively managed and continuously offer to sell their shares at prices based on the daily net asset values of their portfolios. Daily redemption at net asset value is offered by all 36 funds. Of the 36 mutual funds, we offer 30 national and state-specific municipal funds that invest substantially all of their assets in diversified portfolios of limited-term, intermediate-term or long-term municipal bonds. We offer 6 mutual funds that invest exclusively in U.S. equities, international equities, or in portfolios combining equity with taxable fixed-income or municipal securities.
      The relative attractiveness of our mutual funds and exchange-traded funds to investors depends upon many factors, including current and expected market conditions, the performance histories of the funds, their current yields, the availability of viable alternatives, and the level of continued participation by the unaffiliated, third party firms that distribute our funds to their customers.
      The assets under management of managed accounts, mutual funds and exchange-traded funds are affected by changes in the market values of the underlying securities. Changing market conditions may cause positive or negative shifts in valuation, and subsequently in the advisory fees earned from these assets.
Advisory Fees
      We provide investment management services to funds, accounts and portfolios pursuant to investment management agreements. With respect to managed accounts, Rittenhouse, NAM, Symphony and NWQ generally receive fees, on a quarterly basis, based on the value of the assets managed on a particular date, such as the first or last calendar day of a quarter, or on the average asset value for the period. Symphony also receives performance fees earned on certain institutional accounts and hedge funds based on the performance of the accounts. With respect to mutual funds and exchange-traded funds, we receive fees based either on each fund’s average daily net assets or on a combination of the average daily net assets and gross interest income.
      Pursuant to sub-advisory agreements, Institutional Capital Corporation performs portfolio management services on behalf of three of the equity-based mutual funds, Security Capital Research & Management Incorporated performs portfolio management services for our REIT exchange-traded fund and diversified dividend and income exchange-traded fund, Wellington Management Company, LLP performs portfolio management services for the diversified dividend and income exchange-traded fund, and Spectrum Asset Management, Inc. performs portfolio management services for the three preferred securities exchange-traded funds and two preferred and convertible income exchange-traded funds. Froley, Revy Investment Co., Inc. performs portfolio management services for the two preferred and convertible income exchange-traded funds and Gateway Advisors performs portfolio management services for the equity index and option fund. We have a 23% minority equity ownership interest in Institutional Capital, but have no equity ownership interest in Security Capital Research & Management, Wellington Management, Spectrum Asset Management, Froley, Revy or Gateway Advisors.

      Advisory fees, net of sub-advisory fees and expense reimbursements, earned on managed assets for each of the past three years are shown in the following table:
Managed Assets—Investment Advisory Fees
(In thousands)

	Year Ended December 31,

	2004	2003	2002

Managed account advisory fees	$173,094	$122,961	$104,480
Exchange-traded fund advisory fees	239,295	220,701	191,567
Mutual fund advisory fees	63,578	61,612	60,449
Less: reimbursed expenses	(153)	(427)	(1,020)

Net advisory fees	63,425	61,185	59,429
Total	$475,814	$404,847	$355,476

      Our advisory fee schedules currently provide for maximum annual fees ranging from 0.45% to 0.60% in the case of the municipal mutual funds, and 0.75% to 1.05% in the case of the equity and taxable income mutual funds. Maximum fees in the case of the exchange-traded funds currently range from 0.35% to 0.90% of total net assets, except with respect to the five select portfolios. The investment management agreements for these select portfolios provide for annual advisory fees ranging from 0.25% to 0.30%. Additionally, for 54 funds offered since 1999, the investment management agreement specifies that for at least the first five years we will waive management fees or reimburse other expenses. The investment management agreement provides for waived management fees or reimbursements of other expenses ranging from 0.30% to 0.45% for the first five years. In each case, the management fee schedules provide for reductions in the fee rate at increased asset levels. In August 2004, we implemented a complex-wide fund pricing structure for all of our managed funds. The complex-wide pricing structure separates traditional portfolio management fees into two components—a fund specific component and an aggregate complex-wide component. The aggregate complex-wide component introduces breakpoints related to the entire complex of managed funds, rather than utilizing breakpoints only within individual funds. For the separately managed accounts, fees are negotiated and are based primarily on asset size, portfolio complexity and individual needs. These fees can range from 0.17% to 1.19% of net asset value annually, with the majority of the assets falling between 0.27% and 0.60%.
      We, through our Symphony subsidiary, earn performance fees for performance above specifically defined benchmarks. These fees are generally measured annually and are recognized only at the performance measurement date contained in the individual account management agreement. The underlying measurement dates for approximately 80% of investors’ capital fall in the second half of the year.
      The Company pays Institutional Capital, Security Capital Research & Management , Wellington Management, Spectrum Asset Management, Froley, Revy and Gateway Advisors a portfolio advisory fee for sub-advisory services. The sub-advisory fees are based on the percentage of the aggregate amount of average daily net assets in the funds they sub-advise. The fee schedules provide for rate declines as asset levels increase.
      Pursuant to sub-advisory agreements, we, through our advisory subsidiaries, perform portfolio management services on behalf of an equity-based exchange-traded fund and a Canadian senior loan fund traded on the Toronto Stock Exchange. These sub-advisory agreements are with IQ Investment Advisors, a subsidiary of Merrill Lynch, and Fairway Capital Management, respectively. We earn sub-advisory fees based on the assets in the funds we sub-advise.
Investment Advisory Agreements
      Each registered managed fund has entered into an investment management agreement with a Nuveen advisory subsidiary (each, an “Adviser”). Although the specific terms of each agreement vary, the basic terms are similar. Pursuant to the agreements, the Adviser provides overall management services to each of the funds, subject to the supervision of each fund’s board of trustees and in accordance with each fund’s investment objectives and policies. Our investment advisory agreements are approved initially by the sole fund shareholder and their continuance must be approved annually by the trustees of the respective funds, including a majority of the trustees who are not “interested persons” of our relevant advisory subsidiary or the fund, as defined in the Investment Company Act. Amendments to these agreements typically must be approved by the fund’s board of trustees and, if material, by fund shareholders. Each agreement may be terminated without penalty by either party upon 60 days written notice. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act). Our investment advisory agreements with advisory clients other than registered fund clients generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act, those investment advisory agreements may not be assigned without the client’s consent. The term “assignment” is broadly defined under the Investment Company Act and the Investment Advisers Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser’s stock by a security holder. In the event that a sale of our common stock by the Selling Stockholder were deemed to constitute an assignment of the investment advisory agreements of our advisory subsidiaries, we would be required to seek the approval of the board of trustees and shareholders of registered funds managed by our advisory subsidiaries of new investment advisory agreements and the consent of our other advisory clients to the assignment of their investment advisory agreements.
      Assuming the completion of the stock offering and the stock repurchase transaction, the settlement of the forward sale agreements and the stock repurchase forward transaction in shares of Nuveen Class B common stock by the Selling Stockholder, as described under “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering,” would likely be deemed to constitute such an assignment. Therefore we intend to seek to obtain these approvals and consents prior to such settlement. In order to provide us time to obtain these approvals and consents, the Selling Stockholder has agreed to retain beneficial ownership of in excess of 25% of our voting stock through the earlier of (1) five business days following the date we receive approvals of our registered fund clients representing a certain percentage of our assets under management and (2) December 23, 2005. On or after December 27, 2005, the Selling Stockholder will have no obligation to retain any beneficial ownership of our voting stock and will be free to dispose of our shares of common stock, regardless of what approvals we have received from registered fund clients. The termination of all or a portion of the investment advisory agreements, for any reason, could have a material adverse effect on the Company’s business and results of operations.
      Each fund bears all expenses associated with its operations, including the costs associated with the issuance and redemption of securities, where applicable. The fund does not bear compensation expenses of directors and officers of the fund who are employed by us or our subsidiaries. Some of our investment management agreements provide that, to the extent certain enumerated expenses exceed a specified percentage of a fund’s or a portfolio’s average net assets for a given year, the Adviser will absorb such excess through a reduction in the management fee and, if necessary, pay such expenses so that the year-to-date net expense will not exceed the specified percentage. In addition, we may voluntarily waive all or a portion of our advisory fee from a fund, and/or reimburse expenses, for competitive reasons. Reimbursed expenses for mutual funds, including voluntary waivers, totaled $0.2 million during the year ended December 31, 2004. We expect to continue voluntary waivers at our discretion. The amount of such waivers may be more or less than historical amounts.
      Services provided by Rittenhouse, NAM, Symphony and NWQ to each of the individual accounts are also governed by management contracts, which are customized to suit a particular account. A majority of these contracts and of Rittenhouse’s, NAM’s and NWQ’s assets under management involve investment management services provided to clients who are participants in “wrap-fee” programs sponsored by unaffiliated investment advisers or broker-dealers. Such agreements, and the other investment agreements to which Rittenhouse, NWQ and NAM are parties, generally provide that they can be terminated without penalty upon written notice by either party within any specified period. Under the provisions of the Investment Advisers Act, such investment management agreements may not be assigned to another manager without the client’s consent. The term “assignment” is broadly defined under the Investment Advisers Act and the Investment Company Act to include any direct or indirect transfer of the contract or of a controlling block of the adviser’s stock by a security holder. In addition, under the Investment Company Act, each of the investment advisory agreements of our advisory subsidiaries with registered fund clients would terminate automatically upon its assignment (as defined in the Investment Company Act). In the event that a sale of our common stock by the Selling Stockholder were deemed to constitute an assignment of the investment advisory agreements of our advisory subsidiaries, we would be required to seek the approval of the board of trustees and shareholders of registered funds managed by our advisory subsidiaries of new investment advisory agreements and the consents of our other advisory clients to the assignment of their investment advisory agreements. Assuming the completion of the stock offering and the stock repurchase transaction, the settlement of the forward sale agreements and stock repurchase forward transaction in shares of Nuveen Class B common stock by the Selling Stockholder as described under “The Selling Stockholder— Related Transactions Entered into in Conjunction with the Stock Offering” would likely be deemed to constitute such an assignment of the investment advisory agreements of our advisory subsidiaries. Therefore we intend to seek to obtain these approvals and consents prior to such settlements. The termination of all or a portion of these investment advisory agreements, for any reason, could have a material adverse effect on the Company’s business and results of operations.
Overview of Distribution and Relationships with Distributors
      We distribute our investment products and services, including separately managed accounts, exchange-traded funds and mutual funds, through registered representatives associated with unaffiliated national and regional broker-dealers, commercial banks and thrifts, broker-dealer affiliates of insurance agencies and independent insurance dealers, financial planners, accountants and tax consultants (“retail distribution firms”) and through unaffiliated consultants serving the institutional market. We also provide investment products and services directly to institutional markets. Our distribution strategy is to maximize the liquidity and distribution potential of our investment products by maintaining strong relationships with a broad array of registered representatives and independent advisors and consultants. We have well-established relationships with registered representatives in retail distribution firms throughout the country. These registered representatives participate to varying degrees in our marketing programs, depending upon any one or more of the following factors: their interests in distributing investments provided by us; their perceptions of the relative attractiveness of our managed funds and accounts; the profiles of their customers and their clients’ needs; and the conditions prevalent in financial markets. Registered representatives may reduce or eliminate their involvement in marketing our products at any time, or may elect to emphasize the investment products of competing sponsors, or the proprietary products of their own firms. Registered representatives may receive compensation incentives to sell their firm’s investment products or may choose to recommend to their customers investment products sponsored by firms other than us. This decision may be based on such considerations as investment performance, types and amount of distribution compensation, sales assistance and administrative service payments, and level and quality of customer service. In addition, a registered representative’s ability to distribute our mutual funds is subject to the continuation of a selling agreement between the firm with which the representative is affiliated and us. A selling agreement does not obligate the retail distribution firm to sell any specific amount of products and typically can be terminated by either party upon 60 days’ notice. Redeemable managed assets (consisting of managed accounts and mutual funds) held in accounts at Merrill Lynch produced 9% of consolidated operating revenue in 2004, the largest percentage of any of our distribution firms.
      We employ external and internal sales and service professionals who work closely with intermediary distribution partner firms and consultants to offer customized solutions for high-net-worth and institutional investors. These professionals regularly meet with independent advisors and consultants, who distribute our products, to help them develop investment portfolio and risk-management strategies designed around the core elements of a diversified portfolio. We also employ several professionals who provide education and training to the same independent advisors and consultants. These professionals offer expertise and guidance on a number of topics including wealth management strategies, practice management development, asset allocation and portfolio construction.
Distribution Revenue
      As part of our asset management business, we earn revenue upon the distribution of our mutual funds and upon the public offering of new closed-end exchange-traded funds. We do not earn distribution revenue upon the establishment of individual or institutional managed accounts.
      Common shares of exchange-traded funds are initially sold to the public in offerings that are underwritten by a syndication group, including us, through our Nuveen Investments, LLC broker-dealer. Underwriting fees earned are dependent upon our level of participation in the syndicate. During the year ended December 31, 2004, there were four new exchange-traded fund offerings.
      All of our mutual funds have adopted a Flexible Sales Charge Program that provides investors with alternative ways of purchasing fund shares based upon their individual needs and preferences.
      Class A shares may be purchased at a price equal to the fund’s net asset value plus an up-front sales charge ranging from 2.5% of the public offering price for limited-term municipal funds to 5.75% for equity funds. At the maximum sales charge level, approximately 90% to 95% of the sales charge is typically reallowed as a concession to the retail distribution firms. From time to time, we may reallow all of the sales charge to retail distribution firms or waive the sales charge and advance a sales commission to such firms in connection with marketing programs or special promotions. Additionally, purchases of Class A shares that equal or exceed $1 million may be made without an up-front sales charge, but are subject to a Contingent Deferred Sales Charge (“CDSC”) ranging from 0.50% to 1% for shares redeemed within 18 months. In order to compensate retail distribution firms for Class A share sales that are $1 million or greater, we advance a sales commission ranging from 0.50% to 1.75% at the time of sale. Class A shares are also subject to an annual SEC Rule 12b-1 service fee of between 0.20% and 0.25% of assets, which is used to compensate securities dealers for providing on-going financial advice and other services to investors.
      Class B shares may be purchased at a price equal to the fund’s net asset value without an up-front sales charge. Class B shares are subject to an annual SEC Rule 12b-1 distribution fee of 0.75% of assets to compensate us for costs incurred in connection with the sale of such shares, an annual SEC Rule 12b-1 service fee of between 0.20% and 0.25% of assets for the on-going services of securities dealers, and a CDSC which declines from 5% to 1% for shares redeemed within a period of 5 or 6 years. We compensate retail distribution firms for sales of Class B shares at the time of sale at the rate of 4% of the amount of Class B shares sold, which represents a sales commission plus an advance of the first year’s annual SEC Rule 12b-1 service fee. Class B shares convert to Class A shares after they are held for eight years.
      Class C shares may be purchased without an up-front sales charge at a price equal to the fund’s net asset value. However, these shares are subject to an annual SEC Rule 12b-1 distribution fee of 0.35% to 0.75% of assets designed to compensate securities dealers over time for the sale of the fund shares, an annual SEC Rule 12b-1 service fee of between 0.20% and 0.25% of assets used to compensate securities dealers for providing continuing financial advice and other services, and a 1% CDSC for shares redeemed within 12 months of purchase. In addition, we advance a 1% sales commission to retail distribution firms at the time of sale and, in return, receives the first year’s SEC Rule 12b-1 distribution fee and SEC Rule 12b-1 service fee.
      Class R shares are available for purchase at a price equal to the fund’s net asset value with no on-going fees or CDSCs. These shares are available primarily to clients of fee-based advisers, wrap programs and others under certain limited circumstances.
      The markets for mutual funds are highly competitive, with many participating sponsors. Based upon the information available, we believe that we held significantly less than a 5% share of the market with respect to net sales of mutual funds in each of the last three years.

General Business Discussions
Advertising and Promotion
      We provide individual registered representatives with daily prices, weekly, monthly and quarterly sales bulletins, monthly product, statistical and performance updates, product education programs, product training seminars and promotional programs coordinated with our advertising campaigns. In addition, we regularly coordinate our marketing and promotional efforts with individual registered representatives. We also augment our marketing efforts through magazine, newspaper and television advertising, targeted direct mail and telemarketing sales programs, web-based marketing, and sponsorship of certain sports and civic activities.
Employees
      At December 31, 2004, we had 674 full-time employees. Employees are compensated with a combination of salary, cash bonus and fringe benefits. In addition, we have sought to retain our key and senior employees through competitive compensation arrangements, which include equity-based incentive awards. We consider our relations with our employees to be good.

MANAGEMENT
Board of Directors
      Under the provisions of our Restated Certificate of Incorporation, holders of the Nuveen Class B common stock are entitled to nominate and elect (a) four board members for so long as the Nuveen Class B common stock represents at least 20% of all outstanding shares of Common Stock, (b) two board members for so long as the Nuveen Class B common stock represents at least 15% but less than 20% of all outstanding shares of Common Stock and (c) one board member for so long as the Nuveen Class B common stock represents less than 15% but greater than 10% of all outstanding shares of Common Stock.
      The Selling Stockholder currently holds all of the Nuveen Class B common stock, which constitutes an approximate 78% voting interest in the Company. Under the provisions of our Restated Certificate of Incorporation, upon any transfer by the Selling Stockholder of any of its shares of Nuveen Class B common stock, these shares would automatically be converted into shares of Nuveen Class A common stock.
      The corporate governance rules recently adopted by the New York Stock Exchange generally require that a majority of the members of the Board of Directors of any listed company must qualify as independent directors. There is an exception to this requirement for companies where more than 50% of the voting power is held by an individual, a group or another company (a “Controlled Company”). In view of the ownership of the Nuveen Class B common stock by the Selling Stockholder, we are a Controlled Company and the NYSE standards do not require that a majority of the members of our board of directors be independent under the applicable standards. As of December 31, 2004, of the 11 members of our board of directors, 5 would be considered independent under the applicable NYSE standards. Following the completion of the stock offering, we would intend to take the necessary actions to comply with NYSE rule requirements with respect to the composition of our board of directors and its committees.

Name	Age	Principal Occupations

John P. Amboian	43	Director of the Company since 1998; President since May 1999; prior thereto, Executive Vice President and Chief Financial Officer of the Company; prior to June 1995, Senior Vice President Finance, Strategic Planning and Systems & Chief Financial Officer for Miller Brewing Company June 1993 to May 1995.
Jay S. Benet	52	Director of the Company since May 2004; Chief Financial Officer of St. Paul Travelers since April 1, 2004; prior thereto, Chief Financial Officer of Travelers Property Casualty Corp. since February 2002; prior thereto, from March 2001 until January 2002, head of Financial Planning, Analysis and Reporting at Citigroup and Chief Financial Officer for Citigroup’s Global Consumer Europe, Middle East and Africa unit between April 2000 and March 2001.
Willard L. Boyd	77	Director of the Company since 1992; Professor of Law at the University of Iowa Law School since 1954; President Emeritus, Field Museum of Natural History since 1996; prior thereto President, Field Museum of Natural History from 1981 to 1996; President Emeritus, University of Iowa since 1981.
John L. Carl	57	Director of the Company since 2003; Member of the Board of Directors of The ServiceMaster Company and of Evanston Northwestern Healthcare; prior thereto Senior Vice President and Chief Financial Officer of Allstate Insurance Company from 1999 until July 2002.

Name	Age	Principal Occupations

W. John Driscoll	76	Director of the Company since 1992; Retired since 1994; prior thereto Chairman of Rock Island Company.
Jay S. Fishman	52	Director of the Company since October 2001; Chief Executive Officer and President of St. Paul Travelers since April 1, 2004; prior thereto, Chairman, Chief Executive Officer and President of The St. Paul Companies, Inc. since October 2001; prior thereto Chairman, Chief Executive Officer and President of The Travelers Insurance Group Inc; Director of Platinum Underwriters Holdings, Ltd.
William H. Heyman	56	Director of the Company since 2003; Executive Vice President and Chief Investment Officer of St. Paul Travelers since April 1, 2004; prior thereto, Executive Vice President and Chief Investment Officer of The St. Paul Companies, Inc. since May, 2002; prior thereto Chairman of Citigroup Investments since February, 2001, previously Executive Vice President of Citigroup Investments, and Chief Executive Officer of Tribeca Investments, LLC; Director of Max Re Capital, Ltd. (Reinsurance).
Duane R. Kullberg	72	Director of the Company since 1992; Retired since 1989; prior thereto, Managing Partner-Chief Executive Officer of Andersen Worldwide; Director of the Chicago Board Options Exchange, Inc. and Carlson Companies, Inc.
Samuel G. Liss	48	Director of the Company since May 2004; Executive Vice President of Strategic Development of St. Paul Travelers since April 1, 2004; prior thereto, Executive Vice President of Business Development at The St. Paul Companies, Inc. since February 2003; prior thereto Managing Director at Credit Suisse First Boston from 1994 to 2001.
Roderick A. Palmore	53	Director of the Company since 2002; Executive Vice President, General Counsel and Secretary of Sara Lee Corporation since 2004; prior thereto, Senior Vice President, General Counsel and Secretary of Sara Lee Corporation since 1999.
Timothy R. Schwertfeger	55	Director of the Company since 1992; Chairman and Chief Executive Officer since 1996; prior thereto, Executive Vice President of the Company since inception in 1992; Director of Institutional Capital Corporation since 1996.
      Our board of directors is currently composed of the eleven directors listed above, each of whom will serve until our next annual meeting of stockholders or until a successor is duly elected.
Executive Officers
      The names, ages and positions of our executive officers as of December 31, 2004, are set forth below. Unless otherwise indicated in the following descriptions, each of the following executive officers and other key officers has held his or her current position with us or our predecessor for more than the past five years.

Executive Officers	Age	Principal Position

Timothy R. Schwertfeger	55	Chairman, Chief Executive Officer and Director
John P. Amboian	43	President and Director
William Adams IV	49	Executive Vice President, U.S. Fund Products
Alan G. Berkshire	44	Senior Vice President and General Counsel
Margaret E. Wilson	49	Senior Vice President, Finance
      All our executive officers serve at the pleasure of our board of directors. There are no family relationships between any of our executive officers, key officers and directors, and there are no arrangements or understandings between any of these executive officers and any other persons pursuant to which the executive officer was appointed. Each of Mr. Schwertfeger and Mr. Amboian is party to an employment agreement with us for a three-year term ending October 31, 2005, subject to automatic one-year extensions if the executive remains employed by us.
      Mr. Schwertfeger has been Chairman and Chief Executive of Nuveen and its various subsidiaries since 1996. He also served as Chairman of the Nuveen Funds and as a Director of Institutional Capital Corporation for the same period.
      Mr. Amboian has been President of Nuveen and its various subsidiaries since May 1999. Prior thereto, he served as Executive Vice President of the Company and its various subsidiaries since June 1995.
      Mr. Adams has been Executive Vice President, U.S. Fund Products of Nuveen since December 1999. Prior thereto, Mr. Adams was Managing Director of Structured Investments effective September 1997 and Vice President and Manager, Corporate Marketing effective August 1994.
      Mr. Berkshire has been Senior Vice President and General Counsel of Nuveen since April 1999 and Secretary since May 1998. He joined us in September 1997 as Vice President and General Counsel.
      Mrs. Wilson has been Senior Vice President, Finance since April of 1999. She joined us as Vice President and Controller in February 1998.

EXECUTIVE COMPENSATION
      The following table shows information concerning the annual compensation for services to the Company in all capacities of the chief executive officer and the four other most highly compensated executive officers of the Company (collectively the “Named Executive Officers”) during the last three fiscal years. The information in this table and the following tables has been adjusted to reflect the Company’s 2-for-1 stock split in June of 2002.
Summary Compensation Table

				Long Term Compensation

	Annual Compensation			Restricted		Options
				Stock		(Number of		All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(4)		Shares)		Compensation(5)

Timothy R. Schwertfeger	2004	$750,000	$5,540,000	$1,200,584	(2)	159,543		$11,392
Chairman and	2003	750,000	4,609,000	—		317,190		10,975
Chief Executive Officer	2002	718,750	3,441,000	—		246,959		11,762
				2,847,900	(3)	540,000	(3)
John P. Amboian	2004	500,000	4,709,000	1,020,530	(2)	135,618		11,392
President	2003	500,000	3,918,000	—		269,652		10,975
	2002	481,250	2,899,000	—		209,797		11,762
				2,330,100	(3)	440,000	(3)
William Adams IV	2004	298,750	1,100,000	265,500	(2)	35,282		11,392
Executive Vice President	2003	270,000	1,100,000	—		90,000		10,975
	2002	270,000	900,000	—		80,000		11,762
				—		110,000	(3)
Alan G. Berkshire	2004	298,750	800,000	265,500	(2)	35,282		11,392
Senior Vice President	2003	270,000	750,000	—		90,000		10,975
	2002	270,000	650,000	—		80,000		11,762
				—		130,000	(3)
Margaret E. Wilson	2004	279,583	400,000	348,058	(2)	23,522		11,392
Senior Vice President, Finance	2003	270,000	330,000	—		60,000		10,975
	2002	270,000	300,000	—		60,000		11,762
				—		60,000	(3)

(1)	The amounts shown were paid pursuant to the 2002 Executive Officer Performance Plan in respect of the year shown.

(2)	Represents the value of 31,586, 26,849, 6,985, 6,985 and 9,157 shares of restricted stock, respectively, for Messrs. Schwertfeger, Amboian, Adams and Berkshire and Ms. Wilson, all awarded under the Nuveen 1996 Equity Incentive Award Plan (the “1996 Equity Plan”) with a market value of $38.01 per share on the award date. These shares will vest in a single installment on January 14, 2008.

(3)	These restricted stock and stock option awards were part of a equity incentive award made during 2002 following a peer group benchmarking and broad review of Company executive officer compensation arrangements. These awards include extended vesting provisions with a performance-based potential accelerated vesting in the case of the options. The option awards have satisfied the performance-based requirements and will vest and become exercisable on June 10, 2005 provided the participant is employed on that date. For Messrs. Schwertfeger and Amboian, the restricted stock award amounts shown represent the value of 110,000 shares and 90,000 shares, respectively, of restricted stock awarded under the 1996 Equity Plan effective on May 9, 2002, with a market value of $25.89 on the award date. The shares of restricted stock will vest in one installment on May 9, 2008, provided that the participant is employed on such date. In the event of the participant’s earlier termination of employment due to death, disability, retirement, by the Company without Cause, on account of Good Reason or in a Disaffiliation Transaction (as defined in the 1996 Equity Plan), the shares of restricted stock will vest pro rata based on the amount of time elapsed between the effective date and the termination date, divided by the six-year base vesting period. Dividends are payable with respect to all restricted shares awarded under the Equity Plan except where the recipient has elected to defer the receipt of dividends to a later date.

(4)	The aggregate number of shares of outstanding restricted stock granted to the Named Executive Officers as of December 31, 2004 (excluding the restricted shares referred in Note 3 above which were granted in January 2005) and the market value of such shares based on the December 31, 2004 New York Stock Exchange (“NYSE”) Composite Transaction closing price of $39.47, are as follows: Mr. Schwertfeger—242,000 shares with a value of $9,551,740 and Mr. Amboian—144,000 shares with a value of $5,683,680. None of the other Named Executive Officers held restricted stock on December 31, 2004.

(5)	In respect of calendar year 2004, includes contributions to the account of each executive officer of $4,892, under the Company’s tax-qualified Employees’ Profit Sharing Plan (including reallocations of forfeitures under that plan) and $6,500 for matching 401(k) contributions under that plan.

Option Grants in Respect of Last Fiscal Year
      The following table shows information relating to grants of stock options made to the Named Executive Officers in January 2005 in respect of the fiscal year ended December 31, 2004 pursuant to the 1996 Equity Plan.

	Number of	% of Total Options
	Securities	Granted to	Exercise or		Grant Date
	Underlying Options	Employees in	Base Price	Expiration	Present
Name	Granted(1)	Fiscal Year	($/Share)	Date	Value(2)

Timothy R. Schwertfeger	159,543	10.0%	$38.01	1/14/2015	$1,198,168
John P. Amboian	135,618	8.5%	$38.01	1/14/2015	$1,018,491
William Adams IV	35,282	2.2%	$38.01	1/14/2015	$264,968
Alan G. Berkshire	35,282	2.2%	$38.01	1/14/2015	$264,968
Margaret E. Wilson	23,522	1.5%	$38.01	1/14/2015	$176,650

(1)	These options become exercisable with respect to the shares of Nuveen Class A common stock covered thereby in one installment on January 14, 2008.

(2)	For options granted under the 1996 Equity Plan, the value is based on a variation of the Black-Scholes option pricing model which assumes (1) a weighted-average risk free interest rate of 3.6%, (2) a 2.3% dividend yield, (3) a weighted–average expected life of 5.1 years, and (4) a volatility factor of the Company’s estimated stock price performance of 22%. The actual value, if any, an individual may realize will depend on the excess of the market price of the stock over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated under the above-described variation of the Black-Scholes model. The estimated values under that model are based on subjective assumptions as to interest rates, stock price volatility and future dividend yield.

Option Exercises and Fiscal Year-End Values
      The following table shows information regarding the exercise by the Named Executive Officers during 2004 of options to purchase shares of Nuveen Class A common stock granted under the Equity Plan, the number of unexercised options held by them at December 31, 2004 and the “in-the-money” value of such unexercised options at that date.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Number of Shares		Options at 12/31/04		12/31/04(1)
	Acquired Upon	Value Realized
Name	Exercise of Options	Upon Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy R. Schwertfeger	—	—	2,003,720	1,304,149	$55,674,774	$15,596,795
John P. Amboian	240,000	$4,674,332	972,836	1,089,449	25,703,215	13,028,663
William Adams IV	—	—	285,000	356,000	7,187,700	4,280,780
Alan G. Berkshire	60,000	1,122,618	225,000	376,000	5,510,439	4,520,180
Margaret E. Wilson	—	—	195,000	240,000	4,815,089	2,900,100

(1)	Based on the New York Stock Exchange—Composite Transaction closing price of $39.47 for Nuveen Class A common stock on December 31, 2004.
Long-Term Incentive Plan Awards
      There were no long-term incentive plan awards (which are defined under applicable disclosure rules to exclude restricted stock and stock option awards) made to any of the Named Executive Officers during the fiscal year ended December 31, 2004.
Employment Agreements
      Effective November 1, 2002, the Company entered into employment agreements (each, an “Agreement”) with Mr. Schwertfeger and Mr. Amboian (each, an “Executive”). Each Agreement provides for a three-year initial term and an automatic one-year extension on the second and subsequent anniversaries of the Agreement if Executive remains employed by the Company. Under each Agreement, Executive will receive (1) an annual base salary ($750,000 for Mr. Schwertfeger and $500,000 for Mr. Amboian) which amount cannot be reduced during the term of the Agreement, (2) continued participation in the Company’s 2002 Executive Officer Performance Plan or its successors consistent with past practices and competitive pay practices, and (3) a right to participate in the Company’s employee benefit programs and policies. In the event Executive’s employment is terminated (a) other than for Cause or (b) for Good Reason (each as defined hereafter), Executive will receive (1) a pro-rated annual bonus for the year of termination based on his average bonus for the last three years (“Recent Average Bonus”), (2) a lump sum cash payment equal to three times Executive’s annual base salary plus his Recent Average Bonus, (3) continuation of welfare benefits for the earlier of three years or the date of re-employment with another employer, (4) three years of additional service credit under the Company’s Retirement Plan, and (5) immediate vesting of all outstanding equity awards.
      Cause as defined in each Agreement means (1) the willful and continued failure of Executive to perform substantially his duties with the Company, (2) willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, (3) conviction of a felony or a guilty or nolo contendere plea by Executive, or (4) a material breach of Executive’s responsibility under the Agreement to maintain the confidential information. The term “Good Reason” is defined as (1) any action by the Company which results in a material diminution of Executive’s position, authority, duties or responsibilities, (2) any failure by the Company to pay Executive the contractually determined compensation, (3) a requirement that Executive be based at an office or location other than Chicago, Illinois, (4) the failure by the Company to require any successor to expressly assume and agree to perform the Agreement, (5) a termination of Executive not permitted by the Agreement, and (6) the failure of the Board of Directors to nominate Executive for election to the Board or to appoint Executive, in Mr. Schwertfeger’s case, to each Committee of the Board (other than the Audit, Compensation and Nominating and Governance Committees) and, in Mr. Amboian’s case, to the Executive Committee of the Board, where legally permitted to do so. In addition, Executive’s resignation shall be deemed to be a termination for Good Reason (a) where such termination would constitute a “Qualifying Termination” under the St. Paul Travelers Special Severance Policy and any successor plan or policy for its most senior executives, (b) where Executive resigns for any reason during the 60 day period following the six-month anniversary of a Change of Control of the Company (as defined under the Equity Plan) where Executive was not actively and substantially involved in the negotiation of the terms of such Change of Control transaction, and (c) when Executive resigns at any time during the two years following such a Change of Control when (1) his title, position, authority, duties and responsibilities are changed adversely, (2) a change is made without his consent to the Company’s business strategy or business operations which is inconsistent in any material respect with the Company’s business strategy or business operations immediately prior to the Change of Control, and (3) Executive is asked to report to any person other than the Chief Executive Officer or the Board of Directors of a publicly traded company that is the Company or a successor to the Company (where the Company is publicly traded) or the Chief Executive Officer of the ultimate parent of the acquiring Company (where the Company is privately held). Each Agreement further provides that Executive will not be permitted to solicit or hire any person employed by the Company for twelve months after termination of employment and that in the event Executive becomes entitled to benefits or payments in connection with the termination of his employment following a Change of Control which subjects him to any excise taxes imposed by Section 4999 of the Internal Revenue Code, the Company will reimburse Executive in an amount necessary to fully offset such tax payments.
January 2005 Performance Based Long-Term Equity Awards
      In January 2005 the Compensation Committee of the Board of Directors approved long-term equity performance (LTEP) awards, including approximately 300,000 restricted shares and 1,400,000 ten-year, at-the-money stock options, to approximately 25 senior managers of the Company, including all executive officers. These awards will vest only if specified Company-wide performance criteria are met by the end of 2007 and are subject to additional time-based vesting if the performance criteria are met. The LTEP awards were not part of an annual incentive program. The performance vesting criteria for these awards include (1) the growth in two earnings measures at a compound annual rate of 11% or higher through 2007 and (2) the growth in assets under management with a revenue-producing profile consistent with the Company’s current assets to at least $150 billion by the end of 2007. One-half of the LTEP awards can become performance vested if only one of the performance criteria is met.

PRINCIPAL STOCKHOLDERS
      The following table sets forth the beneficial ownership as of March 21, 2005 of Nuveen Class A common stock and Nuveen Class B common stock, of each person who is not a director or executive officer known by the Company to own beneficially more than 5% of either such class. The percent of the total common stock outstanding owned by each such person is based on the outstanding shares of Nuveen Class A common stock and Nuveen Class B common stock as of March 21, 2005. Unless otherwise noted, the persons shown have sole voting and investment power.

	Number of
	Shares				Percent of Total
	Beneficially		Class of	Percent of Class	Common Stock
Name and Address	Owned		Stock	Outstanding	Outstanding

The St. Paul Travelers Companies, Inc.	73,406,724		B and A	100.0% of Class B	78%
385 Washington Street				Less than 1%
St. Paul, MN 55102				of Class A
Wilmington Trust Corporation and Wilmington Trust Company	2,040,582	(1)	A	9.8	2.2
1100 N. Market Street Wilmington, DE 19890
FMR Corp	1,200,200	(2)	A	5.8	1.3
82 Devonshire Street Boston, MA 02109
Nautical Trust	1,701,439	(3)	A	8.2	1.8
c/o Thompson Hine LLP 2000 Courthouse Plaza NE P.O. Box 8801 Dayton, Ohio 45401
Barclays Bank PLC	1,128,413	(4)	A	5.4	1.2
54 Lombard Street London, EC3P 3AH
Columbia Wanger Asset Management, L.P.	987,400	(5)	A	5.1	1.0
227 West Monroe Street Suite 3000 Chicago, IL 60606

(1)	According to a Schedule 13G/ A filed on February 5, 2005. Wilmington Trust Company is a wholly owned subsidiary of Wilmington Trust Corporation. These entities have sole voting power as to all of the shares, sole investment power as to 2,004,582 of the shares, and shared investment power as to 6,000 of the shares.

(2)	According to a Schedule 13G filed on February 14, 2005. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,078,500 shares (5.2%) of Nuveen Class A common stock. FMR Corp. has sole voting power with respect to 121,700 of the shares, shared voting power with respect to none of the shares, and sole dispositive power with respect to all the shares.

(3)	According to a Schedule 13G/ A filed on February 10, 2004.

(4)	According to a Schedule 13G filed on February 17, 2004. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Capital Inc., each a subsidiary of Barclays Bank PLC, a bank as defined under Section 3(a)(6) of the Securities Exchange Act of 1934, beneficially own an aggregate of 1,128,413 shares. Barclays Global Investors, NA is the beneficial owner of 1,040,287 shares and has sole voting and investment power as to 839,853 shares and no voting or dispositive power as to the remaining shares. Barclays Global Fund Advisors is the beneficial owner of 33,126 shares and has sole voting and investment power as to 32,627 shares. Barclays Capital Inc. is the beneficial owner of 55,000 shares and has sole voting and investment power as to all of those shares.

(5)	WAM Acquisition GP, Inc. (“WAM”) is the general partner of Columbia Wanger Asset Management, L.P. (“Columbia”). Columbia is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and these shares have been acquired on behalf of discretionary clients of Columbia. WAM and Columbia have shared voting and investment power with respect to all of the shares.

Directors and Executive Officers
      The following table sets forth the beneficial ownership, as of March 21, 2005, of Nuveen Class A common stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group (14 persons). The percentage of outstanding Nuveen Class A common stock owned by each such person and such group is based on the outstanding shares of Nuveen Class A common stock as of March 21, 2005, and the percentage of the outstanding total Nuveen common stock owned by each such person and such group is based on the outstanding shares of Nuveen Class A common stock and Nuveen Class B common stock as of such date, plus, in each case, shares subject to stock options held by each such person or such group that are currently exercisable or exercisable within 60 days after such date. No shares of Nuveen Class B common stock are owned by any of our directors, nominees for director or executive officers. Unless otherwise noted, the persons shown have sole voting and investment power.

	Number of		Percent of	Percent of
	Shares		Class A	Total Common
	Beneficially		Common Stock	Stock
Name	Owned		Outstanding(1)	Outstanding(1)

John P. Amboian	1,234,443	(2)	6.0%	1.3%
Jay S. Benet	—	(3)	*	*
Willard L. Boyd	5,051	(4)	*	*
John L. Carl	1,746	(5)	*	*
W. John Driscoll	5,051	(4)	*	*
Jay S. Fishman	—	(3)	*	*
William H. Heyman	—	(3)	*	*
Duane R. Kullberg	5,051	(4)	*	*
Samuel G. Liss	—	(3)	*	*
Roderick A. Palmore	1,743	(5)	*	*
Timothy R. Schwertfeger	2,576,963	(6)	11.8	2.7
William Adams IV	426,685	(7)	2.1	*
Alan G. Berkshire	341,144	(8)	1.6	*
Margaret E. Wilson	272,465	(9)	1.3	*
Directors and executive officers as a group (14 persons)	4,870,342	(10)	23.5	5.2

*	Less than 1%.

(1)	For our directors and executive officers, the percentage of outstanding stock is determined by dividing the total number of shares beneficially owned, which includes the shares that would be issued upon exercise of their exercisable options and options that will become exercisable within 60 days after March 21, 2005, by the total number of outstanding shares plus the additional number of shares that would be outstanding if the options and options that will become exercisable within such 60 day period were exercised.

(2)	Includes 1,142,836 shares subject to currently exercisable options, and excludes 144,000 shares of restricted stock, granted under our 1996 Equity Incentive Award Plan (the “1996 Equity Plan”). Mr. Amboian does not have voting or investment power with respect to such restricted shares because the receipt of such shares has been deferred and the deferral period has not ended and is not scheduled to end within 60 days. Also includes 1,607 shares in our 401(k) Plan as to which Mr. Amboian has no voting power. Mr. Amboian’s address is c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

(3)	Does not include shares of Nuveen Class B common stock held by the Selling Stockholder, for which the listed director serves as an executive officer

(4)	Includes 2,016 shares underlying Restricted Stock Units granted under the 1996 Equity Plan. These shares cannot be certificated or sold by Mr. Boyd, Mr. Driscoll or Mr. Kullberg until six months after his service as a director ends. The units have no voting rights.

(5)	Includes 746 and 1,743 shares of underlying Restricted Stock Units granted under the 1996 Equity Plan to Mr. Carl and Mr. Palmore, respectively. These shares cannot be certificated or sold by Mr. Carl or Mr. Palmore until 6 months after his service as a director ends. The units have no voting rights.

(6)	Includes 2,203,720 shares subject to currently exercisable options, and excludes 242,000 shares of restricted stock, granted under the 1996 Equity Plan. Mr. Schwertfeger does not have voting or investment power with respect to such restricted shares because the receipt of such shares has been deferred and the deferral period has not ended and is not scheduled to end within 60 days. Mr. Schwertfeger has shared voting and investment power as to 370,243 shares. Mr. Schwertfeger’s address is c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

(7)	Includes 361,000 shares subject to currently exercisable options.

(8)	Includes 301,000 shares subject to currently exercisable options, 6,000 shares as to which Mr. Berkshire has shared voting power, and 3,348 shares in our 401(k) Plan as to which Mr. Berkshire has no voting power.

(9)	Includes 255,000 shares subject to currently exercisable options and 192 shares in our 401(k) Plan as to which Ms. Wilson has no voting power.

(10)	Includes 4,263,556 shares subject to currently exercisable options. Does not include 386,000 shares of restricted stock granted under the 1996 Equity Plan, with respect to which the executive officers do not have voting or investment power because the receipt of such shares has been deferred and the deferral period has not ended and is not scheduled to end within 60 days.

PLAN OF DISTRIBUTION
      We understand that Merrill Lynch & Co., Inc. is issuing and selling the 2007 Securities. The 2007 Securities are a series of debt securities of Merrill Lynch & Co., Inc. that will be mandatorily exchanged upon maturity, which is scheduled to be October 15, 2007, for between 6,741,397 and 8,090,000 shares of Nuveen Class A common stock, or the cash value thereof, based on the trading price of Nuveen Class A common stock over a 30 trading day period prior to the maturity date for the 2007 Securities. We also understand that Merrill Lynch & Co., Inc., and its affiliates, expect to conduct hedging activities related to the 2007 Securities, including purchasing, selling, swapping and short selling in the public market and selling or purchasing forwards, and that Merrill Lynch & Co., Inc., and its affiliates, may borrow shares of Nuveen Class A common stock from stock lenders in connection with short sales.
      In connection with the offering described in the preceding paragraph, the Selling Stockholder has advised us that it has entered into a forward sale agreement with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Under such forward sale agreement, the Selling Stockholder has agreed to deliver, subject to the Selling Stockholder’s right to cash settle such forward sale agreement, 5,824,800 shares of Nuveen Class A common stock to such affiliate. Under such forward sale agreement, such affiliate will, on the closing date of this offering, pay the Selling Stockholder for the shares underlying such forward sale agreement an aggregate price of $184,290,000, which reflects an aggregate discount of $13,753,000 from the offering price to the public in the stock offering. The Selling Stockholder is also paying to the underwriters in this offering an aggregate commission of $8,251,800. The settlement date of such forward agreement will be no later than March 31, 2006, provided that the settlement date may be accelerated at the election of the Selling Stockholder. Such forward sale agreement provides that the Selling Stockholder will make delivery or payment in property or cash, as the case may be, to such affiliate in respect of dividends on Nuveen Class A common stock prior to the final settlement date of such forward sale agreement. In addition, as part of such forward agreement, the Selling Stockholder has pledged to such affiliate, to secure its obligations under the related forward sale agreement, a number of shares of Nuveen Class B common stock equal to the number of shares underlying such forward sale agreement. Until delivery under such forward sale agreement, the Selling Stockholder will continue to beneficially own and vote the shares of Nuveen Class B common stock pledged to secure such forward sale agreement. If the Selling Stockholder elects to settle such forward sale agreement in cash, instead of delivering shares of Nuveen Class A common stock, it will continue to beneficially own and vote the shares of Nuveen common stock underlying such agreement. Neither we nor the Selling Stockholder will have any obligation to deliver additional shares of Nuveen Class A common stock to Merrill Lynch & Co., Inc. or any obligation to deliver shares of Nuveen Class A common stock to any holder of the 2007 Securities. We will not receive any proceeds from the sale of Nuveen Class A common stock hereunder.
      In order to facilitate the offering of the 2007 Securities, the stabilizing manager for the 2007 Securities may engage in transactions that stabilize, maintain or otherwise affect the price of the 2007 Securities or Nuveen Class A common stock. Specifically, the stabilizing manager may sell more 2007 Securities than it is obligated to purchase in connection with the offering of the 2007 Securities, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing 2007 Securities in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the 2007 Securities in the open market after pricing that could adversely affect investors who purchase 2007 Securities in that offering. As an additional means of facilitating the offering of the 2007 Securities, the stabilizing manager may bid for, and purchase, 2007 Securities or Nuveen Class A common stock in the open market to stabilize the price of the 2007 Securities. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate for the 2007 Securities selling concessions allowed to an underwriter or a dealer for distributing the 2007 Securities in the offering for the 2007 Securities, if the stabilizing manager repurchases previously distributed 2007 Securities to cover short positions or to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the 2007 Securities or the Nuveen Class A common stock above independent market levels or prevent or retard a decline in the market price of the 2007 Securities or the Nuveen Class A common stock. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its agents, will act as the stabilizing manager with respect to the 2007 Securities and Nuveen Class A common stock.
      We expect that our expenses for this offering, excluding underwriting discounts and commissions, will be approximately $500,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the Nuveen Class A common stock. All offering expenses will be payable by the Selling Stockholder.
      Each of Nuveen and the Selling Stockholder has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, it will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

•	file or cause to be filed any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;
whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares of Nuveen Class A common stock offered hereby;

•	the sale by the Selling Stockholder of 11,892,300 shares of Nuveen Class A common stock to affiliates of the underwriters under the forward sale agreements described under “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering”;

•	the offer and sale of the shares of Nuveen Class A common stock underlying the 2008 Securities issued by Morgan Stanley concurrently with the stock offering. See “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering”;

•	the sale by the Selling Stockholder of up to 43,240,071 shares of Nuveen Class A common stock in the stock offering described under “The Selling Stockholder — Related Transactions Entered into in Conjunction with the Stock Offering.”

•	the sale by the Selling Stockholder of shares of Nuveen common stock to us under the stock repurchase forward transaction described under “Selling Stockholder— Related Transactions Entered into in Conjunction with the Stock Offering”;

•	the sale by the Selling Stockholder, directly to us, of shares of Nuveen Class B common stock concurrently with the closing of the stock offering as described under “Selling Stockholder — Related Transactions Entered into in Conjunction with the Stock Offering”;

•	the grant by us of stock options, restricted stock or other awards pursuant to our benefit plans, or to new or prospective employees in the ordinary course of its business, provided that such options, restricted stock or awards do not become exercisable or vest during such 90-day period;

•	the issuance by us of shares of Nuveen Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement; or

•	transactions by the Selling Stockholder relating to shares of Nuveen Class A common stock or other securities acquired in open market transactions after the completion of the stock offering.

      Each of the directors and executive officers of our company has agreed that, with certain exceptions, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, he or she will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;
whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to transactions relating to shares of Nuveen Class A common stock or other securities acquired in open market transactions after the completion of the stock offering.
      Nuveen, the Selling Stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.
Relationships with Underwriters
      The underwriters of the 2007 Securities and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, including the Selling Stockholder, for which they have received and may continue to receive customary fees and commissions. As part of our ordinary course of business, we receive revenues related to our products sold by, and assets in clients’ accounts at, affiliates of the underwriters who distribute our products. In particular, redeemable managed assets held in accounts at Merrill Lynch, Pierce, Fenner & Smith Incorporated produced 9% of consolidated operating revenue in 2004, the largest percentage of any of our distribution firms. Also as part of our ordinary course of business, affiliates of the underwriters act as managers or members of syndicates that underwrite offerings of our exchange-traded funds. Also, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are underwriters of the stock offering. See “Selling Stockholder—Related Transactions Entered into in Conjunction with the Stock Offering”.
LEGAL MATTERS
      The validity of the shares of Nuveen Class A common stock offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell has in the past, and continues to, provide certain legal services to the Selling Stockholder. Simpson Thacher & Bartlett LLP, New York, New York, has also provided legal advice to the Selling Stockholder in connection with this offering.
EXPERTS
      The consolidated balance sheets of Nuveen as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders’ equity, and cash flows for each of the three years ended December 31, 2004, included in this prospectus supplement, have been so included in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or accompanying prospectus. This prospectus supplement and accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC.

1.	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005.

2.	Current Reports on Form 8-K filed on January 19, 2005; January 21, 2005; February 4, 2005; March 30, 2005; and April 1, 2005 (other than those portions furnished under Item 2.02 or 7.01).

3.	The description of our capital stock contained in our Registration Statement on Form 8-A, filed April 27, 1992, and any amendments or reports filed for the purpose of updating that description.
      All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus are sold are incorporated by reference into this prospectus supplement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Nuveen Investments, Inc.:
      We have audited the accompanying consolidated balance sheets of Nuveen Investments, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuveen Investments, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 1 to the consolidated financial statements, effective April 1, 2004, the Company began expensing the cost of stock options per the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.”
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Chicago, Illinois
February 24, 2005

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	December 31,

	2004	2003

ASSETS
Cash and cash equivalents	$209,360	$161,584
Management and distribution fees receivable	50,902	54,972
Other receivables	18,754	10,103
Furniture, equipment, and leasehold improvements, at cost less accumulated depreciation and amortization of $51,942 and $44,543, respectively	27,694	29,973
Investments	138,820	75,351
Goodwill	549,811	535,271
Other intangible assets, at cost less accumulated amortization of $15,293 and $10,175, respectively	53,398	58,516
Other assets	22,854	28,623

	$1,071,593	$954,393

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations:
Accounts payable	$14,429	$13,572
Current taxes payable	4,255	19,670
Accrued compensation and other expenses	67,311	55,994
Other short-term liabilities	8,788	7,272

Total Short-Term Obligations	94,783	96,508

Long-Term Obligations:
Notes payable	305,047	302,113
Deferred compensation	34,547	30,707
Deferred income tax liability, net	23,959	13,501
Other long-term liabilities	25,177	28,356

Total Long-Term Obligations	388,730	374,677

Total Liabilities	483,513	471,185
Minority interest	2,602	4,228
Common stockholders’ equity:
Class A common stock, $.01 par value, 160,000,000 shares authorized, 47,586,266 shares issued	476	476
Class B common stock, $.01 par value, 80,000,000 shares authorized, 73,325,214 shares issued	733	733
Additional paid-in capital	215,102	188,899
Retained earnings	854,549	763,301
Unamortized cost of restricted stock awards	(77)	(50)
Accumulated other comprehensive income/(loss)	892	(2,641)

	1,071,675	950,718
Less common stock held in treasury, at cost (28,066,208 and 28,405,108 shares, respectively)	(486,197)	(471,738)

Total common stockholders’ equity	585,478	478,980

	$1,071,593	$954,393

See accompanying notes to consolidated financial statements.
      The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year Ended December 31,

	2004	2003	2002

Operating revenues:
Investment advisory fees from assets under management	$475,814	$404,847	$355,476
Product distribution	8,959	9,206	12,083
Performance fees/other revenue	20,864	37,975	28,888

Total operating revenues	505,637	452,028	396,447

Operating expenses:
Compensation and benefits	165,321	144,190	115,522
Advertising and promotional costs	12,158	11,627	12,608
Occupancy and equipment costs	19,740	19,321	17,912
Amortization of intangible assets	5,118	5,208	3,803
Travel and entertainment	7,981	7,726	8,539
Outside and professional services	22,216	20,331	19,419
Minority interest expense	1,875	1,077	—
Other operating expenses	18,353	16,222	18,744

Total operating expenses	252,762	225,702	196,547

Non-operating income/(expense):
Investment and other income/(expense)	12,145	2,264	(100)
Interest expense	(12,513)	(7,435)	(4,892)

Total non-operating income/(expense)	(368)	(5,171)	(4,992)

Income before taxes	252,507	221,155	194,908
Income taxes:
Current	87,723	76,097	65,496
Deferred	8,376	10,053	10,618

Total income taxes	96,099	86,150	76,114

Net income	$156,408	$135,005	$118,794

Average common and common equivalent shares outstanding:
Basic	92,671	92,612	93,910

Diluted	96,121	95,944	98,042

Earnings per common share:
Basic	$1.69	$1.46	$1.26

Diluted	$1.63	$1.41	$1.21

See accompanying notes to consolidated financial statements.
      The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS’ EQUITY
(in thousands)

						Accumulated
					Unamortized	Other
	Class A	Class B	Additional		Cost of	Comprehensive
	Common	Common	Paid-In	Retained	Restricted	Income/	Treasury
	Stock	Stock	Capital	Earnings	Stock Awards	(Loss)	Stock	Total

Balance at December 31, 2001	$470	$733	$145,386	$615,559	$(1,537)	$(3,713)	$(341,958)	$414,940
Net income				118,794				118,794
Cash dividends paid				(47,103)				(47,103)
Conversion of preferred to common	6		5,619					5,625
Purchase of treasury stock							(150,663)	(150,663)
Compensation expense on options			11,952					11,952
Exercise of stock options			(6,058)	(4,938)			39,181	28,185
Issuance of restricted stock				(34)			88	54
Amortization of restricted stock awards					789			789
Tax effect of options exercised			15,299					15,299
Other comprehensive income						(1,146)		(1,146)

Balance at December 31, 2002	$476	$733	$172,198	$682,278	$(748)	$(4,859)	$(453,352)	$396,726

Net income				135,005				135,005
Cash dividends paid				(51,880)				(51,880)
Purchase of treasury stock							(41,946)	(41,946)
Compensation expense on options			14,132					14,132
Exercise of stock options			(3,649)	(2,151)			23,480	17,680
Issuance of restricted stock				49	(129)		80	—
Amortization of restricted stock awards					827			827
Tax effect of options exercised			6,218					6,218
Other comprehensive income						2,218		2,218

Balance at December 31, 2003	$476	$733	$188,899	$763,301	$(50)	$(2,641)	$(471,738)	$478,980

Net income				156,408				156,408
Cash dividends paid				(63,979)				(63,979)
Purchase of treasury stock							(52,076)	(52,076)
Compensation expense on options			20,417					20,417
Exercise of stock options			(5,857)	(1,144)			37,257	30,256
Issuance of deferred stock				(66)			300	234
Grant of restricted stock				29	(89)		60	—
Amortization of restricted stock awards					62			62
Tax effect of options exercised			11,643					11,643
Other comprehensive income						3,533		3,533

Balance at December 31, 2004	$476	$733	$215,102	$854,549	$(77)	$892	$(486,197)	$585,478

Comprehensive Income (in 000s):	2004	2003	2002

Net income	$156,408	$135,005	$118,794
Other comprehensive income:
Unrealized gains/(losses) on marketable equity securities, net of tax	3,176	3,605	(612)
Reclassification adjustments for realized gains/(losses)	80	30	(534)
Terminated cash flow hedge	276	(1,417)	—
Foreign currency translation adjustments	1	—	—

Subtotal: other comprehensive income	3,533	2,218	(1,146)

Comprehensive Income	$159,941	$137,223	$117,648

Change in Shares Outstanding (in 000s):	2004	2003	2002

Shares outstanding at the beginning of the year	92,506	92,726	95,142
Shares issued under stock options and other incentive plans	2,219	1,444	2,713
Shares acquired	(1,820)	(1,664)	(5,747)
Conversion of preferred to common	—	—	618

Shares outstanding at the end of the year	92,905	92,506	92,726

See accompanying notes to consolidated financial statements.
      The Company began expensing the cost of stock options on April 1, 2004. All prior period financial information has been restated.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	2004	2003	2002

Cash flows from operating activities:
Net income	$156,408	$135,005	$118,794
Adjustments to reconcile net income to net cash provided from operating activities:
Deferred income taxes	8,376	10,053	10,618
Depreciation of office property, equipment, and leaseholds	7,900	7,650	7,321
Unrealized gains/(losses) from available-for-sale investments	(388)	63	1,065
Amortization of intangible assets	5,118	5,208	3,803
Amortization of debt related costs, net	(637)	14	—
Compensation expense for options	20,417	14,132	11,952
Net (increase) decrease in assets:
Management and distribution fees receivable	4,069	(867)	8,940
Other receivables	(7,476)	3,687	(1,045)
Other assets	1,221	2,353	16,121
Net increase (decrease) in liabilities:
Accrued compensation and other expenses	11,825	11,296	10,871
Deferred compensation	3,840	2,731	(422)
Security purchase obligations	—	—	(739)
Accounts payable	(14,557)	9,481	1,900
Other liabilities	(4,193)	1,359	12,200
Other, consisting primarily of the tax effect of options exercised	11,709	7,046	18,717

Net cash provided from operating activities	203,632	209,211	220,096

Cash flows from financing activities:
Proceeds from notes payable	—	300,000	250,000
Repayments of notes payable	—	(305,000)	(128,000)
Net private placement related items	3,846	610	—
Dividends paid	(63,979)	(51,880)	(47,103)
Proceeds from stock options exercised	30,256	17,679	28,184
Acquisition of treasury stock	(52,076)	(41,946)	(150,663)

Net cash used for financing activities	(81,953)	(80,537)	(47,582)

Cash flows from investing activities:
Purchase of office property and equipment	(5,634)	(6,964)	(8,947)
Proceeds from sales of investment securities	2,543	1,416	1,451
Purchases of investment securities	(54,718)	(1,808)	(2,332)
Contingent consideration for Symphony acquisition	(1,639)	(14,264)	—
NWQ acquisition, net of cash received and liability due to Old Mutual	—	—	(156,368)
Proceeds from Rittenhouse stock options exercised	—	42,474	40,504
Repurchase of Rittenhouse stock	—	(53,531)	(56,811)
Repurchase of NWQ Class 2 minority members’ interests	(15,424)	—	—
Other, consisting primarily of the change in other investments	968	(4,893)	(3,190)

Net cash used for investing activities	(73,904)	(37,570)	(185,693)

Effect of exchange rate changes on cash and cash equivalents	1	—	—
Increase/(decrease) in cash and cash equivalents	47,776	91,104	(13,179)
Cash and cash equivalents:
Beginning of year	161,584	70,480	83,659

End of year	$209,360	$161,584	$70,480

See accompanying notes to consolidated financial statements.
      The Company began expensing the cost of stock options on April 1,2004. All prior period financial information has been restated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies
      General Information and Basis of Presentation. The consolidated financial statements include the accounts of Nuveen Investments, Inc. (“the Company” or “Nuveen Investments”) and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. The Company’s majority stockholder is The St. Paul Travelers Companies, Inc. (“St. Paul Travelers”).
      The Company and its subsidiaries offer core investment management capabilities through four branded investment teams: Rittenhouse blue-chip growth; NWQ value; Nuveen fixed-income; and Symphony market-neutral alternative investments.
      Operations of Nuveen Investments, Inc. are organized around its principal advisory subsidiaries, which are registered investment advisers under the Investment Advisers Act of 1940. These advisory subsidiaries manage the Nuveen mutual funds and exchange-traded funds and provide investment services for individual and institutional managed accounts. Additionally, Nuveen Investments, LLC, a registered broker and dealer in securities under the Securities Exchange Act of 1934, provides investment product distribution and related services for the Company’s managed funds, and, through March of 2002, sponsored and distributed the Company’s defined portfolios (unit investment trusts).
      Effective April 1, 2004, the Company began expensing the cost of stock options per the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” The retroactive restatement method described in SFAS No. 148, “Accounting for Stock-Based Compensation— Transition and Disclosure” was adopted and the results for prior years have been restated (see the “Equity Incentive Plans” section of this footnote). Compensation cost recognized is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. Prior to April 1, 2004, the Company accounted for stock option plans under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R is a revision of SFAS No. 123 and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. While the Company currently follows SFAS No. 123, resulting in the recognition of option expense in the accompanying consolidated statements of income, the adoption of SFAS No. 123R will require the use of a slightly different method of accounting for forfeitures beginning in 2005. This change in methodology will not have a material impact on the Company’s consolidated financial statements.
      Certain other amounts in the prior year financial statements have been reclassified to conform to the 2004 presentation. These reclassifications had no effect on net income or stockholders’ equity.
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results could differ from these estimates.
      Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, investment instruments with maturities of three months or less and other highly liquid investments, including commercial paper and money market funds, which are readily convertible to cash. Amounts presented on our consolidated balance sheets approximate fair value.
      Securities Purchased Under Agreements to Resell. Securities purchased under agreements to resell are treated as collateralized financing transactions and are carried at the amounts at which such securities will be subsequently resold, including accrued interest, and approximate fair value. The Company’s exposure to credit risks associated with the nonperformance of counterparties in fulfilling these contractual obligations can be directly impacted by market fluctuations that may impair the counterparties’ ability to satisfy their obligations. It is the Company’s policy to take possession of the securities underlying the agreements to resell or enter into tri-party agreements, which include segregation of the collateral by an independent third party for the benefit of the Company. The Company monitors the value of these securities daily and, if necessary, obtains additional collateral to assure that the agreements are fully secured. At December 31, 2004 and 2003, there were no securities purchased under agreements to resell.
      The Company utilizes resale agreements to invest cash not required to fund daily operations. The level of such investments will fluctuate on a daily basis. Such resale agreements typically mature on the day following the day on which the Company enters into such agreements. Since these agreements are highly liquid investments, readily convertible to cash, and mature in less than three months, the Company includes these amounts in cash equivalents for balance sheet and cash flow purposes.
      Securities Transactions. Securities transactions entered into by the Company’s broker-dealer subsidiary are recorded on a settlement date basis, which is generally three business days after the trade date. Securities owned are valued at market value with profit and loss accrued on unsettled transactions based on trade date.
      Furniture, Equipment and Leasehold Improvements. Furniture and equipment, primarily computer equipment, is depreciated on a straight-line basis over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the remaining term of the lease. The Company capitalizes certain costs incurred in the development of internal-use software. Software development costs are amortized over a period of not more than five years.
      Investments. Investments consist of securities classified as trading and available-for-sale, as well as non-marketable securities. Also included are investments resulting from the consolidation of six new funds managed by the Company but not yet offered for sale. As a result of being the sole investor in these six funds, the Company is required to consolidate these funds in its consolidated financial statements (see Note 10— Consolidated Funds for additional information). The following information related to investments does not include information related to the consolidated fund investments of approximately $31 million.
      Non-marketable securities are investments that are saleable, but for which no ready market exists. These investments are carried at cost. At December 31, 2004, approximately $41 million of investments are classified as non-marketable and consist of common stock in a privately held institutional equity manager (Institutional Capital Corporation) and a non-affiliated private-equity investment partnership.
      Trading securities are securities bought and held principally for the purpose of selling them in the near term. These investments are reported at fair value, with unrealized gains and losses included in earnings. At December 31, 2004, approximately $24 million of investments are classified as trading securities. Approximately $15 million of these securities are in products or portfolios that are not currently marketed by the Company but may be offered to investors in the future. The fair value for these products is determined through a combination of quoted market prices as well as a valuation of any derivatives employed by means of discounted cash flow analysis. The remaining balance of approximately $9 million included as trading securities is our investment in certain Company-sponsored mutual funds. The purpose of these investments is to mitigate interest rate exposure for those participants in the Company’s deferred compensation program who have elected to defer compensation with such deferred compensation earning interest based on the rate of return of one of several managed funds sponsored by the Company. To mitigate exposure and to minimize the volatility of the Company’s deferred compensation liability, the Company purchases shares of the underlying fund at the time of the deferral.
      Our investments not classified as either non-marketable or trading are classified as available-for-sale securities. These investments are carried at fair value with unrealized holding gains and losses reported net of tax as a separate component of accumulated other comprehensive income until realized. Realized gains and losses are reflected as a component of non-operating income/(expense). At December 31, 2004, approximately $41 million of investments are classified as available-for-sale and consist primarily of Company-sponsored mutual funds and exchange-traded funds. These marketable securities are carried at fair value. Fair value is based on quoted market prices.
      The cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale equity securities by major security type and class of security at December 31, 2004 and 2003, are as follows:

		Gross Unrealized	Gross Unrealized
(In 000s)	Cost	Holding Gains	Holding Losses	Fair Value

At December 31, 2004
Available for Sale:
Incubation funds	$16,421,954	$3,019,093	$(214,001)	$19,227,046
Sponsored funds	17,664,448	467,854	(25,455)	18,106,847
Other equity securities	3,870,232	142,127	(39,335)	3,973,024

	$37,956,634	$3,629,074	$(278,791)	$41,306,917

At December 31, 2003
Available for Sale:
Incubation funds	$6,227,599	$1,247,477	$(270,995)	$7,204,081
Sponsored funds	19,670,330	303,798	(3,207,228)	16,766,900
Other equity securities	3,754,697	—	(86,144)	3,668,553

	$29,652,626	$1,551,275	$(3,564,367)	$27,639,534

      The Company periodically evaluates its non-marketable and available-for-sale investments for other-than-temporary declines in value. Other-than-temporary declines in value may exist when the fair value of an investment security has been below the carrying value for an extended period of time. If an other-than-temporary decline in value is determined to exist, the unrealized investment loss net of tax in accumulated other comprehensive income is realized as a charge to net income in the period in which the other-than-temporary decline in value occurs. At December 31, 2004, for the investments that have unrealized losses, the Company believes that all of these unrealized losses are only temporary and are due to temporary market conditions. Supporting this conclusion is the significant increase in the value of these investments, and commensurate decline in total unrealized losses at December 31, 2004, compared to total unrealized losses at December 31, 2003. The following table presents information about the Company’s investments with unrealized losses at December 31, 2004 and 2003 (in 000s):

	Less Than 12		12 Months or
	Months		Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2004	Value	Losses	Value	Losses	Value	Losses

Description of Securities
Fund investments	$477	$25	$49	$1	$526	$26
Other	2,022	5	1,376	248	3,398	253

Total temporarily impaired securities	$2,499	$30	$1,425	$249	$3,924	$279

	Less Than 12
	Months		12 Months or Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2003	Value	Losses	Value	Losses	Value	Losses

Description of Securities
Fund investments	$482	$20	$11,276	$3,458	$11,758	$3,478
Other	—	—	3,549	86	3,549	86

Total temporarily impaired securities	$482	$20	$14,825	$3,544	$15,307	$3,564

      Revenue Recognition. Investment advisory fees from assets under management are recognized ratably over the period that assets are under management. Performance fees are recognized only at the performance measurement dates contained in the individual account management agreements and are dependent upon performance of the account exceeding agreed-upon benchmarks over the relevant period. Some of the Company’s investment management agreements provide that, to the extent certain enumerated expenses exceed a specified percentage of a fund’s or a portfolio’s average net assets for a given year, the advisor will absorb such expenses through a reduction in management fees. Investment advisory fees are recorded net of any such expense reductions. Investment fees are also recorded net of any sub-advisory fees paid by the Company based on the terms of those arrangements.
      Accumulated Other Comprehensive Income/(Loss). The Company’s other comprehensive income/(loss) consists of: changes in unrealized gains and losses on certain investment securities classified as available-for-sale (recorded net of tax); reclassification adjustments for realized gains/(losses) (net of tax); the amortization of a loss resulting from a series of Treasury rate lock transactions (see Note 5— Derivative Financial Instruments); and foreign currency translation adjustments. The changes (net of tax) in unrealized gains and losses on certain investment securities classified as available-for-sale was approximately $3,176,000, $3,606,000 and ($612,000) for the years ended December 31, 2004, 2003 and 2002, respectively. The related cumulative tax effects of the changes in unrealized gains and losses on certain investment securities classified as available-for-sale were deferred tax (liabilities)/benefits of ($2,082,000) in 2004, ($2,326,000) in 2003 and $658,000 in 2002. The reclassification adjustments for realized gains/(losses) on investment securities are approximately an $80,200 gain in 2004, a $30,000 gain in 2003 and a $534,000 loss in 2002. The amortization of the Treasury rate lock loss was approximately $276,500 and $76,500 for the years ending December 31, 2004 and 2003, respectively. As the Treasury rate lock loss did not occur until 2003, there was no such amortization for the year ended December 31, 2002. As of December 31, 2004 and 2003, the remaining unamortized Treasury rate lock loss is $1,140,779 and $1,417,314, respectively, and is being amortized over the term of the private placement debt (see Note 4— Notes Payable). Finally, for the year ended December 31, 2004, approximately $1,000 of a foreign currency translation gain was recorded into other comprehensive income. There were no foreign currency translation gains/losses for the years ended December 31, 2003 and 2002. Total comprehensive income for the Company was approximately $159,941,000 in 2004, $137,223,000 in 2003 and $117,648,000 in 2002.
      Goodwill. In July 2001, the FASB issued Statement SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead that they be tested for impairment at least annually using a two-step process. Other intangible assets continue to be amortized over their useful lives.
      The Company has chosen May 31 as its measurement date for the annual SFAS No. 142 impairment test. Neither the initial SFAS No. 142 impairment test (as of January 1, 2002) nor any of the subsequent, ongoing annual SFAS No. 142 impairment tests (as of May 31) indicate any impairment of goodwill. The Company’s SFAS No. 142 goodwill impairment test involves the use of estimates. Specifically, estimates are used in assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of reporting units. While we believe that our testing was appropriate, the use of different assumptions may have resulted in recognizing some impairment of goodwill in our financial statements.

      The following table presents a reconciliation of activity in goodwill from December 31, 2002 to December 31, 2004, as presented on our consolidated balance sheets:

(000s)
Balance at December 31, 2002	$511,851
Goodwill from exercise of Rittenhouse stock options (see Note 8)	11,057
Symphony contingent consideration	12,363

Balance at December 31, 2003	$535,271
Repurchase of 100% of NWQ Class 2 interests (see Note 9)	12,923
Symphony contingent consideration	1,639
Other	(22)

Balance at December 31, 2004	$549,811

      Intangible Assets. Intangible assets consist primarily of the estimated value of customer relationships resulting from our Symphony and NWQ acquisitions. We do not have any intangible assets with indefinite lives. We amortize our intangible assets over their estimated useful lives.
      The following table presents a reconciliation of activity in other intangible assets from December 31, 2002 to December 31, 2004, as presented on our consolidated balance sheets:

(000s)
Balance at December 31, 2002	$63,724
Amortization of:
Symphony customer relationships	(2,223)
Symphony internally developed software	(324)
Symphony favorable lease	(117)
NWQ contractual relationships	(2,544)

Balance at December 31, 2003	$58,516
Amortization of:
Symphony customer relationships	(2,223)
Symphony internally developed software	(324)
Symphony favorable lease	(26)
NWQ contractual relationships	(2,545)

Balance at December 31, 2004	$53,398

      The following table reflects the gross carrying amounts and the accumulated amortization amounts for the Company’s intangible assets as of December 31, 2004 and 2003:

	As of December 31, 2004		As of December 31, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
(in 000s)	Amount	Amortization	Amount	Amortization

Symphony acquisition:
Customer relationships	$43,800	$7,668	$43,800	$5,445
Internally developed software	1,622	1,107	1,622	783
Favorable lease	369	369	369	343
NWQ acquisition:
Contractual customer relationships	22,900	6,149	22,900	3,604

Total	$68,691	$15,293	$68,691	$10,175

      For the years ended December 31, 2004 and 2003, the aggregate amortization expense relating to the Company’s amortizable intangible assets was $5.1 million and $5.2 million, respectively. There were no unamortizable intangible assets at December 31, 2004 and 2003. The approximate useful lives of these intangible assets are as follows: Symphony customer relationships— 19 years; Symphony internally developed software— 5 years; Symphony favorable lease— 38 months; and NWQ contractual relationships— 9 years. The estimated aggregate amortization expense for each of the next five years is approximately: $5.1 million for 2005, $5.0 million for 2006, and $4.8 million for each of 2007, 2008 and 2009.
      Other Receivables and Other Liabilities. Included in other receivables and other liabilities are receivables from and payables to broker-dealers and customers, primarily in conjunction with unsettled trades. These receivables were approximately $8,695,000 and $1,567,000, and these payables were approximately $4,988,000 and $3,871,000 at December 31, 2004 and 2003, respectively.
      Other Assets. Other assets consist primarily of approximately $16.9 million in commissions advanced by the Company on sales of certain mutual fund shares. Advanced sales commission costs are being amortized over the lesser of the Securities and Exchange Commission Rule 12b-1 revenue stream period (one to eight years) or the period during which the shares of the fund upon which the commissions were paid remain outstanding.
      Fair Value of Financial Instruments. Cash and cash equivalents, marketable securities, notes and other accounts receivable, and investments are financial assets with carrying values that approximate fair value because of the short maturity of those instruments. Accounts payable and other accrued expenses are financial liabilities with carrying values that approximate fair value also because of the short maturity of those instruments. The fair value of long-term debt is estimated using discounted cash flows based on our incremental borrowing rates for similar debt and comparable bond prices.
      In determining the fair value of its financial instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risk existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.
      A comparison of the fair values and carrying amounts of these instruments is as follows:

	December 31,

	2004		2003

	Carrying	Fair	Carrying	Fair
(in 000s)	Amount	Value	Amount	Value

Assets:
Cash and cash equivalents	$209,360	$209,360	$161,584	$161,584
Fees receivable	50,902	50,902	54,972	54,972
Other receivables	18,754	18,754	10,103	10,103
Marketable securities	97,533	97,533	33,476	33,476
Non-marketable securities	41,287	66,450	41,875	58,120
Open derivatives	—	—	72	72
Liabilities:
Notes payable (long-term debt)	$305,047	$299,000	$302,113	$299,200
Accounts payable	18,684	18,684	33,242	33,242
Open derivatives	66	66	—	—
      Equity Incentive Plans. Effective April 1, 2004, the Company began expensing the cost of stock options per the fair value provisions of SFAS No. 123 using the retroactive restatement method described in SFAS No. 148. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the lesser of the options’ vesting period or the related employee service period. A Black-Scholes option pricing model was used to determine the fair value of each award at the time of the grant.
      The following table provides the effect of the restatement on net income and earnings per share for the years ended December 31, 2003 and 2002:

(in 000s, except per share data)	2003	2002

As Reported:
Net Income	$143,996	$126,185
Basic EPS	$1.55	$1.34
Diluted EPS	$1.50	$1.29
As Restated:
Net Income	$135,005	$118,794
Basic EPS	$1.46	$1.26
Diluted EPS	$1.41	$1.21
      Advertising and Promotional Costs. Advertising and promotional costs include amounts related to the marketing and distribution of specific products offered by the Company as well as expenses associated with promoting the Company’s brands and image. The Company’s policy is to expense such costs as incurred.
      Non-Operating Income/(Expense). Non-operating income/(expense) includes investment and other income and expense. Investment and other income is comprised primarily of dividends and interest income from investments, realized gains and losses on investments and miscellaneous income, including gain or loss on the disposal of property.
      The following is a summary of non-operating income/(expense) for the years ended December 31, 2004, 2003, and 2002:

	For the Year Ended December 31,

(in 000s)	2004	2003	2002

Dividends and Interest Income	$4,597	$1,438	$2,632
Interest Expense	(12,513)	(7,435)	(4,892)
Gains/(Losses) on Investments	4,127	1,440	(1,647)
Miscellaneous Income/(Expense)	3,421	(614)	(1,085)

Total	$(368)	$(5,171)	$(4,992)

      Taxes. The Company and its subsidiaries file a consolidated federal income tax return. The Company provides for income taxes on a separate return basis. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are applicable to periods in which the differences are expected to affect taxable income. Although valuation allowances may be established, when necessary, to reduce deferred tax assets to amounts expected to be realized, there were no deferred tax asset valuation allowances at December 31, 2004 or 2003.
      Supplemental Cash Flow Information. The Company paid cash interest of $12.6 million in 2004, $6.1 million in 2003 and $5.7 million in 2002. This compares with interest expense reported in the Company’s consolidated statements of income of $12.5 million, $7.4 million and $4.9 million for the respective reporting years.
      Federal and state income taxes paid in the years ending December 31, 2004, 2003 and 2002, amounting to approximately $92.6 million, $63.5 million and $41.7 million, respectively, include required payments on estimated taxable income and final payments of prior year taxes required to be paid upon filing the final federal and state tax returns, reduced by refunds received.

2.	Earnings per Common Share
      The following table sets forth a reconciliation of net income and common shares used in the basic and diluted earnings per share computations for the three years ended December 31, 2004:

	Net		Per Share
(in 000s, except per share data)	Income	Shares	Amount

2002:
Net income	$118,794
Less: Preferred stock dividends	(141)

Basic EPS	$118,653	93,910	$1.26
Dilutive effect of:
Restricted stock	—	416
Employee stock options	—	3,304
Assumed conversion of preferred stock	141	412

Diluted EPS	$118,794	98,042	$1.21

2003:
Basic EPS	$135,005	92,612	$1.46
Dilutive effect of:
Restricted stock	—	465
Employee stock options	—	2,867

Diluted EPS	$135,005	95,944	$1.41

2004:
Basic EPS	$156,408	92,671	$1.69
Dilutive effect of:
Restricted stock	—	457
Employee stock options	—	2,993

Diluted EPS	$156,408	96,121	$1.63

      Options to purchase 103,437 shares of the Company’s common stock at a range of $34.40 to $39.47 were outstanding at December 31, 2004, but were not included in the computation of diluted earnings per share because the options’ respective exercise prices per share were greater than the average market price of the Company’s common shares. At December 31, 2003, options to purchase 4,990,800 shares of the Company’s common stock at a range of $27.10 to $27.50 were outstanding, but were not included in the computation of diluted earnings per share because the options’ respective exercise prices per share were greater than the average market price of the Company’s common shares. At December 31, 2002, options to purchase 5,072,400 shares of the Company’s common stock at a range of $26.34 to $27.50 were outstanding, but were not included in the computation of diluted earnings per share because the options’ respective exercise prices per share were greater than the average market price of the Company’s common shares.

3.	Income Taxes
      The provision for income taxes on earnings for the three years ended December 31, 2004 is:

(in 000s)	2004	2003	2002

Current:
Federal	$73,893	$63,979	$56,109
State	13,830	12,118	9,387

	87,723	76,097	65,496

Deferred:
Federal	9,103	8,471	8,297
State	(727)	1,582	2,321

	$8,376	$10,053	$10,618

      The provision for income taxes is different from that which would be computed by applying the statutory federal income tax rate to income before taxes. The principal reasons for these differences are as follows:

	2004	2003	2002

Federal statutory rate applied to income before taxes	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	3.4	4.5	4.4
Tax-exempt interest income, net of disallowed interest expense	(0.1)	(0.1)	(0.1)
Other, net	(0.2)	(0.4)	(0.2)

Effective tax rate	38.1%	39.0%	39.1%

      The tax effects of significant items that give rise to the net deferred tax asset/(liability) recorded on the Company’s consolidated balance sheets are shown in the following table:

	December 31,

(in 000s)	2004	2003

Gross deferred tax asset:
Stock options	$21,848	$15,025
Deferred compensation	12,405	11,253
Accrued post-retirement benefit obligation	3,888	3,225
Unfunded accrued pension cost (non-qualified plan)	1,238	922
Book depreciation in excess of tax depreciation	3,978	3,119
Other	7,992	11,491

Gross deferred tax asset	51,349	45,035

Gross deferred tax liability:
Deferred commissions and fund offering costs	(6,396)	(3,815)
Goodwill amortization	(59,310)	(47,478)
Prepaid pension costs	(1,361)	(1,360)
Other, consisting primarily of internally developed software	(8,241)	(5,883)

Gross deferred tax liability	(75,308)	(58,536)

Net deferred tax liability	$(23,959)	$(13,501)

      The future realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not the Company will realize the benefits of these future tax deductions.
      Not included in income tax expense for 2004, 2003 and 2002 are income tax benefits of $11,643,000, $6,218,000, and $15,299,000, respectively, attributable to the vesting of restricted stock and the exercise of stock options. Such amounts are reported on the consolidated balance sheets in additional paid-in capital and as a reduction of taxes payable included in other liabilities on our consolidated balance sheets.
      At December 31, 2004, the Company had state tax loss carryforwards of approximately $1.6 million that will expire between 2022 and 2024. The Company believes that all state tax loss carryforwards will be utilized prior to expiration.

4.	Notes Payable
      At December 31, 2004 and December 31, 2003, notes payable on the accompanying consolidated balance sheets were comprised of the following:

	December 31,	December 31,
(in 000s)	2004	2003

Private placement debt	$300,000	$300,000
Net unamortized private placement fees	(1,568)	(1,787)
Net unamortized gains on unwinding of swaps	6,615	3,828
Fair value of open interest rate swap	—	72

Total	$305,047	$302,113

      On September 19, 2003, the Company issued $300 million of senior unsecured notes (the “private placement debt”). These notes mature on September 19, 2008, and carry a fixed coupon rate of 4.22%, payable semi-annually. These notes, which were issued at 100% of par, are unsecured and are prepayable at any time in whole or in part. In the event of prepayment, the Company will pay an amount equal to par plus accrued interest plus a “make-whole premium,” if applicable. Proceeds from the private placement debt were used to refinance existing debt and for general corporate purposes.
      In connection with the private placement debt, we entered into a series of treasury rate lock and interest rate swap transactions (see Note 5, “Derivative Financial Instruments”). The resultant net gain on these transactions along with the private placement debt issuance costs are being amortized over the term of the private placement debt. The net reduction in interest expense as a result of both the debt issuance costs and the derivative transactions was $1.5 million in 2004 and $0.9 million in 2003. After considering both the debt issuance costs and the derivative transactions, our current effective interest rate on the private placement debt is 3.8%.
      The Company also has lines of credit with a group of banks and a revolving loan agreement with its majority shareholder, St. Paul Travelers. The line of credit with a group of banks is a revolving credit line of $250 million, entered into on August 7, 2003. This committed line is divided into two equal facilities: one with a three-year term that expires in August 2006, and one with a term of 364 days that expires in August 2005. Proceeds from borrowings under this facility may be used for fulfilling day-to-day cash requirements and general corporate purposes including acquisitions, share repurchases and asset purchases. The rate of interest payable under the agreement is, at the Company’s option, a function of one of various floating rate indices. The agreement requires the Company to pay a facility fee at an annual rate of 0.12% of the committed amount for the three-year facility and 0.10% of the committed amount for the 364-day facility. At December 31, 2004 and 2003, there were no amounts outstanding under these lines of credit.
      The revolving loan agreement with St. Paul Travelers was entered into on July 31, 2002. This $250 million loan facility was originally set to expire on July 15, 2003; however, it was amended prior to this expiration date to provide for no scheduled expiration date, but to specify that borrowings would be required to be repaid within 30 days demand by St. Paul Travelers. This loan facility carries a floating interest rate of LIBOR plus a margin of up to 0.25%. At December 31, 2004 and 2003, there were no amounts outstanding under this loan facility.
      Our broker-dealer subsidiary occasionally utilizes available, uncommitted lines of credit with no annual facility fees, which approximate $100 million, to satisfy periodic, short-term liquidity needs. As of December 31, 2004 and 2003, no borrowings were outstanding on these uncommitted lines of credit.

5.	Derivative Financial Instruments
      SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133” and further amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (collectively, “SFAS No. 133”), states that, unless a derivative qualifies as a hedge, the gain or loss from a derivative instrument must be recorded currently into earnings. Under SFAS No. 133, three types of hedges are recognized: fair value hedges, cash flow hedges and hedges of a corporation’s net investments in foreign operations.
      Fair value hedges. An entity may designate a derivative instrument as hedging the exposure to changes in the fair value (market value) of financial assets or liabilities. For example, a fixed-rate bond’s market value changes when prevailing market interest rates change. Hedging the fixed-rate bond’s price risk with a derivative would be considered a fair value hedge.
      Cash flow hedges. An entity may also designate a derivative instrument as hedging the exposure to variability in expected future cash flows that is attributable to a particular risk. That exposure may be associated with an existing recognized asset or liability or a forecasted transaction.
      As discussed in Note 4, in anticipation of the private placement debt issuance, the Company entered into a series of treasury rate lock transactions in 2003 with an aggregate notional amount of $100 million. These treasury rate locks are accounted for as cash flow hedges, as they hedged against the variability in future projected interest payments on the then-forecasted issuance of fixed rate debt (the private placement debt) attributable to changes in interest rates. The prevailing treasury rates had declined by the time of the private placement debt issuance and the locks were settled for a payment by the Company of $1.5 million. The Company has recorded this loss in “Accumulated Other Comprehensive Income/(Loss)” in the accompanying consolidated balance sheets, as the treasury rate locks were considered highly effective for accounting purposes in mitigating the interest rate risk on the forecasted debt issuance. Amounts accumulated in other comprehensive loss will be reclassified into earnings commensurate with the recognition of the interest expense on the debt. At December 31, 2004 and 2003, the unamortized loss on the treasury rate lock transactions was approximately $1.1 million and $1.4 million, respectively. Within the next 12 months, the Company expects to reclassify approximately $289,000 of the loss on the treasury rate lock transactions into interest expense.
      Also as discussed in Note 4, the Company entered into a series of interest rate swap transactions. The Company entered into forward-starting interest rate swap transactions as hedges against changes in a portion of the fair value of the private placement debt. Under the agreements, payments were to be exchanged at specified intervals based on fixed and floating interest rates. All of the interest rate swap transactions were designated as fair value hedges to mitigate the changes in fair value of the hedged portion of the private placement debt. The Company determined that these interest rate swap transactions qualified for treatment under the short-cut method of SFAS No. 133 of measuring effectiveness. All of these interest rate swap transactions were cancelled. The cancellation of these interest rate swap transactions resulted in a total gain to the Company of approximately $8.1 million. These gains are being amortized over the term of the private placement debt, lowering the effective interest rate of the private placement debt. The amortization of the gains resulting from the cancellation of these interest rate swap transactions is reflected in “Interest Expense” on the accompanying consolidated statements of income. Approximately $1.3 million and $0.2 million of these gains have been amortized as a reduction to interest expense for the years ended December 31, 2004 and 2003. As the private placement debt and corresponding hedges were initiated in 2003, there were no amounts to amortize for the year ended December 31, 2002. At December 31, 2004 and 2003, the remaining unamortized gains on the cancellation of the interest rate swap transactions were approximately $6.6 million and $3.8 million, respectively. Within the next 12 months, the Company expects to reclassify approximately $1.7 million of the gains on the cancellation of the interest rate swap transactions as a reduction of interest expense. At December 31, 2004, there were no open interest rate swap hedging transactions. At December 31, 2003, the fair value of the one open interest rate swap transaction was approximately $72,000 and is reflected in “Other Assets”

on the accompanying consolidated balance sheet, with a corresponding increase in “Notes Payable” representing the change in fair value of the fixed rate debt. In accordance with the short-cut method of SFAS No. 133, the fair value adjustment had no earnings impact since the interest rate swap is considered “highly effective” in eliminating the interest rate risk of the fixed rate debt that it is hedging.
      Included in “Investments” on the accompanying consolidated balance sheet as of December 31, 2004, are certain swap agreements that have not been designated as hedging instruments. These swaps are being used to re-create certain fixed-income indices for purposes of establishing new fixed-income products that may be offered to investors in the future (see Note 1— Summary of Significant Accounting Policies— Investments). At December 31, 2004, the notional values and related expiration dates of these swap agreements were as follows: $2.0 million of positions expiring in August 2005 and $2.6 million of positions expiring in September 2009. For the year ended December 31, 2004, the net change in the fair value of these instruments totaled approximately $183,000 and has been reflected as an unrealized gain in “Investment and Other Income/(Expense)” in the accompanying consolidated statement of income.
      Included in “Other Liabilities” on the accompanying consolidated balance sheet as of December 31, 2004 are certain swap agreements and futures contracts that have not been designated as hedging instruments. The futures contracts are being used to mitigate overall market risk of certain new product portfolios, recently incubated and described in the “Investments” section of Note 1 under “trading securities.” At December 31, 2004, the fair value of the open non-hedging derivatives was approximately $66,000 and is reflected in “Other Liabilities” on the accompanying consolidated balance sheet. This fair value adjustment resulted in a loss of approximately $66,000 that was charged to net income. Certain of the non-hedging derivative transactions were closed by December 31, 2004, and resulted in a net gain of approximately $15,000 that is reflected in “Investment and Other Income/(Expense).”

6.	Commitments and Contingencies
      Rent expense for office space and equipment was $10,643,000, $10,537,000, and $9,640,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Minimum rental commitments for office space and equipment, including estimated escalation for insurance, taxes and maintenance for the years 2005 through 2014, the last year for which there is a commitment, are as follows:

Commitment
Year
(in 000s)

2005	$10,926
2006	11,732
2007	11,744
2008	11,270
2009	11,609
Thereafter	42,756
      As part of the Symphony acquisition, the Company may be required to make future additional payments for substantially above average growth of the Symphony business over the next two years. As of December 31, 2004, the potential for future additional payments is up to a maximum of approximately $120 million. Any future payments will be recorded as additional goodwill.
      As of December 31, 2004, the Company also has a remaining outstanding commitment to make an additional investment of approximately $2.4 million in the private-equity investment partnership referenced in the “Investments” section of Note 1. The drawdown schedule for this remaining outstanding commitment will be determined by the general partner.
      From time to time, the Company and its subsidiaries are named as defendants in pending legal matters. In the opinion of management, based on current knowledge and after discussions with legal counsel, the outcome of such litigation will not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

7.	Retirement Plans
      The Company has a noncontributory retirement plan and a post-retirement benefit plan covering the majority of employees, excluding employees of certain of its subsidiaries. Pension benefits are based on years of service and the employee’s average compensation during the highest consecutive five years of the employee’s last ten years of employment. The Company’s funding policy is to contribute annually at least the minimum amount that can be deducted for federal income tax purposes. Additionally, the Company currently maintains plans providing certain life insurance and health care benefits for retired employees and their eligible dependents. The cost of these benefits is shared by the Company and the retiree. Effective March 24, 2003, the retirement plan was amended to provide that: (1) participation in the retirement plan was frozen such that no new employees will enter the plan, and (2) existing plan participants will not accrue any new benefits after March 31, 2014.
      The Company also maintains a noncontributory excess pension plan for certain employees who participate in the retirement plan and whose pension benefits exceed the Section 415 limitations of the Internal Revenue Code. Pension benefits for this plan follow the vesting provisions of the funded plan with new participation frozen and benefit accruals ending as described in the prior paragraph. Funding is not made under this plan until benefits are paid.
      For purposes of our consolidated financial statements, our plans’ measurement date is December 31. The market-related value of plan assets is determined based on the fair value at measurement date. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The discount rate used reflects the rate at which we believe the pension plan obligations could be effectively settled at the measurement date, as though the pension benefits of all plan participants were determined as of that date.
      An accumulated benefit obligation represents the actuarial present value of benefits. Whether vested or non-vested, they are attributed by the pension benefit formula to employee services rendered before a specified date using existing salary levels. As of December 31, 2004 and 2003, the accumulated benefit obligation for our pension plans was $25,834,000 and $20,604,000, respectively. For our post-retirement plan, our accumulated benefit obligation at December 31, 2004 and 2003, was $8,609,000 and $7,465,000, respectively.

      A projected benefit obligation represents the actuarial present value as of a date of all benefits attributed by the pension benefit formula to employee service performed before that date. It is measured using assumptions as to future compensation levels, as the pension benefit formula is based on those future salary levels. The following tables provide a reconciliation of the changes in the plans’ projected benefit obligations and fair value of plan assets over the two-year period ending December 31, 2004, and a statement of the funded status as of December 31 of both years:

	Pension		Post-Retirement
	Benefits		Benefits

(in 000s)	2004	2003	2004	2003

Change in projected benefit obligation:
Obligation at January 1	$28,238	$25,418	$7,465	$9,072
Service cost	1,615	1,660	212	268
Interest cost	1,671	1,661	484	493
Plan amendments	—	—	—	(3,534)
Actuarial loss	2,158	1,596	919	1,499
Benefit payments	(766)	(2,097)	(471)	(333)
Curtailments	(2,700)	—	—	—

Obligation at December 31	$30,216	$28,238	$8,609	$7,465

Change in fair value of plan assets:
Fair value of plan assets at January 1	$24,702	$23,212	$—	$—
Actual return on plan assets	2,021	3,585	—	—
Benefit payments	(766)	(2,097)	(471)	(333)
Company contributions	—	2	471	333

Fair value of plan assets at December 31	$25,957	$24,702	$—	$—

Reconciliation of prepaid (accrued) and total amount recognized:
Funded status at December 31	$(4,259)	$(3,536)	$(8,609)	$(7,465)
Unrecognized prior-service cost	49	93	(2,719)	(2,984)
Unrecognized net loss	4,509	5,128	1,886	1,002

Prepaid (accrued) cost	$299	$1,685	$(9,442)	$(9,447)

      The Company employs a total return approach whereby a mix of equities and fixed-income investments is used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as small and large capitalizations. Other assets such as real estate are used judiciously to enhance long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Investment risk is measured and monitored on an on-going basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

      The expected long-term rate of return on plan assets is estimated based on the plan’s actual historical return results, the allowable allocation of plan assets by investment class, market conditions and other relevant factors. We evaluate whether the actual allocation has fallen within an allowable range, and we then evaluate actual asset returns in total and by asset class. The following table presents actual allocation of plan assets, in comparison with the allowable allocation range, both expressed as a percentage of total plan assets, as of December 31:

	2004		2003

Asset Class	Actual	Allowable	Actual	Allowable

Cash	2%	0-15%	3%	0-15%
Fixed income	32	20-60	36	20-60
Equities	66	30-70	61	30-70
Other	—	0-10	—	0-10

Total	100%		100%

      The Company does not expect to make any contributions during 2005 for its pension plans; however, for its post-retirement benefit plan, the Company expects to contribute approximately $491,000 during 2005.
      The following table provides the expected benefit payments for each of the plans in each of the next five years as well as for the aggregate of the five fiscal years thereafter:

	Pension	Post-Retirement
Expected Benefit Payments	Benefits	Benefits

(in 000s)

2005	$481	$491
2006	642	460
2007	658	482
2008	3,010	485
2009	824	505
2010–2014	12,057	2,599
      The following table provides the amounts recognized in the consolidated balance sheets as of December 31, 2004 and 2003. Prepaid benefit cost is recorded in other assets. Accrued benefit liability is recorded in accrued compensation and other expenses.

			Post-Retirement
	Pension Benefits		Benefits

(in 000s)	2004	2003	2004	2003

Prepaid benefit cost	$3,305	$4,158	$—	$—
Accrued benefit liability	(3,006)	(2,473)	(9,442)	(9,447)

Net amount recognized	$299	$1,685	$(9,442)	$(9,447)

      The Company’s qualified and non-qualified pension plans’ projected benefit obligations exceed the fair value of plan assets for the years ending December 31, 2004 and 2003. The Company’s post-retirement benefits plan has no plan assets. The aggregate benefit obligation for the post-retirement plan is $8,609,000 as of December 31, 2004 and $7,465,000 as of December 31, 2003.

      The following table provides the components of net periodic benefit costs for the plans for the three years ending December 31, 2004:

	Pension Benefits

(in 000s)	2004	2003	2002

Service cost	$1,615	$1,660	$1,462
Interest cost	1,671	1,661	1,515
Expected return on plan assets	(2,084)	(1,930)	(2,239)
Amortization of unrecognized net asset	—	—	—
Amortization of prior-service cost	3	7	7
Amortization of net loss	139	175	9
Curtailments and settlements	41	—	(108)

Net periodic benefit cost	$1,385	$1,573	$646

	Post-Retirement Benefits

(in 000s)	2004	2003	2002

Service cost	$212	$268	$464
Interest cost	484	493	549
Amortization of prior-service cost	(265)	(188)	43
Amortization of unrecognized loss	35	—	(20)
Curtailments and settlements	—	—	(174)

Net periodic benefit cost	$466	$573	$862

      The assumptions used in the measurement of the Company’s benefit obligation are shown in the following table:

	Pension	Post-Retirement
	Benefits	Benefits

Weighted-average assumptions as of December 31, 2004
Discount rate	6.00%	6.00%
Rate of compensation increase	4.50%	N/A
Weighted-average assumptions as of December 31, 2003
Discount rate	6.25%	6.25%
Rate of compensation increase	4.50%	N/A
Weighted-average assumptions as of December 31, 2002
Discount rate	6.75%	6.75%
Rate of compensation increase	5.00%	N/A

      The assumptions used in the determination of the Company’s net cost for the three years ended December 31, 2004 are shown in the following table:

	Pension	Post-Retirement
	Benefits	Benefits

Weighted-average assumptions as of December 31, 2004
Discount rate	6.06%	6.25%
Return on plan assets	8.50%	N/A
Rate of compensation increase	4.50%	N/A
Weighted-average assumptions as of December 31, 2003
Discount rate	6.75%	6.75%
Return on plan assets	8.50%	N/A
Rate of compensation increase	5.00%	N/A
Weighted-average assumptions as of December 31, 2002
Discount rate	6.75%	6.75%
Return on plan assets	8.50%	N/A
Rate of compensation increase	5.00%	N/A
      For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005 and gradually declines to a 5% annual rate of increase by the year 2009.
      Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

(in 000s)	1% Increase	1% Decrease

Effect on total service and interest cost	$132	$(109)
Effect on the health care component of the accumulated post-retirement benefit obligation	$1,324	$(1,123)
      On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act (the “Act”) became law. The Act provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to the benefit established by the Act. On May 19, 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the “FSP”). The FSP provides guidance on accounting for the effects of the Act, which resulted in a reduction in the accumulated projected benefit obligation for the subsidy related to benefits attributed to past service. Treating the future subsidy under the Act as an actuarial experience gain, as required by the guidance, decreased the accumulated projected benefit obligation at the beginning of the third quarter of 2004 by approximately $636,000. The subsidy also decreased the net periodic post-retirement benefit cost for the last half of 2004 by approximately $35,000.
      The Company has a 401(k)/profit sharing plan that covers all of its employees, including employees of its subsidiaries. Amounts determinable under the plan are contributed in part to a profit sharing trust qualified under the Internal Revenue Code with the remainder paid as cash bonuses, equity awards and matching 401(k) employee contributions. During the years ended December 31, 2004 and 2003, the Company made contributions of approximately $3.2 million and $2.9 million, respectively, to the profit sharing trust for profit sharing awards and matching 401(k) employee contributions.
      The Company has a nonqualified deferred compensation program whereby certain key employees can elect to defer receipt of all or a portion of their cash bonuses until a certain date or until retirement, termination, death or disability. The deferred compensation liabilities incur interest expense at the prime rate or at a rate of return of one of several managed funds sponsored by the Company, as selected by the participant. The Company mitigates its exposure relating to participants who have selected a fund return by investing in the underlying fund at the time of the deferral. At December 31, 2004 and 2003, the Company’s deferred compensation liability was approximately $34.5 million and $30.7 million, respectively.

8.	Equity Incentive Plans
      The Company currently maintains one stock-based compensation plan, the Second Amended and Restated Nuveen 1996 Equity Incentive Award Plan (the “1996 Plan”). Through May 2002, the Company also maintained the Nuveen 1992 Special Incentive Plan (the “1992 Plan”). The 1992 Plan was developed in connection with the Company’s initial public offering of stock and authorized the issuance of an aggregate of 17,940,000 shares of Class A common stock for the grant of equity awards, including up to 7,020,000 shares of restricted common stock and deferred units. Under the 1996 Plan, the Company has reserved an aggregate of 30,900,000 shares of Class A common stock for awards. Under both plans, options may be awarded at exercise prices not less than 100% of the fair market value of the stock on the grant date, and maximum option terms may not exceed ten years.
      In 2002, the Company granted 200,000 shares of restricted stock with a weighted-average fair value of $29.45. In 2003, the Company granted 5,000 shares of restricted stock with a weighted-average fair value of $25.89. In 2004, the Company granted 9,208 shares of restricted stock with a weighted-average fair value of $25.86. The Company awarded 309,479 shares of restricted stock with a weighted-average fair value of $38.01 in January 2005 to employees pursuant to the Company’s incentive compensation program for 2004. All awards are subject to restrictions on transferability, a risk of forfeiture and certain other terms and conditions. The value of such awards is reported as compensation expense over the shorter of the period beginning on the date of grant and ending on the last vesting date, or the period in which the related employee services are rendered. Recorded compensation expense for restricted stock awards, including the amortization of prior year awards, was $1.1 million, $1.9 million and $1.5 million for 2004, 2003 and 2002, respectively.
      The Company also awarded certain employees options to purchase the Company’s Class A common stock at exercise prices equal to or greater than the closing market price of the stock on the day the options were awarded. All options awarded under the 1992 Plan have been exercised or forfeited as of May, 2002. Options awarded during 1996 through 2004, pursuant to the 1996 Plan, are generally subject to three- and four-year cliff vesting and expire ten years from the award date. The Company awarded options to purchase 987,496 shares of common stock in January 2005 to employees pursuant to the Company’s incentive compensation program for 2004. There were 1,927,000 shares available for future equity awards as of December 31, 2004, after consideration of the January 2005 incentive awards.
      Effective April 1, 2004, the Company began expensing the cost of stock options per the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (see “Equity Incentive Plans” in Note 1). The retroactive restatement method described in SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” was adopted and the results for prior years have been restated. Compensation cost recognized is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. Prior to April 1, 2004, the Company accounted for stock option plans under the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. In accordance with SFAS No. 123, compensation expense of approximately $20,417,000, $14,132,000, and $11,952,000 has been recognized for 2004, 2003 and 2002, respectively. Included in compensation expense for 2004 is approximately $4.3 million of stock option compensation expense recognized due to a change in the assumed vesting period for certain options that have a vesting period that can be accelerated based on stock performance. At December 31, 2004, there were no other stock option grants containing a similar performance-vesting feature.

      A summary of the Company’s stock option activity for the years ended December 31, 2004, 2003 and 2002 is presented in the following table and narrative:

		Weighted-
		Average
(in 000s, except per share data)	Options	Exercise Price

Options outstanding at December 31, 2001	13,618	$12.87
Awarded	5,280	27.19
Exercised	(2,707)	10.41
Forfeited	(318)	20.21
Options outstanding at December 31, 2002	15,873	$17.91
Awarded	3,453	25.91
Exercised	(1,439)	12.29
Forfeited	(162)	25.99
Options outstanding at December 31, 2003	17,725	$19.85
Awarded	3,524	29.09
Exercised	(2,198)	13.77
Forfeited	(313)	27.43
Options outstanding at December 31, 2004	18,738	$22.17
Options exercisable at:
December 31, 2002	5,552	$11.48
December 31, 2003	6,837	$12.06
December 31, 2004	7,672	$14.61
      All options awarded in 2004, 2003 and 2002 have exercise prices equal to the closing market price of the stock on the date of grant and have a weighted average exercise price of $29.09, $25.91 and $27.19, respectively.
      The following table provides information about options outstanding as of December 31, 2004:

Options Outstanding	Weighted-Average
as of	Remaining	Range of Exercise
December 31, 2004	Contractual Life	Prices

4,937,100	3.4 years	$7.00–$17.00
5,733,900	7.1	$17.01–$27.00
8,060,600	7.8	$27.01–$37.00
6,000	10.0	$37.01–$47.00

18,737,600	6.4	$7.00–$47.00

      The options awarded during 2004 had weighted-average fair values as of the time of the grant of $5.46 per share. The options awarded during 2003 had weighted-average fair values of $4.24 per share. Options awarded during 2002 had weighted-average fair values of $4.77 per share. The fair value of stock option awards was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2004, 2003 and 2002, respectively: weighted average risk-free interest rates of 3.1%, 3.2% and 3.9%; dividend yields of 2.4%, 2.7% and 2.7%; weighted average expected option lives of 5.2, 5.2 and 5 years; and volatility factors of the expected market price of our common stock of 22%, 21% and 20%.
      Through October of 2003, Rittenhouse maintained the Rittenhouse Financial Services, Inc. 1997 Equity Incentive Award Plan (the “1997 Plan”). This plan was established subsequent to the acquisition in order to attract and retain officers and other employees. The 1997 Plan authorized the issuance to Rittenhouse employees of non-qualified options to purchase shares of a newly created series of Rittenhouse common stock, the non-voting Class B Common Stock. The exercise price for any options granted under the 1997 Plan was equal to or greater than the fair market value of the Rittenhouse common stock on the date of grant, as determined and fixed by a committee serving the Rittenhouse board of directors on the relevant valuation date. The term of each option was no more than four years from the date of grant. In accordance with APB No. 25, no compensation expense has been recognized for any of the stock options awarded under the 1997 Plan. Each option awarded under the 1997 Plan provided that Rittenhouse, or its designee, had the right to purchase any or all shares of Rittenhouse Class B Common Stock issued upon exercise of such option at any time following the six-month period subsequent to the date of exercise, at a price per share equal to the fair market value most recently determined by the committee on the valuation date last preceding the date of purchase. As of December 31, 2004, all of the options to acquire the 1,200,000 shares of Rittenhouse Class B Common Stock (the total number of options authorized under the 1997 Plan) have been exercised. Of these awards, no options were exercised during 2004, and 391,122 and 395,142 options were exercised during 2003 and 2002, respectively. No options were forfeited during 2004 or 2003. Of the 4,180 options that were forfeited in 2002, none were reissued. The shares exercised in 2003 were repurchased by the Company on October 14, 2003. Purchase price in excess of the exercise price of $11.1 million was added to goodwill. The shares exercised in 2002 were repurchased by the Company on September 30, 2002. Purchase price in excess of the exercise price of $16.3 million was added to goodwill. Effective January 1, 2002, goodwill is no longer being amortized but will be tested for impairment at least annually (see Note 1—Summary of Significant Accounting Policies—Goodwill).

9.	Acquisition of NWQ Investment Management Company, Inc.
      On August 1, 2002, Nuveen Investments completed the acquisition of NWQ Investment Management Company, Inc. (“NWQ”). NWQ is an asset management firm based in Los Angeles that specializes in value-oriented equity investments and has significant relationships with institutions and financial advisors serving high-net-worth investors. The acquisition price included potential additional future payments up to a maximum of $20.5 million over a five year period that can be offset by fees paid to seller affiliates under a strategic alliance agreement. As these future payments relate to a take-or-pay type of contract, the $20.5 million had been recorded as both goodwill and a corresponding liability on the Company’s consolidated balance sheet. During 2004 and 2003, $3.1 million and $2.5 million, respectively, was paid on this $20.5 million liability. As of December 31, 2004 and 2003, the remaining liability of $14.9 million and $18.0 million, respectively, is included in other liabilities on the accompanying consolidated balance sheets.
      As part of the NWQ acquisition, key management purchased a non-controlling member interest in NWQ Investment Management Company, LLC. The non-controlling interest of $0.7 million and $3.0 million as of December 31, 2004 and 2003, respectively, is reflected in minority interest on the consolidated balance sheets. This purchase allows management to participate in profits of NWQ above specified levels beginning January 1, 2003. During 2004 and 2003, the Company recorded minority interest expense of approximately $1.9 million and $1.1 million, respectively. These amounts reflect the portion of profits applicable to the minority interest. Beginning in 2004 and continuing through 2008, the Company has the right to acquire the respective interests of the non-controlling members. On February 13, 2004, the Company exercised its right to call 100% of the Class 2 minority members’ interests for $15.4 million. Of the total amount paid, approximately $12.9 million was recorded as goodwill. (See Note 15—Subsequent Events).
      The results of NWQ operations are included in our consolidated statements of income since August 1, 2002, the date of the NWQ acquisition. The following actual (as restated for expensing stock options) and unaudited pro-forma information for the year ended December 31, 2002 reflects a summary of the consolidated results of operations of Nuveen Investments and NWQ as if the acquisition had occurred on January 1, 2002:

	As Restated	Pro-Forma
	Year Ended	Year Ended
(in 000s, except per share data)	Dec. 31, 2002	Dec. 31, 2002

Revenues	$396,447	$417,044
Net Income	$118,794	$120,623
Earnings per common share (diluted)	$1.21	$1.23

10.	Consolidated Funds
      During 2004, the Company created and invested in six new funds, all managed by two of the Company’s subsidiaries. It is anticipated that these funds will be marketed to the public at a future date. However, at December 31, 2004, the Company was the sole investor in these funds. As a result of its being the sole investor in these six funds, the Company is required to consolidate these funds in its consolidated financial statements. For three of these funds, the investment strategy is taxable fixed-income with various objectives: short duration, multi-strategy core and high yield. The remaining three funds are all of a value-oriented equity style/strategy. At December 31, 2004, the total assets of these six funds were approximately $39.1 million, including investments of $31.0 million, and the total liabilities were approximately $2.9 million. In addition, the funds’ net income of approximately $231,000 has been included in the Company’s consolidated financial results for the year ended 2004.

11.	Related Party Transactions
      On June 30, 2002, the Company made a loan of approximately $2.1 million to one of Symphony’s prior owners, Maestro LLC. The members of Maestro LLC are also senior executives of Symphony. This uncollateralized, interest-bearing loan was payable on or before December 31, 2006, and carried a variable interest rate equal to the Applicable Federal Rate published by the Secretary of the Treasury. As of December 31, 2003, the remaining note receivable of approximately $827,570 was included in other assets on our consolidated balance sheet. A portion of the contingent consideration amount paid during the year ended December 31, 2004 was used to extinguish the then-remaining loan balance of $827,570.

12.	Common Stock
      A summary of common stock activity for the three-year period ended December 31, 2004, follows:

(in 000s)	2004	2003	2003

Shares outstanding at beginning of year	92,506	92,726	95,142
Shares issued due to stock option exercises	2,219	1,444	2,713
Shares acquired	(1,820)	(1,664)	(5,747)
Conversion of preferred to common	—	—	618

Shares outstanding at end of year	92,905	92,506	92,726

      As part of a share repurchase program approved on August 9, 2002, the Company is authorized to purchase up to 7.0 million shares of Class A common stock. As of December 31, 2004, there were 2.4 million shares remaining under the share repurchase program.

13.	Net Capital Requirement
      Nuveen Investments, LLC, the Company’s wholly owned broker-dealer subsidiary, is a Delaware limited liability company and is subject to the Securities and Exchange Commission Rule 15c3-1, the “Uniform Net Capital Rule,” which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, as these terms are defined, shall not exceed 15 to 1. At December 31, 2004, our broker-dealer’s net capital ratio was 1.03 to 1 and its net capital was approximately $27,956,000, which is $26,043,000 in excess of the required net capital of $1,913,000.

14.	Quarterly Results (Unaudited)
      The tables below set forth selected quarterly financial information for each quarter in the two-year period ending December 31, 2004. As discussed in Note 1, the Company began expensing the cost of stock options per the fair value recognition provisions of SFAS No. 123. In addition, the retroactive restatement method described in SFAS No. 148 was adopted and the results for prior years have been restated.

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter

(in 000s, except per share data)

Total operating revenues	$119,694	$120,413	$131,617	$133,913
Net income	37,877	35,979	39,062	43,490
Per common share:
Basic EPS	0.41	0.39	0.42	0.47
Diluted EPS	0.39	0.38	0.41	0.45
Cash dividends	0.15	0.18	0.18	0.18
Closing stock price range:
High	29.920	28.010	30.550	39.470
Low	26.290	23.890	24.760	30.280

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter

(in 000s, except per share data)

Total operating revenues	$101,547	$106,097	$120,827	$123,557
Net income	30,635	31,544	34,989	37,837
Per common share:
Basic EPS	0.33	0.34	0.38	0.41
Diluted EPS	0.32	0.33	0.36	0.39
Cash dividends	0.13	0.13	0.15	0.15
Closing stock price range:
High	26.840	28.150	30.300	29.000
Low	19.990	22.380	25.800	25.650
      Nuveen Investments, Inc. Class A common stock, representing approximately 21% of the Company’s issued and outstanding common stock at December 31, 2004, is listed on the New York Stock Exchange under the symbol “JNC.” There are no contractual restrictions on the Company’s present ability to pay dividends on its common stock.

15.	Subsequent Events
      Effective January 1, 2005, Nuveen Investments combined all of its fixed-income asset management services and operations for both open-end and closed-end funds and managed accounts under one registered investment adviser, Nuveen Asset Management (“NAM”). As a result of this combination, Nuveen Advisory Corp., Nuveen Institutional Advisory Corp. and Nuveen Senior Loan Asset Management Inc. were merged into NAM and ceased to exist as separate corporations.
      On January 31, 2005, the Company’s majority shareholder, The St. Paul Travelers Companies, Inc., announced that it was reviewing strategic alternatives with respect to its equity stake in Nuveen, including the possible divestiture of this stake.
      On February 15, 2005, the Company exercised its right to call 100% of the Class 3 NWQ minority members’ interests (see Note 9— Acquisition of NWQ Investment Management Company, Inc.) for $22.8 million. Of the total amount to be paid on March 2, 2005, approximately $22.5 million will be recorded as goodwill.

PROSPECTUS
$4,905,511,605
NUVEEN INVESTMENTS, INC.
CLASS A COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS
        This prospectus relates to the sale by us of shares of our Class A common stock, par value $0.01 per share (“Nuveen Class A common stock”), preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. The aggregate initial offering price of all securities sold by Nuveen Investments, Inc. under this prospectus will not exceed $2,000,000,000.
      This prospectus also relates to the sale of up to 73,325,214 shares of Nuveen Class A common stock that The St. Paul Travelers Companies, Inc., whom we refer to in this document as the “Selling Stockholder,” may offer from time to time. The Nuveen Class A common stock being offered by the Selling Stockholder under this prospectus is currently held by the Selling Stockholder in the form of 73,325,214 shares of Class B common stock, par value $0.01 per share (“Nuveen Class B common stock”), of Nuveen. The shares of Nuveen Class B common stock are convertible on a one-to-one basis into shares of Nuveen Class A common stock. The Selling Stockholder will, if required, exercise its rights to convert shares of Nuveen Class B common stock into shares of Nuveen Class A common stock immediately prior to any sale or loan of the stock. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.
      The securities being offered by this prospectus may be sold (directly, or through agents or dealers designated from time to time) from time to time on terms to be determined at the time of sale. The prices at which these securities may be sold will be determined by the prevailing market price for the shares or in negotiated transactions.
      Nuveen Class A common stock is quoted on the New York Stock Exchange under the symbol “JNC.” On March 17, 2005, the last reported sale price of Nuveen Class A common stock was $39.27 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.
The date of this prospectus is March 18, 2005

About This Prospectus
      This prospectus is part of a registration statement that we are filing with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell shares of Nuveen Class A common stock, shares of our preferred stock, debt securities, warrants, purchase contracts and units being offered under this prospectus in one or more offerings. Also, the Selling Stockholder may, from time to time, sell the shares of Nuveen Class A common stock being offered on its behalf under this prospectus in one or more offerings.
      As described under “Prospectus Summary— Recent Developments,” the Selling Stockholder and we recently announced that the Selling Stockholder intends to review its strategic alternatives with respect to its majority equity interest in us. Our filing of the registration statement of which this prospectus is part was made in conjunction with the Selling Stockholder’s review of its strategic alternatives, including a public offering or a sale to a third party.
      This prospectus provides you with a general description of the securities that we and the Selling Stockholder may offer. To the extent required, the type and amount of securities that we propose to sell, the number of shares of Nuveen Class A common stock to be sold by the Selling Stockholder, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering, any risk factors applicable to the securities we or the Selling Stockholder propose to sell, and any other material information about the offering and sale of the securities will be set forth in an accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section “Where You Can Find More Information” on page 23.
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We and the Selling Stockholder are not offering securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

Cautionary Statement Concerning Forward-Looking Information
      This prospectus and the SEC filings that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “may,” “plans,” “projects,” “seeks,” “will,” “would,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. For those statements, we claim the protection of the safe harbors for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the documents incorporated herein by reference, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this prospectus.
      Risks, uncertainties and other factors that pertain to our business and the effects of which may cause our assets under management, earnings, revenues, profit margins, and/or our stock price to decline include:

•	the effects of the substantial competition that we, like all market participants, face in the investment management business, including competition for continued access to the brokerage firms’ retail distribution systems and “wrap fee” managed account programs where the loss of such access would cause a resulting loss of assets;

•	the adverse effects of declines in securities markets on our assets under management and future offerings;

•	the adverse effects of increases in interest rates from their present levels on the net asset value of our assets under management that are invested in fixed-income securities and the magnifying effect such increases in interest rates may have on our leveraged closed-end exchange-traded funds;

•	the adverse effects of poor investment performance by our managers or declining markets resulting in redemptions, loss of clients, and declines in asset values;

•	our failure to comply with contractual requirements and/or guidelines in our client relationships, which could result in losses that the client could seek to recover from us and in the client withdrawing its assets from our management;

•	the competitive pressures on the management fees we charge;

•	our failure to comply with various government regulations such as the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended, and other federal and state securities laws that impose, or may in the future impose, numerous obligations on investment advisers and managed funds and accounts and the Securities Exchange Act of 1934, as amended, to which we refer as the “Exchange Act”, and other federal and state securities laws and the rules of the NASD Regulation, Inc. that impose, or may in the future impose, numerous obligations on our broker-dealer Nuveen Investments, LLC, where the failure to comply with such requirements could cause the SEC or other regulatory authorities to institute proceedings against our investment advisers and/or broker-dealer and impose sanctions ranging from censure and fines to termination of an investment adviser or broker dealer’s registration and otherwise prohibiting an adviser from serving as an adviser;

•	our reliance on revenues from investment management contracts that are subject to annual renewal by the independent board of trustees overseeing the related funds according to their terms;

•	the loss of key employees that could lead to loss of assets;

•	burdensome regulatory developments brought in response to perceived industry-wide regulatory violations, including possible government regulation of the amount and level of fees charged by investment advisers;

•	the impact of recent accounting pronouncements; and

•	unforeseen developments in litigation involving us or the securities industry.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

Prospectus Summary
      This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. To understand the terms of the securities being offered by this prospectus, you should read this entire prospectus and the documents identified under the caption “Where You Can Find More Information.” In this prospectus, the terms “Nuveen,” the “Company,” “we” and “our” refer to Nuveen Investments, Inc. and its consolidated subsidiaries.
Nuveen Investments, Inc.
      Nuveen Investments, Inc. is a leading provider of diversified investment services for high net worth and institutional investors served by financial advisors. Nuveen’s asset management capabilities are marketed through four distinct brands, each with an independent investment team and area of expertise: Nuveen, focused on fixed-income investments; NWQ, specializing in value-style equities; Rittenhouse, dedicated to conservative growth-style equities; and Symphony, with expertise in alternative investment portfolios.
      We were incorporated in the State of Delaware on March 23, 1992, as a wholly-owned subsidiary of the Selling Stockholder. John Nuveen & Co. Incorporated, the predecessor of the Company (now named Nuveen Investments, LLC), had been a wholly-owned subsidiary of the Selling Stockholder since 1974. During 1992, the Selling Stockholder sold a portion of its ownership interest in the Company through a public offering. As of the date of this prospectus, the Selling Stockholder owns approximately 78% of our outstanding voting securities.
      Our principal executive offices are located at 333 West Wacker Drive, Chicago, IL, 60606. Our telephone number at that address is (312) 917-7700.
Recent Developments
      On January 31, 2005, we and the Selling Stockholder announced that the Selling Stockholder intended to review its strategic alternatives with respect to its majority equity interest in us. We and the Selling Stockholder also indicated that our respective managements will work closely in this process. Our filing of the registration statement of which this prospectus is part was made in conjunction with the Selling Stockholder’s review of its strategic alternatives, including a public offering or a sale to a third party.
The Offering(s)

Nuveen securities being offered by us	Nuveen Class A common stock, preferred stock, debt securities, warrants, purchase contracts and units, in an aggregate initial offering price not to exceed $2,000,000,000.

Nuveen Class A common stock being offered by the Selling Stockholder	Up to 73,325,214 shares.

Nuveen capital stock authorized and outstanding	As of January 31, 2005, our authorized capital stock consisted of 160,000,000 shares of Nuveen Class A common stock, of which 20,281,069 shares were outstanding, 80,000,000 shares of Nuveen Class B common stock, of which 73,325,214 shares were outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were outstanding.

Use of proceeds	Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.

Transfer Agent	The Bank of New York

New York Stock Exchange symbol for Nuveen Class A common stock	JNC

Use of Proceeds
      Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes. We will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.
Ratio of Earnings to Fixed Charges
      The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated:

	Year Ended December 31,

	2004		2003		2002		2001		2000

Ratio of earnings to fixed charges(1)	16.72	x	21.20	x	25.05	x	28.47	x	30.66	x
Ratio of earnings to combined fixed charges and preferred stock dividend requirements(1)	16.72	x	21.20	x	24.62	x	24.07	x	22.03	x

(1)	For this purpose, “earnings” means net income before (a) taxes, (b) adjustment for minority interest of $1,077,000 in 2003 and $1,875,000 in 2004, (c) interest expense and amortization of debt issuance costs on all indebtedness, and (d) interest portion of rental expense. For this purpose, “fixed charges” means interest expense and amortization of debt issuance costs on all indebtedness, and interest portion of rental expense.
      Effective April 1, 2004, we began recognizing expense for stock-based compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended. We have chosen the retroactive restatement method described in SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amended SFAS No. 123. As a result, financial information for all prior periods presented above have been restated to reflect the salaries and employee benefits expense that would have been recognized had the recognition provisions of SFAS No. 123 been applied from its original effective date.
Selling Stockholder
Selling Stockholder
      The following table sets forth certain information regarding the Nuveen common stock held by the Selling Stockholder as of January 31, 2005. All of the Nuveen common stock held by the Selling Stockholder is Nuveen Class B common stock, which is convertible on a one-to-one basis into Nuveen Class A common stock. The Selling Stockholder will, if required, exercise its rights to convert shares of Nuveen Class B common stock into shares of Nuveen Class A common stock immediately prior to any sale or loan of the stock.
      Shares of Nuveen Class A common stock being offered under this prospectus may be offered for the account of the Selling Stockholder.

Number of Shares of
	Nuveen Class B		Number of Shares of
	common stock		Nuveen Class A
	convertible into		common stock or
	Nuveen Class A	Number of Shares of	Nuveen Class B
	common stock	Nuveen Class A	common stock
	Beneficially Owned	common stock Being	Beneficially Owned
Selling Stockholder	Prior to the Offering	Offered	After the Offering

The St. Paul Travelers Companies, Inc.	73,325,214*	up to 73,325,214	**

*	60,999,414 of such shares are beneficially owned by The St. Paul Travelers Companies, Inc., and 12,325,800 of such shares are beneficially owned by The St. Paul Travelers Companies, Inc.’s wholly owned subsidiary, The St. Paul Fire and Marine Insurance Company.

**	Because the Selling Stockholder may sell all or a portion of the Nuveen Class A common stock that is being offered pursuant to this prospectus, the number of shares of Nuveen Class A common stock or Nuveen Class B common stock that will be owned by the Selling Stockholder upon termination of this offering cannot be determined at this time.
      We and the Selling Stockholder are parties to a registration rights agreement under which we granted registration rights relating to the Nuveen Class A common stock being offered under this prospectus. Pursuant to that registration rights agreement, we have filed a registration statement on Form S-3 with the SEC on March 3, 2005, of which this prospectus forms a part, with respect to the sale of the Nuveen Class A common stock and the other securities subject to this prospectus from time to time under Rule 415 under the Securities Act of 1933, as amended, to which we refer as the “Securities Act”. The Selling Stockholder may offer Nuveen Class A common stock under this prospectus for sale from time to time. Because the Selling Stockholder may dispose of all or a portion of its Nuveen Class A common stock, we cannot estimate the number of shares of Nuveen Class A common stock that will be held by the Selling Stockholder upon the termination of any such disposition. In addition, the Selling Stockholder may sell, transfer or otherwise dispose of a portion of the Nuveen Class A common stock being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act. The Selling Stockholder may also sell its shares through various arrangements involving mandatorily or optionally exchangeable securities, forward sale agreements, derivative or hedging transactions, or other arrangements described in the applicable prospectus supplement, and this prospectus may be delivered in conjunction with those sales. See “Plan of Distribution.”
Nuveen’s Relationships with the Selling Stockholder
      We have an existing $250 million revolving loan agreement with the Selling Stockholder under which no borrowings are currently outstanding. This loan facility has no scheduled expiration date; however, any borrowings thereunder are required to be repaid within 30 days of a demand by the Selling Stockholder and carry a floating interest rate of one month USD LIBOR plus margin of up to 0.25%.
      From time to time, one or more of our registered investment advisers may manage assets for the Selling Stockholder or its affiliates (including its pension funds and/or insurance accounts) on arm’s length terms in a collective investment vehicle offered to others as well as the Selling Stockholder or in a separate account pursuant to a customary investment advisory agreement with the Selling Stockholder. As of December 31, 2004, we managed approximately $160 million in assets for the Selling Stockholder pursuant to these arrangements.
Description of Securities
      The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.
Capital Stock
      As of January 31, 2005, our authorized capital stock consisted of 160,000,000 shares of Nuveen Class A common stock, of which 20,281,069 shares were outstanding, 80,000,000 shares of Nuveen Class B common stock, of which 73,325,214 shares were outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were outstanding.

Preferred Stock
      Shares of our preferred stock may be issued from time to time in one or more series. Our restated certificate of incorporation, to which we refer as the “Certificate”, provides that we may issue preferred stock only if our board of directors has first determined in connection with the issuance that the purpose of the issuance is to finance our and our subsidiaries’ continuing business and operations, to finance extensions or expansions of such business and operations, or to acquire other business organizations, or in connection with our and our subsidiaries’ employee benefit or compensation plans, or for purposes of raising capital in connection with any of the foregoing purposes. Also, our board of directors, in connection with each issuance of preferred stock, must make a determination as to the desirability and appropriateness of the issuance. In addition, for so long as the holders of Nuveen Class B common stock are entitled to nominate and elect at least one member of our board of directors, no preferred stock may be issued without the unanimous vote of the directors elected by the holders of the Nuveen Class B common stock, to which we refer as the “Class B Directors,” or the unanimous written consent of the holders of the Nuveen Class B common stock.
      Pursuant to the Certificate, our board of directors is authorized, without stockholder approval, to fix dividend rights and terms, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privilege and restrictions of any series of preferred stock and the number of shares constituting such series and designations thereof. The Certificate also provides that our board of directors may fix voting rights (except that if voting rights attach to such shares, each such share shall entitle its holder to cast no more than one vote per share on matters submitted to stockholder voting) and terms of conversion or exchange (subject to the limitations that shares may only be converted into or exchanged for shares of Nuveen Class A common stock or non-voting securities of the Company, and that if shares are convertible or exchangeable into Nuveen Class A common stock, the total number of shares of preferred stock issued and outstanding at any one time shall be convertible or exchangeable for no more than an aggregate of 5,000,000 shares of Nuveen Class A common stock, adjusted for certain changes in the outstanding common stock).
Common Stock

General
      Our common stock is neither redeemable nor convertible (except that Nuveen Class B common stock may be converted into Nuveen Class A common stock as described below) and the holders of common stock have no preemptive rights to purchase any securities of the Company. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior claims of holders of preferred stock.

Dividend Rights
      Holders of common stock are entitled to receive ratably the dividends that may be lawfully declared by our board of directors and paid by us. The Certificate provides that our board of directors shall not declare any dividend or distribution, other than a regular quarterly cash dividend, on any shares of capital stock without the unanimous approval of the Class B Directors or the holders of Nuveen Class B common stock. In the event that any dividend or distribution is payable in our common stock, including distributions pursuant to stock splits or divisions of stock, only shares of Nuveen Class A common stock will be distributed with respect to Nuveen Class A common stock and only shares of Nuveen Class B common stock will be distributed with respect to Nuveen Class B common stock.

Voting Rights
      Shares of Nuveen Class A common stock are entitled to one vote per share (except as limited by the 20% restriction described below), and holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of holders of the common stock. The Nuveen Class A common stock and the Nuveen Class B common stock vote together as a single class on all matters except as provided under “Board of Directors” and where Delaware law requires separate class voting, as would be the case, for example, with regard to amendments to the Certificate that could be deemed to have an adverse effect on the rights of holders of either class of common stock. Generally, matters such as merger or consolidation proposals would not require separate class voting, and could be approved by holders of the Nuveen Class A common stock and Nuveen Class B common stock voting together as a single class.
      Under the provisions of the Certificate, no person or group (as defined in the Certificate) deemed to be the beneficial owner (as defined in the Certificate) of shares of Nuveen Class A common stock, irrespective of the number of shares held, will be entitled to vote more than 20% of the total number of outstanding shares of Nuveen Class A common stock on matters submitted to shareholder voting, and the remaining shares of Nuveen Class A common stock beneficially owned by that person or group will be deducted from the total number of shares of Nuveen Class A common stock deemed to be outstanding for purposes of determining the proportion of common stock necessary to constitute a quorum or required to approve a matter submitted for shareholder voting. Thus, as an example, a holder of 40% of the Nuveen Class A common stock will have the right to vote 25% of the Nuveen Class A common stock (20% of the 80% of the Nuveen Class A common stock entitled to vote). In the case of a group, the votes of individual members of the group will be reduced ratably for purposes of determining which shares of Nuveen Class A common stock shall be voted so that the group shall have in the aggregate the right to vote not more than 20% of the shares of Nuveen Class A common stock. Shares are determined to be “beneficially owned” by persons who, among other relationships, are relatives of the record holder of such shares, or who own 10% of the equity securities of any corporate record holder of shares, or who have an agreement or arrangement with the record holder regarding the acquisition, disposition or voting of such shares (we refer to these persons collectively as “Associates”). A “group”, when used to indicate those additional persons whose shares of Nuveen Class A common stock are beneficially owned by a person, includes the person, any Associate of the person, any additional person whose stock is beneficially owned by the person or the Associate of the person, and all persons that jointly file a statement of beneficial ownership pursuant to Section 13(d) of the Exchange Act, irrespective of any disclaimers of beneficial ownership. An exception to this definition of group is that any qualified savings, profit sharing, stock bonus or employee stock ownership plan which holds shares of Nuveen Class A common stock on behalf of participating employees of the Company, and provides the employees with the right to instruct the trustee how to vote the shares with respect to all matters submitted to stockholders for voting, is not be deemed to be a “group” and the participating employees are not be deemed to be a “group” solely because of their participation in the plan. The 20% limitation could be deemed to have an anti-takeover effect and to make changes in management more difficult.
      The Certificate provides that “Business Transactions” (which is defined in the Certificate as certain mergers, acquisitions and asset sales) between us and a “Related Person” (which is defined in the Certificate as a stockholder beneficially owning not less than 10% of the outstanding common stock other than a holder of Nuveen Class B common stock) must either

•	receive approval of our board of directors as presently constituted, with any additional persons as present members may nominate or elect, or

•	receive the affirmative vote of not less than 85% of the outstanding common stock (without regard to the 20% voting limitation described in the preceding paragraph).
The 85% voting requirement may be reduced to the majority vote of the outstanding shares of common stock required by Delaware corporate law if

•	the Business Transaction is a merger, consolidation or sale of all or substantially all of our assets,

•	the Related Person is willing to pay our stockholders the highest price the Related Person paid for any common stock while a Related Person, and

•	the Related Person complies with other provisions to protect stockholders set forth in the Certificate, including not causing any material change in our business or our capital structure and not receiving certain financial benefits from us other than proportionate benefits as a stockholder.

Conversion of Nuveen Class B common stock
      The Certificate provides that the shares of Nuveen Class B common stock may be converted into shares of Nuveen Class A common stock at any time by the holder thereof at the rate of one share of Nuveen Class A common stock for each share of Nuveen Class B common stock so converted, and are nontransferable (except between the holder and a wholly-owned subsidiary of the holder or a company that has a 100% beneficial interest in the holder) unless first converted. Shares of Nuveen Class B common stock that are not transferred in compliance with the Certificate’s restrictions on transfer will be automatically converted into shares of Nuveen Class A common stock upon transfer. The Certificate also provides that on the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 10% or less of the aggregate number of outstanding shares of common stock, all of the outstanding shares of Nuveen Class B common stock shall be automatically converted into shares of Nuveen Class A common stock at the rate of one share of Nuveen Class A common stock for each share of Nuveen Class B common stock.

Board of Directors
      The Certificate provides that the number of members of our board of directors shall be fixed from time to time by or as set forth in our by-laws, except that for so long as any Nuveen Class B common stock is outstanding the number of directors shall not be less than ten and no proposed change to the number of members of our board of directors may take effect without the unanimous consent of the Class B Directors or the unanimous approval of the holders of the Nuveen Class B common stock. Our board of directors shall be nominated and elected every year as a single class for so long as the Nuveen Class B common stock is entitled to nominate and elect four Class B Directors. If at any time the Nuveen Class B common stock is not entitled to nominate and elect four Class B Directors, our board of directors shall be divided into three classes with terms of three years (except in the case of the Class B Directors who shall serve for one year terms), the terms of approximately one-third of the directors (other than the Class B Directors) expiring each year.
      For so long as the Nuveen Class B common stock is entitled to nominate and elect four Class B Directors, directors may be removed from office for any reason by the affirmative vote of the holders of a majority of the then outstanding shares of common stock entitled to vote, voting together as a single class. Exceptions to this are that Class B Directors may only be removed from office without cause by the affirmative vote of 80% of the then outstanding shares of Nuveen Class B common stock, and Class B Directors may only be removed from office with cause by the affirmative vote of 80% of the then outstanding shares of common stock entitled to vote, voting together as a single class. Once our board of directors has been divided into three classes, directors may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the then outstanding shares of common stock, voting together as a single class. An exception to this is that any remaining Class B Directors may be removed from office without cause by the affirmative vote of 80% of the then outstanding shares of Nuveen Class B common stock.
      These provisions may have the effect of making it more difficult to change the composition of our board of directors.
      Holders of the Nuveen Class B common stock are entitled to nominate and elect

•	four board members for so long as the Nuveen Class B common stock represents at least 20% of all outstanding shares of common stock,

•	two board members for so long as the Nuveen Class B common stock represents at least 15% but less than 20% of all outstanding shares of common stock and

•	one board member for so long as the Nuveen Class B common stock represents less than 15% but greater than 10% of all outstanding shares of common stock.

      The Certificate provides that for so long as the Nuveen Class B common stock is entitled to nominate and elect at least one board member, the unanimous vote of Class B Directors is required to approve any issuance of preferred stock. Also, for so long as the Nuveen Class B common stock is entitled to nominate and elect four board members, the unanimous vote of Class B Directors is required to approve any new issuance of the Nuveen Class A common stock, except in connection with the issuance of shares upon the conversion of shares of Nuveen Class B common stock, and shares issued in connection with employee compensation plans approved by our board of directors.

Amendment of By-laws and Certificate of Incorporation
      The Certificate provides that our board of directors is authorized to adopt, amend or repeal our by-laws. However, for so long as the holders of Nuveen Class B common stock are entitled to nominate and elect at least one Class B Director, no change to our by-laws by our board of directors may take effect unless unanimously approved by the Class B Directors or the holders of the Nuveen Class B common stock. Also, for so long as holders of Nuveen Class B common stock are entitled to elect at least one Class B Director, no change to our by-laws submitted to stockholders for approval may take effect without the unanimous approval of the holders of the Nuveen Class B common stock. In addition, from and after the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 49.9% or less of the aggregate number of outstanding shares of common stock, any change to our by-laws by the stockholders requires the approval of the holders of at least 80% of the common stock entitled to vote, voting together as a single class.
      The Certificate provides that it may only be amended with the unanimous written consent of the holders of the Nuveen Class B common stock or approval of the Class B Directors for so long as the holders of the Nuveen Class B common stock are entitled to elect at least one Class B Director. In addition, from and after the first date on which the number of outstanding shares of Nuveen Class B common stock constitutes 49.9% or less of the aggregate number of outstanding shares of common stock, certain provisions of the Certificate (including the restrictions on issuance of preferred stock, conversion of Nuveen Class B common stock, the 20% voting limitation with respect to the Nuveen Class A common stock and amendments to our by-laws and the Certificate) may only be amended by the affirmative vote of holders of 80% of the common stock entitled to vote, voting together as a single class.
      These provisions could be deemed to have an anti-takeover effect and to make changes in management more difficult.

Transfer Agent and Registrar
      The Bank of New York is the transfer agent, registrar and dividend disbursing agent for Nuveen Class A common stock.
Debt Securities
      We may issue debt securities under one or more indentures between us and a trustee chosen by us that is qualified to act as such under the Trust Indenture Act. The indentures may be amended or supplemented from time to time and are governed by the Trust Indenture Act. The prospectus supplement for each series of debt securities will state the name of the trustee for such series.
      The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto. We will file the indentures and any supplements thereto as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading “Where You Can Find More Information”. References below to an “indenture” are references to the applicable indenture under which a particular series of debt securities is issued.

Terms of the Debt Securities
      Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of or premium on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable, the method for calculating the interest rate and the record date for the interest payable on any payment date;

•	the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any United States income tax consequences;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	any listing on a securities exchange;

•	any right or obligation of holders of the debt securities to convert them into or exchange them for Nuveen Class A common stock or our preferred stock or other securities issued by us or third parties and the terms of any such conversion or exchange; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Events of Default and Remedies
      An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

•	our default for 30 days in payment of any installment of interest or sinking fund payment on any debt security of that series;

•	default by us in the observance or performance of certain covenants in the indenture or applicable supplemental indenture relating to that series and, with respect to certain of those covenants, we have not cured such default after 60 days’ notice;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.
      The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.
      If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately, together with all accrued and unpaid interest and premium, if any. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of the debt securities of that series. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.
      The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.
Defeasance
      We may terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

      In addition, if there is a change in applicable tax law or we receive an appropriate Internal Revenue Service letter ruling, we may terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.
Transfer and Exchange
      A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.
Amendment, Supplement and Waiver
      Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•	appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	maintain the qualification of the indenture under the Trust Indenture Act;

•	secure any series of debt securities; or

•	make any change that does not adversely affect the legal rights of any holder of debt securities.
      With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal or in respect of a covenant or provision that cannot be modified or amended without the consent of the holders of the debt securities of that series. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.
      Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter or waive any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security, or interest or premium thereon, payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•	modify the rights of holders to receive payment of principal and interest with respect to any debt security or to bring suit to enforce such payment;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.
      The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.
Concerning the Trustee
      In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The laws of the State of New York will govern the indenture and the debt securities.
Warrants
General
      We may issue warrants to purchase debt securities, preferred stock, Nuveen Class A common stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued by us independently or together with any other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
      The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the relevant warrant agreement.
      The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	if applicable, the currency or currencies investors may use to pay for the warrants;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, to be delivered to warrantholders upon exercise of the warrants;

•	if applicable, the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities or other rights purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Purchase Contracts
      We may issue purchase contracts for the purchase or sale of:

•	shares of Nuveen Class A common stock or preferred stock or our debt securities, or debt or equity securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.

      The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, currencies or commodities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not and whether holders thereof are required to secure their obligations in a specified manner;

•	whether we may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies;

•	the methods by which the holders may purchase or sell such securities, currencies or commodities;

•	whether the purchase contracts requires us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and whether those payments may be unsecured or prefunded on some basis;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such purchase contracts.
Units
      We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.
      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

Plan of Distribution
Method of Sale
      We and the Selling Stockholder may sell the securities being offered under this prospectus directly to other purchasers, or to or through underwriters, broker-dealers or agents, in separate transactions or in a single transaction. To the extent required, the type and amount of securities that we propose to sell, the number of shares of Nuveen Class A common stock to be sold by the Selling Stockholder, the purchase price, the public offering price, the names of any underwriter, agent or dealer and any applicable commission, discount or concession with respect to a particular offering, any risk factors applicable to the securities we or the Selling Stockholder propose to sell, and any other material information about the offering and sale of the securities will be set forth in an accompanying prospectus supplement.
      The Selling Stockholder may be considered to be an underwriter, within the meaning of the Securities Act, with respect to any shares of Nuveen Class A common stock that it sells pursuant to this prospectus. If the Selling Stockholder is deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.
      Subject to the restrictions described in this prospectus, the securities being offered under this prospectus may be sold from time to time in any of the following ways:

•	The securities may be sold through a broker or brokers, acting as principals or agents. Agents designated by us or the Selling Stockholder from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell the Nuveen Class A common stock as agent but may position and resell the block as principal to facilitate the transaction. The Nuveen Class A common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from us or the Selling Stockholder and/or the purchasers of the Nuveen Class A common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

•	The securities may be sold on any national securities exchange or quotation service on which the Nuveen Class A common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

•	The securities may be sold in private sales directly to purchasers.

•	We or the Selling Stockholder may enter into derivative transactions or forward sale agreements on shares of Nuveen Class A common stock with third parties. In such event, we or the Selling Stockholder may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the Selling Stockholder’s delivery obligation. The counterparties or third parties may borrow shares of Nuveen Class A common stock from us, the Selling Stockholder or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we or the Selling Stockholder may deliver shares of Nuveen Class A common stock to the counterparties that, in turn, the counterparties may deliver to us, the Selling Stockholder or third parties, as the case may be, to close out the open borrowings of Nuveen Class A common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

•	The Selling Stockholder may also sell its shares of Nuveen Class A common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in conjunction with those sales.

•	We may also issue and sell mandatorily exchangeable securities to be settled in shares of Nuveen Class A common stock, and this prospectus may be delivered in conjunction with those sales. In connection with such offering, we may enter into a forward sale agreement with the Selling Stockholder pursuant to which the Selling Stockholder may deliver to us shares of Nuveen Class A common stock. Upon settlement of the mandatorily exchangeable securities, we would deliver shares of Nuveen Class A common stock to the holders thereof. In turn, upon settlement of the forward sale agreement, we may receive shares of Nuveen Class A common stock from the Selling Stockholder.
      Subject to the restrictions contained in any escrow and security arrangements for shares of Nuveen Class A common stock (and the proceeds from the sale of such shares) subject to those arrangements, we or the Selling Stockholder and the underwriters and other third parties may engage in derivative or hedging transactions involving the securities or other securities not covered by this prospectus in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivative or hedging transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In order to facilitate these transactions, we or the Selling Stockholder may enter into derivative transactions or security lending or repurchase agreements with the third parties. If the applicable prospectus supplement indicates, the underwriters or third parties may use securities pledged by us or the Selling Stockholder or borrowed from us, the Selling Stockholder or others in short sale transactions or to close out any related open borrowings of stock, and may use securities received from us or the Selling Stockholder in settlement to close out any related open borrowings of stock. A third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
      Subject to the restrictions contained in any escrow and security arrangements for shares of Nuveen Class A common stock (and the proceeds from the sale of such shares) subject to those arrangements, we or the Selling Stockholder may also loan or pledge the Nuveen Class A common stock and the borrower or pledgee may sell the Nuveen Class A common stock as loaned or upon a default may sell or otherwise transfer the pledged Nuveen Class A common stock. Such borrower or pledgee may also transfer its short position to investors in our securities or the Selling Stockholder’s securities or in connection with the offering of other securities not covered by this prospectus.
      Nuveen Class A common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold by the Selling Stockholder under Rule 144 rather than pursuant to this prospectus.
      We and the Selling Stockholder respectively reserve the right to accept and, together with our respective agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.
      If we or the Selling Stockholder use any underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. We or the Selling Stockholder will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

      If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the Selling Stockholder may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
      If the prospectus supplement so indicates, we or the Selling Stockholder will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us or the Selling Stockholder at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.
      Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.
      In order to comply with securities laws in certain jurisdictions, the securities being offered by this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.
Timing and Price
      Subject to the restrictions described in this prospectus, the securities being offered under this prospectus may be sold from time to time. There is no assurance that either we or the Selling Stockholder will sell or dispose of any securities.
      We and the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of our respective purchases and sales of Nuveen Class A common stock.
      The securities offered hereunder may be sold at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and purchasers and/or dealers (who may receive fees or commissions in connection therewith).
Proceeds, Commissions and Expenses
      The aggregate proceeds to us or the Selling Stockholder from the sale of securities offered by the relevant party under this prospectus will be the purchase price of such securities less discounts, concessions and commissions, if any. Nuveen will not receive any proceeds from the sale of Nuveen Class A common stock by the Selling Stockholder.
      The Selling Stockholder will be responsible for payment of commissions, concessions and discounts of dealers or agents arising from the sale of any Nuveen Class A common stock sold by it hereunder. The Selling Stockholder will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes, brokerage commissions, discounts or commissions arising from the sale of any Nuveen Class A common stock sold by it hereunder. The Selling Stockholder will also pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.
      Under a registration rights agreement, Nuveen and the Selling Stockholder have each agreed to indemnify the other, and Nuveen has agreed to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of Nuveen Class A common stock, against certain liabilities, including certain liabilities arising under the Securities Act. We or the Selling Stockholder may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of securities against certain liabilities, including liabilities arising under the Securities Act, or to provide contribution with respect to payments which such agents, dealers, broker-dealers or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, broker-dealers and underwriters may be customers of, engage in transactions with, or perform services for us or the Selling Stockholder in the ordinary course of business.
Legal Matters
      Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.
Experts
      The consolidated balance sheets of Nuveen as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in common stockholders’ equity, and cash flows for each of the three years ended December 31, 2004, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.
Where You Can Find More Information
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you free of charge at the SEC’s website at www.sec.gov.
      As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we subsequently file with the SEC will automatically update this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial condition.

1.	Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005.

2.	Current Reports on Form 8-K filed on January 19, 2005; January 21, 2005; and February 4, 2005 (other than those portions furnished under Item 2.02 or 7.01).

3.	The description of our capital stock contained in our Registration Statement on Form 8-A, filed April 27, 1992, and any amendments or reports filed for the purpose of updating that description.
      All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is part and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to the termination of the offering are incorporated by reference into this prospectus.
      You may request free copies of these filings by writing or telephoning us at the following address:
Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, IL 60606
(312) 917-7700
Attention: Corporate Secretary
      Information contained on our website is not part of this prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus and, with respect to material incorporated herein by reference, the dates of such referenced material.